NATIONAL
                                   MASTER
                              FREIGHT AGREEMENT


                                  Covering
                                OVER-THE-ROAD
                                     and
                                LOCAL CARTAGE
                            EMPLOYEES OF PRIVATE,
                            COMMON, CONTRACT AND
                           LOCAL CARTAGE CARRIERS



                              For the Period of
                                APRIL 1, 1994
                                   through
                               MARCH 31, 1998

                              TABLE OF CONTENTS



ARTICLE 1. PARTIES TO THE AGREEMENT                                       2
     Section 1. Employers Covered                                         2
     Section 2. Unions Covered                                            2
     Section 3. Transfer of Company Title or Interest                     2

ARTICLE 2. SCOPE OF AGREEMENT                                             4
     Section 1. Master Agreement                                          4
     Section 2. Supplements to Master Agreement                           4
     Section 3. Non-covered Units                                         5
          Card Check                                                      5
          Additions to Operations: Over-The-Road and Local
            Cartage Supplemental Agreements                               6
     Section 4. Single Bargaining Unit                                    6
     Section 5. Riders                                                    7

ARTICLE 3. RECOGNITION, UNION SHOP AND CHECKOFF                           7
     Section 1. Recognition                                               7
          Union Shop                                                      8
          Hiring                                                          9
          State Law                                                       9
          Agency Shop                                                     9
          Savings Clause                                                 10
          Employer Recommendation                                        10
          Future Law                                                     11
          No Violation of Law                                            11
     Section 2. Probationary and Casual Employees                        11
          (a) Probationary Employees                                     11
          (b) Casual Employees                                           12
     Section 3. Checkoff                                                 15
     Section 4. Work Assignments                                         17
     Section 5                                                           17
     Section 6. Electronic Funds Transfer                                17

ARTICLE 4. STEWARDS                                                      17

ARTICLE 5                                                                19
     Section 1. Seniority Rights                                         19
     Section 2. Mergers of Companies-General                             19
          Active Seniority List                                          20

          Layoff Seniority List                                          20
          Temporary Authority                                            21
          Purchase of Rights                                             21
          Exclusive Cartage Operations                                   22
          Committee Authority                                            23
     Section 3. Intent of Parties                                        23
     Section 4. Equipment Purchases                                      23
          Highest Rates Prevail                                          23
          Cutting Seniority Board                                        24
          Posting Seniority List                                         24
     Section 5. Work Opportunity                                         24
     Section 6. Dock Operations                                          25

ARTICLE 6                                                                26
     Section 1. Maintenance of Standards                                 26
          Local Standards                                                27
          Individual Employer Standards                                  27
          General                                                        28
     Section 2. Extra Contract Agreements                                28
     Section 3. Workweek Reduction                                       29
     Section 4. New Equipment                                            29

ARTICLE 7. LOCAL AND AREA GRIEVANCE MACHINERY                            30
     Section 1                                                           30
     Section 2. Grievant's Bill of Rights                                30
     Section 3                                                           32
     Section 4                                                           32



ARTICLE 8. NATIONAL GRIEVANCE PROCEDURE                                  32
     Section 1                                                           32
     Section 2                                                           34
     Section 3 Work Stoppages                                            36
     Section 4                                                           37
     Section 5                                                           41
     Section 6. Change of Operations                                     42
          Change of Operations Committee                                 42
          Change of Operations Committee Procedure                       43
          Moving Expenses                                                44
          Change of Operations Seniority                                 45
          Closing, Partial Closing of Terminals-Transfer of Work..       45
          Closing of Terminals-Elimination of Work                       47

          Layoff                                                         48
          Opening of Terminals                                           48
          Definition of Terms                                            49
          Qualifications                                                 49
          Intent of Parties                                              49
     Section 7                                                           50

ARTICLE 9. PROTECTION OF RIGHTS                                          50
     Section 1. Picket Lines: Sympathetic Action                         50
     Section 2. Struck Goods                                             50
     Section 3                                                           51
     Section 4                                                           51

ARTICLE 10. LOSS OR DAMAGE                                               52
     Section 1                                                           52
     Section 2                                                           52

ARTICLE 11. BONDS AND INSURANCE                                          53

ARTICLE 12. UNIFORMS                                                     53

ARTICLE 13. PASSENGERS                                                   54

ARTICLE 14. COMPENSATION CLAIMS                                          54
     Section 1. Compensation Claims                                      54
     Section 2. Modified Work                                            55
     Section 3                                                           60

ARTICLE 15. MILITARY CLAUSE                                              60

ARTICLE 16. EQUIPMENT AND SAFETY                                         61
     Preamble                                                            61
     Section 1. Safe Equipment                                           61
     Section 2. Dangerous Conditions                                     62
     Section 3. Accident Reports                                         62
     Section 4. Equipment Reports                                        62
     Section 5. Qualifications on Equipment                              63
     Section 6. Equipment Requirements                                   63
     Section 7. National Safety and Health Committee                     69
     Section 8. Hazardous Materials Program                              69
     Section 9. Union Liability                                          70
     Section 10. Government Required Safety & Health Reports             70

ARTICLE 17. PAY PERIOD                                                   70

ARTICLE 18. OTHER SERVICES                                               71

ARTICLE 19. POSTING                                                      71
     Section 1. Posting of Agreement                                     71
     Section 2. Union Bulletin Boards                                    71

ARTICLE 20. UNION AND EMPLOYER COOPERATION                               71
     Section 1. Fair Days Work for Fair Days Pay                         71
     Section 2. Joint Industry Development Committee                     72
     Section 3                                                           73

ARTICLE 21. UNION ACTIVITIES                                             74

ARTICLE 22. OWNER-OPERATORS                                              74

ARTICLE 23. SEPARATION OF EMPLOYMENT                                     84

ARTICLE 24. INSPECTION PRIVILEGES AND EMPLOYER IDENTIFICATION            85

ARTICLE 25. SEPARABILITY AND SAVINGS CLAUSE                              85

ARTICLE 26. TIME SHEETS, TIME CLOCKS, AND VIDEO CAMERAS                  86
     Section 1. Time Sheets and Time Clocks                              86
     Section 2. Use of Video Cameras for Discipline and Discharge        86

ARTICLE 27. EMERGENCY REOPENING                                          87

ARTICLE 28. SYMPATHETIC ACTION                                           87

ARTICLE 29. SUBSTITUTE SERVICE                                           88
     Section 1. Piggyback Operations                                     88
     Section 2. Maintenance of Records                                   89
     Section 3. Intermodal Service                                       90
     Section 4. National Intermodal Committee                            93

ARTICLE 30.  JURISDICTIONAL DISPUTES                                     94

ARTICLE 31.  MULTI-EMPLOYER, MULTI-UNION UNIT                            94

ARTICLE 32. SUBCONTRACTING                                               95
     Section 1. Work Preservation                                        95
     Section 2. Diversion of Work - Parent or Subsidiary Companies       95
     Section 3. Subcontracting                                           95
     Section 4. Expansion of Operations                                  96
     Section 5                                                           98
     Section 6                                                           98

ARTICLE 33. COST-OF-LIVING (COLA)                                        98

ARTICLE 34. GARNISHMENTS                                                100

ARTICLE 35                                                              100
     Section 1. Employee's Bail                                         100
     Section 2. Suspension or Revocation of License                     100
     Section 3. Alcohol and Drug Use                                    101
          PREAMBLE                                                      101
          NMFA UNIFORM TESTING PROCEDURE                                102
     Section 4                                                          115

ARTICLE 36. NEW ENTRY (NEW HIRE) RATES                                  116
     Section 1. New Entry Rates                                         116
     Section 2. New Entry Rates (Effective October 1, 1994)             116



ARTICLE 37. NON-DISCRIMINATION                                          117

ARTICLE 38                                                              117
     Section 1. Sick Leave                                              117
     Section 2. Jury Duty                                               118
     Section 3. Family and Medical Leave Act                            118

ARTICLE 39. DURATION                                                    120

APPENDIX A - WAGE REDUCTION-JOB SECURITY PLAN GUIDELINES                124

                      NATIONAL MASTER FREIGHT AGREEMENT



                      COVERING OVER-THE-ROAD AND LOCAL



                        CARTAGE EMPLOYEES OF PRIVATE,



                         COMMON, CONTRACT AND LOCAL



                             CARTAGE CARRIERS :



                              for the period of



                    April 1, 1994 through March 31, 1998



                                  covering:

     operations in, between and over all of the states, territories and possessions of the United States, and operations into and out of all contiguous territory.



The _____________________________________ (Company or Association)
hereinafter referred to as the "EMPLOYER" and the TEAMSTERS NATIONAL FREIGHT INDUSTRY NEGOTIATING COMMITTEE representing Local Unions affiliated with the INTERNATIONAL BROTHERHOOD OF TEAMSTERS, and Local Union No. which Local Union is an affiliate of the INTERNATIONAL BROTHERHOOD OF TEAMSTERS, agree to be bound by the terms and conditions of this Agreement.

                                 ARTICLE 1.
                          PARTIES TO THE AGREEMENT

Section 1. Employers Covered

The Employer consists of Associations, members of Associations who have given authorization to the Associations to represent them in the negotiation and/or execution of this Agreement and Supplemental Agreements, and individual Employers who become signator to this Agreement and Supplemental Agreements as hereinafter set forth. The signator Associations enter into this Agreement and Supplemental Agreements as hereinafter set forth. The signator Associations represent that they are duly authorized to enter into this Agreement and Supplemental Agreements on behalf of their members under and as limited by their authorizations as submitted prior to negotiations.

Section 2. Unions Covered

The Union consists of any Local Union which may become a party to this Agreement and any Supplemental Agreement as hereinafter set forth. Such Local Unions are hereinafter designated as "Local Union." In addition to such Local Unions, the Teamsters National Freight Industry Negotiating Committee representing Local Unions affiliated with the International Brotherhood of Teamsters, hereinafter referred to as the "National Union Committee," is also a party to this Agreement and the agreements supplemental hereto.

Section 3. Transfer of Company Title or Interest

The Employer's obligations under this Agreement including Supplements shall be binding upon its successors, administrators, executors and assigns. The Employer agrees that the obligations of this Agreement shall be included in the agreement of sale, transfer or assignment of the business. In the event an entire active or inactive operation, or a portion thereof, or rights only, are sold, leased, transferred or taken over by sale, transfer, lease, assignment, receivership or bankruptcy proceedings, such operation or use of rights shall continue to be subject to the terms and conditions of this Agreement for the life thereof. Transactions covered by this

Article 1, Section 3

provision include stock sales or exchanges, mergers, consolidations, spin-offs or any other method by which a business is transferred.

It is understood by this Section that the signator Employer shall not sell, lease or transfer such run or runs or rights to a third party to evade this Agreement. In the event the Employer fails to require the purchaser, transferee, or lessee to assume the obligations of this Agreement, as set forth above, the Employer (including partners thereof) shall be liable to the Local Union (s) and to the employees covered for all damages sustained as a result of such failure to require the assumption of the terms of this Agreement until its expiration date, but shall not be liable after the purchaser, the transferee or lessee has agreed to assume the obligations of this Agreement. The obligations set forth above shall not apply in the event of the sale, lease or transfer of a portion of the rights comprising less than all of the signator Employer's rights to a nonsignator company unless the purpose is to evade this Agreement. Corporate reorganizations by a signatory Employer, occurring during the term of this Agreement, shall not relieve the signatory Employer or the re-organized Employer of the obligations of this Agreement during its term.

When a signator to this Agreement purchases rights from another signator, the provisions of Article 5 shall apply. The applicable layoff provisions of this Agreement shall apply.

The Employer shall give notice of the existence of this Agreement to any purchaser, transferee, lessee, assignee, or other entity involved in the sale, merger, consolidation, acquisition, transfer, spin-off, lease or other transaction by which the operation covered by this Agreement or any part thereof, including rights only, may be transferred. Such notice shall be in writing, with a copy to the Local Union, at the time the seller, transferor or lessor makes the purchase and sale negotiation known to the public or executes a contract or transaction as herein described, whichever first occurs. The Local Union shall also be advised of the exact nature of the transaction, not including financial details.
The term rights shall include routes and runs.

Article 2, Section 1

                                 ARTICLE 2.
                             SCOPE OF AGREEMENT


Section 1. Master Agreement

The execution of this National Master Freight Agreement on the part of the Employer shall apply to all operations of the Employer which are covered by this Agreement and shall have application to the work performed within the classifications defined and set forth in the Agreements supplemental hereto.

Section 2. Supplements to Master Agreement

     (a) There are several segments of the trucking industry covered by this Agreement and for this reason Supplemental Agreements are provided for each of the specific types of work performed by the various classifications of employees controlled by this Master Agreement.

All such Supplemental Agreements are subject to and controlled by the terms of this Master Agreement and are sometimes referred to herein as "Supplemental Agreements."

All such Supplemental Agreements are to be clearly limited to the specific classifications of work as enumerated or described in each individual Supplement.


     (b) The parties shall establish four (4) Conference Area Iron and Steel and/or Truckload Supplements to the National Master Freight Agreement.

The Employer and the Local Union, parties to this Agreement, may enter into an agreement whereby road drivers working under an Over-The-Road Supplemental Agreement have the opportunity to perform work covered by and subject to the above Conference Area Supplements, under conditions agreed upon. Such Supplement shall be submitted to the appropriate Conference Joint Area Committee.

     (c) The jurisdiction covered by the National Master Freight Agreement and its various Supplements thereto includes, without limitation, stuffing, stripping, loading and discharging of cargo or containers. This does not include loading or discharging of cargo

Article 2, Section 2

or containers to or from vessels except in those instances where such work is presently being performed. Existing practices, rules and understandings, between the Employer and the Union, with respect to this work shall continue except to the extent modified by mutual agreement.

Section 3. Non-covered Units

This Agreement shall not be applicable to those operations of the Employer where the employees are covered by a collective bargaining agreement with a Union not signatory to this Agreement, or to those employees who have not designated a signatory Union as their collective bargaining agent.

Card Check

     (a) When a majority of the eligible employees performing work covered by an Agreement designated by the National Negotiating Committee to be Supplemental to the National Master Freight Agreement execute a card authorizing a signatory Local Union to represent them as their collective bargaining agent at the terminal location, then, such employees shall automatically be covered by this Agreement and the applicable Supplemental Agreements. If an Employer refuses to recognize the Union as above set forth and the matter is submitted to the National Labor Relations Board or any mutually agreed upon process for determination, and such determination results in certification or recognition of the Union, all benefits of this Agreement and applicable Supplements shall be retroactive to the date of demand for recognition. In such cases the parties may by mutual agreement negotiate wages and conditions, subject to Conference Joint Area Committee approval.

The parties agree that a constructive bargaining relationship is essential to efficient operations and sound employee relations. The parties recognize that organizational campaigns occur in bargaining relationships and that both parties are free to accurately state their respective positions concerning the organization of certain groups of employees. However, the parties also recognize that campaigns must be waged on the facts only. Accordingly, the parties will not engage in any personal attacks against Union or Company representatives or attacks against the Union or Company as an institution during the course of any such campaign.

Article 2, Section 3

Additions to Operations: Over-The-Road and Local Cartage Supplemental
Agreements

     (b) Notwithstanding the foregoing paragraph, the provisions of the National Master Freight Agreement and the applicable Over-The-Road and Local Cartage Supplemental Agreements shall be applied without evidence of union representation of the employees involved, to all subsequent additions to, and extensions of, current operations which adjoin and are controlled and utilized as a part of such current operation, and newly established terminals and consolidations of terminals which are controlled and utilized as a part of such current operation.

If an Employer refuses to recognize the Union as above set forth and the matter is submitted to the National Labor Relations Board or any mutually agreed-upon process for determination, and such determination results in certification or recognition of the Union, all benefits of this Agreement and applicable Supplements shall be retroactive to the date of demand for recognition.

The provisions of Article 32 - Subcontracting, shall apply to this paragraph. Extensions or additions to current operations, etc., which adjoin and are controlled and utilized as part of such current operation shall be subject to the jurisdiction of the appropriate Change Of Operations Committee for the purpose of determining whether the provisions of Article 8, Section 6 - Change of Operations, apply and, if so, to what extent.

Section 4. Single Bargaining Unit

The employees, Unions, Employers and Associations covered under this Master Agreement and the various Supplements thereto shall constitute one (1) bargaining unit and contract. It is understood that the printing of this Master Agreement and the aforesaid Supplements in separate Agreements is for convenience only and is not intended to create separate bargaining units.

This National Master Freight Agreement applies to city and road operations, and other classifications of employment authorized by the signatory Employers to be represented by Employer Associations or Employers, where applicable, participating in national collective bargaining. The common problems and interest, with respect to basic terms and conditions of employment, have resulted in the cre-

Article 2, Section 4

ation of the National Master Freight Agreement and the respective Supplemental Agreements. Accordingly, the Associations and Employers, parties to this Agreement, acknowledge that they constitute a single national multi-employer collective bargaining unit, composed of the Associations named hereinafter and those Employers authorizing such associations to represent then for the purpose of collective bargaining, and solely to the extent of such authorization, and such other individual employers which have, or may, become parties to this Agreement.

Section 5. Riders

Upon the effective date of this Agreement, all existing or previously adopted Riders which provide less than the wages, hours, and working conditions specifically established by this Agreement and Supplemental Agreements shall become null and void. Thereafter, the specific provisions of this Agreement and applicable Supplemental Agreements shall apply without being subject to variance by Riders. This Section shall not be applied or interpreted to eliminate operational, dispatch, or working rules not specifically set forth in this Agreement and Supplemental Agreements.

                                 ARTICLE 3.
                         RECOGNITION, UNION SHOP AND
                                  CHECKOFF

Section 1. Recognition

     (a) The Employer recognizes and acknowledges that the Teamsters National Freight Industry Negotiating Committee and Local Unions affiliated with the International Brotherhood of Teamsters are the exclusive representatives of all employees in the classifications of work covered by this National Master Freight Agreement, and those Supplements thereto approved by the Joint National Negotiating Committees for the purpose of collective bargaining as provided by the National Labor Relations Act.

Subject to Article 2, Section 3 - Non-covered Units, this provision shall apply to all present and subsequently acquired over-the-road and local cartage operations and terminals of the Employer.

Article 3, Section 1

This provision shall not apply to wholly-owned and wholly independently operated subsidiaries which are not under contract with local IBT unions. "Wholly independently operated" means, among other things, that there shall be no interchange of freight, equipment or personnel, or common use, in whole or in part, of equipment, terminals, property, personnel or rights.

Union Shop

     (b) All present employees who are members of the Local Union on the effective date of this subsection or on the date of execution of this Agreement, whichever is the later, shall remain members of the Local Union in good standing as a condition of employment. "Member in good standing" means that an employee has paid his/her union dues and fees. All present employees who are not members of the Local Union and all employees who are hired hereafter shall become and remain members in good standing of the Local Union as a condition of employment on and after the thirty-first (31st) calendar day following the beginning of their employment or on and after the thirty-first (31st) calendar day following the effective date of this subsection or the date of this Agreement, whichever is the later. An employee who has failed to acquire, or thereafter maintain, membership in the Union as herein provided, shall be terminated seventy-two (72) hours after his/her Employer has received written notice from an authorized representative of the Local Union, certifying that membership has been, and is continuing to be, offered to such employee on the same basis as all other members and, further, that the employee has had notice and opportunity to make all dues or initiation fee payments. This provision shall be made and become effective as of such time as it may be made and become effective under the provisions of the National Labor Relations Act, but not retroactively.

For purposes of this Article, "present employees" and "employees who are hired hereafter" shall include "casual employees" as defined in Article 3,
Section 2 of this Agreement. Such "casual employees" will be required to join the Union prior to their employment on or after the thirty-first (31st) calendar day following their first (1st) day of employment for any Employer signatory to this Agreement.

Article 3, Section 1

Hiring

     (c) When the Employer needs additional employees, it shall give the Local Union equal opportunity with all other sources to provide suitable applicants, but the Employer shall not be required to hire those referred by the Local Union. Violations of this subsection shall be subject to the Grievance Committee.

Any employment examination for applicants must test skills or physical abilities necessary for performance of the work in the job classification in which the applicant will be employed. Violations of this subsection shall be subject to the Grievance Committee.

State Law

     (d) No provision of this Article shall apply in any state to the extent that it may be prohibited by state law. If under applicable state law additional requirements must be met before any such provisions may become effective, such additional requirements shall be first met.

Agency Shop

     (e) If any agency shop clause is permissible in any state where the provisions of this Article relating to the Union Shop cannot apply, the following Agency Clause shall prevail:

     (1) Membership in the Local Union is not compulsory. Employees have the right to join, not join, maintain, or drop their membership in the Local Union, as they see fit. Neither party shall exert any pressure on, or discriminate against, an employee as regards such matters.

     (2) Membership in the Local Union is separate, apart and distinct from the assumption by one of his/her equal obligation to the extent that he/she receives equal benefits. The Local Union is required under this Agreement to represent all of the employees in the bargaining unit fairly and equally without regard to whether or not an employee is a member of the Local Union. The terms of this Agreement have been made for all employees in the bargaining unit and not only for members in the Local Union, and this Agreement has been executed by the Employer after it has satisfied itself that the Local Union is the choice of a majority of the employees in the

Article 3, Section 1

bargaining unit. Accordingly, it is fair that each employee in the bargaining unit pay his/her own way and assume his/her fair share of the obligations along with the grant of equal benefits contained in this Agreement.

     (3)  In accordance with the policy set forth under subparagraphs (1) and
(2) of this Section, all employees shall, as a condition of continued employment, pay to the Local Union, the employee's exclusive collective bargaining representative, an amount of money equal to that paid by other employees in the bargaining unit who are members of the Local Union, which shall be limited to an amount of money equal to the Local Union's regular and usual initiation fees, and its regular and usual dues. For present employees, such payments shall commence thirty-one (31) days following the effective date or on the date of execution of this Agreement, whichever is the later, and for new employees, the payment shall start thirty-one (31) days following the date of employment.

Savings Clause

     (f) If any provision of this Article is invalid under the law of any state wherein this Agreement is executed, such provision shall be modified to comply with the requirements of state law or shall be renegotiated for the purpose of adequate replacement. If such negotiations shall not result in mutually satisfactory agreement, either party shall be permitted all legal or economic recourse.

Employer Recommendation

     (g) In those instances where subsection (b) hereof may not be validly applied, the Employer agrees to recommend to all employees that they become members of the Local Union and maintain such membership during the life of this Agreement, to refer new employees to the Local Union representative, and to recommend to delinquent members that they pay their dues since they are receiving the benefits of this Agreement.

Business agents shall be permitted to attend new employee orientations in right-to-work states. The sole purpose of the business agent's attendance is to encourage employees to join the Union.

Article 3, Section 1

Future Law

     (h) To the extent such amendment may become permissible under applicable federal and state law during the life of this Agreement as a result of legislative, administrative or judicial determination, all of the provisions of this Article shall be automatically amended to embody the greater Union security provisions contained in the 1947-1949 Central States Area Over-The-Road Motor Freight Agreement, or to apply or become effective in situations not now permitted by law.

No Violation of Law

     (i) Nothing contained in this Section shall be construed so as to require the Employer to violate any applicable law.

Section 2. Probationary and Casual Employees

     (a)  Probationary Employees

     (1) A probationary employee shall work under the provisions of this Agreement, but shall be employed on a trial basis as provided for in each Supplement.

     (2) During the probationary period, the employee may be terminated without further recourse; provided, however, that the Employer may not terminate the employee for the purpose of evading this Agreement or discriminating against Union members. A probationary employee who is terminated by the Employer during the probationary period and is then worked again at any time during the next full twelve (12) months at any of that Employer's locations within the jurisdiction of the Local Union covering the terminal where he/she first worked, except in those jurisdictions where the Local Union maintains a hiring hall or referral system, shall be added to the regular seniority list with a seniority date as of the date that person is subsequently worked. The rules contained in subsection (a) (2) are subject to provisions in the Supplements to the contrary.

     (3) Probationary employees shall be paid at the new hire rate of pay during the probationary period; however, if the employee is terminated by the Employer during such period, he/she shall be com-

Article 3, Section 2

pensated at the full contract rate of pay for all hours worked retroactive to the first (1st) day worked in such period.

     (4) The Union and the Employer may agree to extend the probationary period for no more than thirty (30) days, but the probationary employee must agree to such extension in writing-

     (b)  Casual Employees

     (1) A casual employee is an individual who is not on the regular seniority list and who is not serving a probationary period. A casual may be either a replacement casual or a supplemental casual as hereinafter provided. Casuals shall not have seniority status. Casuals shall not be discriminated against for future employment.

     (2) a. Replacement casuals may be utilized by an Employer to replace regular employees when such regular employees are off due to illness, vacation or other absence, except when an absence of a regular employee continues beyond three (3) consecutive months, a replacement casual shall not thereafter be used to fill such absence, unless the Employer and the Local Union mutually agree to the continued use of a replacement casual.

b. Where the Company is using casuals as vacation replacements for regular employees, and the Area Supplemental Agreement does not provide a method to add regular employees based on the use of casuals to replace vacation absence, the vacation schedules shall be broken into yearly quarters beginning January lst, and subsequent vacation quarters shall begin on April 1st, July 1st, and October lst thereafter.

Starting with the quarter beginning April, 1991, and continuing each quarter thereafter, the Employer shall add one (1) additional employee to the regular seniority list for each sixty-five (65) vacation replacement days worked by a casual during each vacation quarter.

The application of this formula shall not result in pyramiding.

New employees shall be placed on the respective seniority lists on the first
(lst) day of the following quarter unless there are employees in layoff status, in which case such new employees shall be placed on the respective seniority list at the time the laid-off employees are recalled from layoff status.

Article 3, Section 2

Employees shall first be added to the regular seniority list from the preferential list, if applicable. Thereafter, employees to be added to the regular seniority list shall be determined by the respective Supplement and shall be subject to the probationary provisions of that Supplement.

In the application of this formula, employees specifically designated under an appropriate reporting procedure to replace absence other than vacations shall not be included as vacation replacements. It is the intent of the parties, in the application of this formula, to add regular employees to the seniority list to replace employees on vacation where there is regular work opportunity for such additional employees.

The implementation of this provision may raise issues particular to a respective Supplemental Agreement. Failure to resolve the issues, such Supplemental Negotiating Committee may agree to waive this provision, or submit the disputed issues to the National Grievance Committee.

     (3) Supplemental casuals may be used to supplement the regular work force as provided for in each respective Supplement. Once the number of new employees to be added as required in the Supplement is determined, the Employer must initiate the processing of the new probationary employees immediately, and complete such processing as provided for in the Supplements.

     (4) Unless waived in writing by any Joint Supplemental Negotiating Committee, all Supplements shall provide for a preferential casual hiring list and shall provide the qualifications for placement on such list.
Casuals on the preferential hiring list shall be offered available extra work and future regular employment in seniority order by classification as among themselves. A preferential casual employee's seniority date shall be the date he/she becomes a regular employee; and such employee shall not be subject to any probationary period.

Casual employees on the preferential hiring list shall have full access to the grievance procedure.

The provisions of Article 3, Section 3, shall apply to casual employees on the preferential hiring list who are paid on the regular payroll.

Local Unions employing an exclusive hiring hall under the terms of the Supplemental Agreement may petition the respective Joint Area

Article 3, Section 2

Supplemental Negotiating Committee for approval to waive this subparagraph
(4).

     (5) Casual road employees, where permitted by Supplemental Agreement, may only be used within the jurisdiction of their respective Conference Area and shall gain preferential status and/or regular seniority status as provided in the respective Supplement.

     (6) Any casual employee who declines regular employment shall be terminated without recourse and will not be used by the Employer for any further work.

     (7) The Employer agrees to give first opportunity for work as a casual employee to qualified laid-off employees from other Employers signatory to the NMFA. This provision shall not supersede an established order of call in the Supplemental Agreement. The Local Union will furnish to the Employer a list of the names, addresses, phone numbers and the jobs such employees are qualified to perform. The employee must be able to meet the hiring standards of the Employer. The employee must be able to report in compliance with the Employer's established call time procedure, and be able to furnish proof of such qualification for the work available.

Any employment examination for applicants must test skills or physical abilities necessary for performance of the work in the job classification in which the applicant will be employed. Violations of this subsection shall be subject to the Grievance Committee.

     (8) Fringe benefits will be paid on casuals in accordance with the terms of the Supplemental Agreement. Minimum daily guarantees will be governed by the respective Supplemental Agreement.

     (9) A monthly list of all casual and/or probationary employees used during that month shall be submitted to the Local Unions by the tenth (10th) day of the following month. Such list shall show:

     a.   the employee's name, address, and social security number;

     b.   the date worked;

     c. the classification of work per-formed each date, and the hours worked; and,

     d. the name, if applicable, of the employee replaced.

Article 3, Section 2

This list shall be compiled on a daily basis and shall be available for inspection by a Union representative and/or job shop steward.

     (c)  Employment Agency Fees

If employees are hired through an employment agency, the Employer is to pay the employment agency fee. However, if the Local Union was given equal opportunity to furnish employees under Article 3, Section (1) (c), and if the employee is retained through the probationary period, the fee need not be paid until the thirty-first (31st) day of employment.

Section 3. Checkoff

The Employer agrees to deduct from the pay of all employees covered by this Agreement the dues, initiation fees and/or uniform assessments of the Local Union having jurisdiction over such employees and agrees to remit to said Local Union all such deductions. Where laws require written authorization by the employee, the same is to be furnished in the form required. The Local Union shall certify to the Employer in writing each month a list of its members working for the Employer who have furnished to the Employer the required authorization, together with an itemized statement of dues, initiation fees (full or installment), or uniform assessments owed and to be deducted for such month from the pay of such member. The Employer shall deduct such amount within two (2) weeks following receipt of the statement of certification of the member and remit to the Local Union in one (1) lump sum within three (3) weeks following receipt of the statement of certification. The Employer shall add to the list submitted by the Local Union the names and Social Security numbers of all regular new employees hired since the last list was submitted and delete the names of employees who are no longer employed. Checkoff shall be on a monthly or quarterly basis at the option of the Union. The Local Union and Employer may agree to an alternative option to deduct Union dues bimonthly.

When an Employer actually makes a deduction for dues, initiation fees and assessments, in accordance with the statement of certification received from an appropriate Local Union, the Employer shall remit same no later than three
(3) weeks following receipt of the statement of certification and in the event the Employer fails to do so, the Employer shall be assessed ten percent (10%) liquidated

Article 3, Section 3

damages. All monies required to be checked off shall become the property of the entities for which it was intended at the time that such checkoff is required to be made. All monies required to be checked off and paid over to other entities under this Agreement shall become the property of those entities for which it was intended at the time that such payment or checkoff is required to be made.

Where an employee who is on checkoff is not on the payroll during the week in which the deduction is to be made, or has no earnings or insufficient earnings during that week, or is on leave of absence, the employee must make arrangements with the Local Union and/or the Employer to pay such dues in advance.

The Employer agrees to deduct from the paycheck of all employees covered by this Agreement voluntary contributions to DRIVE. DRIVE shall notify the Employer of the amounts designated by each contributing employee that are to be deducted from his/her paycheck on a weekly basis for all weeks worked.
The phrase "weeks worked" excludes any week other than a week in which the employee earned a wage. The Employer shall transmit to DRIVE National Headquarters on a monthly basis, in one (1) check, the total amount deducted along with the name of each employee on whose behalf a deduction is made, the employee's social security number and the amount deducted from that employee's paycheck. The International Brotherhood of Teamsters shall reimburse the Employer annually for the Employer's actual cost for the expenses incurred in administering the weekly payroll deduction plan.

The Employer will recognize authorization for deductions from wages, if in compliance with state law, to be transmitted to Local Union or to such other organizations as the Union may request if mutually agreed to. No such authorization shall be recognized if in violation of state or federal law. No deduction shall be made which is prohibited by applicable law.

In the event that an Employer has been determined to be in violation of this Article by the decision of an appropriate grievance committee, and if such Employer subsequently is in violation thereof after receipt of seventy-two
(72) hours' written notice of specific delinquencies, the Local Union may strike to enforce this Article. However, such strike shall be terminated upon the delivery there-

Article 3, Section 3

of. Errors or inadvertent omissions relating to individual employees shall not constitute a violation.

Upon written request of an employee, the Employer shall make payroll deductions for the purchasing of U. S. Savings Bonds.

Section 4. Work Assignments

The Employers agree to respect the jurisdictional rules of the Union and shall not direct or require their employees or persons other than the employees in the bargaining units here involved, to perform work which is recognized as the work of the employees in said units. This is not to interfere with bona fide contracts with bona fide unions.

Section 5.

The term "Local Union" as used herein refers to the IBT Local Union which represents the employees of the particular Employer for the purpose of collective bargaining at the particular place or places of business to which this Agreement and the Supplements thereto are applicable, unless by agreement of the Local Union involved, or a Change of Operations Committee, or a jurisdictional award under Article 30 herein, jurisdiction over such employees, or any number of them, has been transferred to some other Local Union, in which case the term Local Union as used herein shall refer to such other Local Unions. Nothing herein contained shall be construed to alter the multi-employer, multi-union unit or single contract status of this Agreement.

Section 6. Electronic Funds Transfer

If the Employer institutes an electronic funds transfer (EFT) system, employees may participate.

                                 ARTICLE 4.
                                  STEWARDS

The Employer recognizes the right of the Local Union to designate job stewards and alternates from the Employer's seniority list. The authority of job stewards and alternates so designated by the Local

Article 4

Union shall be limited to, and shall not exceed, the following duties and activities:

     (a) The investigation and presentation of grievances with his/her Employer or the designated company representative in accordance with the provisions of the collective bargaining agreement;

     (b) The collection of dues when authorized by appropriate Local Union action;

     (c) The transmission of such messages and information, which shall originate with and are authorized by the Local Union or its officers, provided such message and information;

     (1)  have been reduced to writing; or,

     (2) if not reduced to writing, are of a routine nature and do not involve work stoppages, slowdowns, refusal to handle goods, or any other interference with the Employer's business.

When requested by the Union or the employee, there shall be a steward present whenever the Employer meets with the employee about grievances or discipline or to conduct investigatory interviews. If a steward is unavailable, the employee may designate a bargaining unit member who is available at the terminal at the time of the meeting to represent him/her. Meetings or interviews shall not begin until the steward or designated bargaining unit member is present. An employee who does not want a Union steward or available bargaining unit member present at any meeting or interview where the employee has a right to Union representation must waive Union representation in writing. If the Union requests a copy of the waiver, the Employer shall promptly furnish it.

Job stewards and alternates have no authority to take strike action, or any other action interrupting the Employer's business, except as authorized by official action of the Local Union. The Employer recognizes these limitations upon the authority of job stewards and their alternates, and shall not hold the Local Union liable for any unauthorized acts. The Employer in so recognizing such limitations shall have the authority to impose proper discipline, including discharge, in the event the job steward or his/her designated alternate has taken unauthorized strike action, slowdown or work stoppage in violation of this Agreement.

Article 4

The job steward, or his/her designated alternate, shall be permitted reasonable time to investigate, present and process grievances on the company property without loss of time or pay during his/her regular working hours without interruption of the Employer's operation by calling group meetings; and where mutually agreed to by the Local Union and the Employer, off the property or other than during his/her regular schedule without loss of time or pay. Such time spent in handling grievances during the job steward's or his/her designated alternate's regular working hours shall be considered working hours in computing daily and/or weekly overtime if within the regular schedule of the job steward. "

The job steward, or his/her designated alternate, shall be permitted reasonable time off without pay to attend Union meetings called by the Local Union. The Employer shall be given twenty-four (24) hours' prior notice by the Local Union.

ARTICLE 5.

Section 1. Seniority Rights

     (a) The application of seniority which has been accrued herein shall be established in the Supplemental Agreements.

     (b) Seniority shall be broken only by discharge, voluntary quit, retirement, or more than a five (5)-year layoff.

     (c)  This Section shall apply to all Supplemental Agreements.

Section 2. Mergers of Companies-General

     (a) In the event the Employer is a party to a merger of lines, seniority of the employees who are affected thereby shall be determined by mutual agreement between the Employer and the Local Unions involved.

In the application of this Section, it is immaterial whether the transaction is called a merger, purchase, acquisition, sale, etc. Further, it is also immaterial whether the transaction involves merely the purchase of stock of one (1) corporation by another, with two (2) separate corporations continuing in existence.

Article 5, Section 2

     (b) If such merger of companies results in the combination of terminals or over-the-road operations, a change of operation shall be submitted to the Co-Chairmen of the National Grievance Committee for assignment to an appropriate Change of Operations Committee established pursuant to Article 8,
Section 6. The Change of Operations Committee shall retain jurisdiction for one (1) year after the effective date of the Committee decision and shall have the authority to amend its decision in the event of a substantial change in the amount of work to be performed at the terminals or over-the-road operations which were combined.

Combining of Terminals or Operations as a Result of Merger of Companies

     (c) In the application of this Section, when terminals or operations of two (2) or more companies are combined, as referred to above, the following general rules shall be applied by the Employer and the Local Unions, which general rules are subject to modification pursuant to the provisions of
Section 4 of this Article:

Active Seniority list

(1) The active employee seniority rosters (excluding those employees on letter of layoff) shall be "dovetailed" by appropriate classification (i.e., road or city) in the order of each employee's full continuous classification (road or city) seniority date that the employee is currently exercising. (The term "continuous classification seniority" as used herein is defined as that seniority which the employee is currently exercising and has not been broken in the manner provided in Section 1 of this Article or by voluntary changes in domicile not directed, approved or ordered by a Change of Operations Committee.) The active "dovetailed" seniority roster shall be utilized first and until exhausted to provide employment at such combined terminal or operational location.

Active Seniority List

(2) In addition, the inactive seniority rosters (employees who are on letter of layoff) shall be similarly "dovetailed" by appropriate classification. If additional employees are required after the active list is exhausted, they shall be recalled from such inactive

Article 5, Section 2

seniority roster and after recall such employees shall be "dovetailed" into the active seniority roster with their continuous classification (road or city) seniority dates they are currently exercising which shall then be exercised for all purposes. Seniority rosters previously combining job classifications shall be continued unless otherwise agreed.

Temporary Authority

     (d) Where only temporary authority is granted in connection with any of the transactions described above, then separate seniority lists shall continue only when terminals or operations are not merged, unless otherwise agreed. The Employer which is to survive will assume the obligations of both collective bargaining agreements during the period of the temporary authority.

In the event of temporary merger of operations which are contingent upon approval by regulatory agencies or on other stated conditions, the seniority of the involved employees shall continue to accrue with their original Employer during the period of temporary merger, so that if there is no final consummation of the merger, the seniority of such employees shall be continued with their respective employers. However, if, on the failure of final consummation and dissolution of the merger, one of the parties to the proposed merger discontinues the operations which were subject to such merger, the employees of such Employer shall be granted seniority rights for all purposes with the other Employer only for the period of time they were employed in such temporary merged operations.

Purchase of Rights

     (e) If a merger, purchase, acquisition, sale, etc., constitutes merely the acquisition of permits or rights, without the purchase or acquisition of equipment or terminals, and/or without the consolidation of terminals or operations, or in the event of the purchase of rights during bankruptcy proceedings, the following shall apply:

Where the purchasing company has a terminal operation at the domicile of the employees of the seller, the employees of the selling company shall be placed on a master seniority list, and the purchasing company or companies shall hire, after recall of the purchasing company's employees from layoff, such employees as needed

Article 5, Section 2

for regular employment within the first twelve (12)-calendar months after purchase or acquisition of permits and/or rights, and they shall be dovetailed with full seniority. If an employee refuses a bona fide offer of regular work opportunity with any of the purchasing companies, his/her name shall be removed from the list. No employee hired under this provision shall be required to serve a probationary period. After the expiration of the aforementioned twelve (12)-calendar month period, the purchaser shall have no further obligation to the employees of the seller.

However, if the purchasing or acquiring company does not have and/or continue a terminal or operation at the domicile of the employees of the seller, resulting in their layoff, such Employer shall place the laid-off employees on a master seniority list and such Employer shall, if and when additional regular employees are required, within a twelve (12)-calendar month period after purchase or acquisition, and providing its employees on layoff have been recalled, offer employment to such laid-off employees at the terminal locations or operations to which the work has been transferred. Any such laid-off employees accepting transfer shall be dovetailed in accordance with their terminal seniority for work purposes, including layoff, and holding company seniority for all fringes. If an employee refuses a bona fide offer of regular work opportunity with any of the purchasing companies, his/her name shall be removed from the list. No employee hired under this provision shall be required to serve a probationary period. After the expiration date of the aforementioned twelve (12)-calendar month period, the purchaser shall have no further obligation to the employees of the seller. The transferring employee shall be responsible for lodging and moving expenses.

Exclusive Cartage Operations

(f) If in connection with the transactions described in these rules the successor Employer determines to discontinue the use of a local cartage company, the employees of that local cartage company who have worked exclusively on the pickup and delivery service which is retained by the successor Employer shall be given the opportunity to continue to perform such service as an employee of such successor Employer, and shall have their seniority "dovetailed" as described in the above rules.

Article 5, Section 2

Committee Authority

     (g) Area and/or State Committees created pursuant to Local Supplements which have previously established rules of seniority, not contrary to the provisions of such Supplements, and approved by the Joint Area Committee, may continue to apply such rules if such rules are reduced to writing.

Section 3. Intent of Parties

     (a) The parties acknowledge that the above rules are intended solely as general standards and further that many factual situations will be presented which necessitate different application, modification or amendment. Accordingly, the parties acknowledge that questions of the application of seniority rights may arise which require different treatment and it is anticipated and understood that the Employers and Unions jointly involved and/or the respective grievance committees may mutually agree to such disposition of questions of seniority which in their judgment is appropriate under the circumstances.

     (b) In all instances, the disposition of questions involving the application of seniority rights made by the parties pursuant to this Section may be presented to the appropriate grievance committees provided herein whose decisions shall be final and binding.

Section 4. Equipment Purchases

     (a) The Employer shall not require as a condition of continued employment, that an employee purchase truck, tractor and/or tractor and trailer or other vehicular equipment, or that any employees purchase or assume any proprietary interest or other obligation in the business, except as referred to in Article 6, Section 2. The requirements of this provision shall be maintained during the renegotiation of this Agreement unless either party has terminated the Agreement in the manner provided.

Highest Rates Prevail

     (b) If the minimum wage, hours and working conditions in the Company absorbed differ from those minimums set forth in this

Article 5, Section 4

Agreement and Supplements thereto, the higher of the two shall remain in effect for the employees so absorbed.

Cutting Seniority Board

     (c) The Union reserves the right to cut the road seniority board when the average weekly earnings fall to seven hundred dollars ($700.00) or less. This is not to be construed as imposing a limitation on earnings. After the Union notifies the Employer to cut the board and in the event that Employer refuses, the Union shall immediately submit the matter to the grievance procedure. In determining whether average weekly earnings will fall to seven hundred dollars ($700.00) or less, only the earnings of the lower twenty-five percent (25%) of the drivers on the seniority board, counting from the bottom up, shall be considered. The average shall be calculated for the thirty (30)- day period preceding the Union's original request. After such calculation is made, the average earnings of the drivers for the top seventy-five percent (75%) of the seniority board must also average more than seven hundred dollars ($700.00) per week, or layoff shall be made in accordance with seniority. The above provisions shall also apply to extra board for sleeper drivers exclusively.

Posting Seniority list

     (d) The Employer shall give the Local Union a seniority list at least every six (6) months. The Employer shall also post a seniority list at least once every six (6) months and shall maintain a current seniority roster at the terminal. Protest of any employee's seniority date or position on such list must be made in writing to the Employer within thirty (30) days after such seniority date or position first appears, and if no protests are timely made the dates and positions posted shall be deemed correct. Any such protest which is timely made may be submitted to the grievance procedure.

Section 5. Work Opportunity

Over-the-road employees, who are on letter of layoff, shall be given an opportunity to transfer to permanent over-the-road employment (prior to the employment of new hires) occurring at other over-the-road domiciles of the Employer located within the Conference area provided they notify the Employer in writing of their interest in a

Article 5, Section 5

transfer opportunity. The offer of transfer will be made in the order of continuous over-the-road seniority of the laid-off drivers domiciled within the Conference area. The Employer shall be required to make additional offers of transfer to an employee who has previously rejected a transfer opportunity provided the employee again notifies the Employer in writing of his/her continued interest in additional transfer opportunities. However, the Employer will only be required to make one transfer offer in any six (6) calendar month period. Any employee accepting such offer shall be employed as a "new hire" and shall be placed at the bottom of the seniority board for bidding and layoff purposes, but shall retain company seniority for fringe benefits only. A transferring employee shall pay his/her own moving expenses and shall, upon reporting to such new domicile, be deemed to have relinquished his/her right to return with seniority to the domicile from which he/she transferred.

Section 6. Dock Operations

The Rule of Forty (40) and Out shall apply to PURE DOCK WORK ONLY for the life of the contract and shall operate as follows:

     (a) The employer's obligation to each full-time regular employee ("regular employee") is to satisfy the daily and/or weekly guarantee as set forth in a bid under the applicable Supplemental Agreement. It is understood that a weekly guarantee under a supplement may call for four (4) or five (5) punches depending upon whether the daily guarantee is eight (8) or ten (10) hours.

     (b) A regular employee who is assigned to or elects work on the dock for forty (40) straight-time hours during a work week, other than through a bid, is also subject to the Rule of Forty (40) and Out.

(c) No casual may work on the dock unless each regular employee who was on the seniority list as of March 31, 1994, and unless each regular employee added to the seniority list thereafter, has been offered an opportunity to work that day at the straight time rate of pay.

(d) The Employer is not obligated to offer any overtime work on the dock to any regular employee whose daily guarantee has been satisfied. If the Employer does offer daily overtime to regular employees, overtime must be offered in seniority order in accordance with the applicable Supplement.

Article 5, Section 6

     (e) Overtime offered to a regular employee after the guaranteed day shall not count toward the weekly guarantee. Example: An employee has a five
(5) day regular workweek. At the close of the fourth (4th) day, the employee has thirty-two (32) hours of regular time and four (4) hours of overtime.
The employee is guaranteed his/her fifth (5th) regular punch and at least forty-four (44) hours for the week. Example: An employee has a four (4) day regular workweek. At the close of the third (3rd) day, the employee has thirty (30) hours of regular time and ten (10) hours of overtime. The employee is guaranteed his/her fourth (4th) regular punch and at least fifty
(50) hours for the week.

     (f) The Employer is not obligated to offer a premium day punch for pure dock work to any regular employee after the weekly guarantee has been satisfied. The Employer's obligation, if any, to provide premium day work other than pure dock work is governed by the applicable Supplement. Example:
An employee has a five (5) day regular "work-week.  At the close of the fifth
(5th) day, the employee has earned the weekly guarantee. The Employer is not obligated to offer the employee a sixth (6th) or seventh (7th) day premium punch for pure dock work.

     (g) If all regular employees on the seniority list have worked at least forty (40) hours in a given work week, and if the Employer offers premium day work on the dock to regular employees, premium day work shall be offered on the basis of seniority as defined in the applicable Supplement.

     (h) A regular employee who has broken his/her daily or weekly guarantee shall not be entitled to claim any work occurring outside of the employee's regularly scheduled work week, except as may be provided by the applicable Supplement.

ARTICLE 6

Section 1. Maintenance of Standards

The Employer agrees, subject to the following provisions, that all conditions of employment in his/her individual operation relating to wages, hours of work, overtime differentials and general working conditions shall be maintained at not less than the highest stan-

Article 6, Section 1

dards in effect at the time of the signing of this Agreement, and the conditions of employment shall be improved whenever specific provisions for improvement are made elsewhere in this Agreement.

Local Standards

     (a)  The Local Unions and the Employer shall, within one hundred eighty
(180) days following ratification of this Agreement, identify and reduce to writing, and submit to the appropriate Conference Joint Area Committee, those local standards and conditions practiced under this Article. Those local standards and conditions previously practiced hereunder which are not so submitted shall be deemed to have expired.

The appropriate Conference Joint Area Committee shall, not later than ninety
(90) days following ratification, adopt a procedure to consider the disposition of the local standards and conditions submitted including the right to appoint a subcommittee to make recommendations. The Conference Joint Area Committee shall provide to the parties the opportunity to present their views. The Conference Joint Area Committee shall have the sole discretion to determine the disposition of the submitted local standards and conditions which determination shall be final and binding. However, if deadlocked, the matter shall be referred to the National Grievance Committee for decision which shall be final and binding.

Individual Employer Standards

     (b) Individual Employers may during the life of this Agreement file with the appropriate Conference Joint Area Committee and request review of those individual standards and conditions claimed or practiced under this Article which exceed the provisions of this Agreement and Supplemental Agreements.

The Conference Joint Area Committee shall develop a procedure to review the filing including the right to appoint a subcommittee to make recommendations. The Committee shall make every effort to adjust the matter. If the Committee reaches agreement concerning the disposition of the individual standards or conditions, the decision of the Committee shall be final and binding. However, if deadlocked, the matter shall be referred to the National Grievance Committee for decision which shall be final and binding.

Article 6, Section 1

General

     (c) It is agreed that the provisions of this Article shall not apply to inadvertent or bona fide errors made by the Employer or the Union in applying the terms and conditions of this Agreement. Such bona fide errors may be corrected at any time.

No other Employer shall be bound by the voluntary acts of another Employer when he/she may exceed the terms of this Agreement.

Any disagreement between the Local Union and the Employer with respect to this matter shall be subject to the grievance procedure.

This provision does not give the Employer the right to impose or continue wages, hours and working conditions less than those contained in this Agreement.

Section 2. Extra Contract Agreements

     (a) The Employer agrees not to enter into any agreement or contract with its employees, individually or collectively, which in any way conflicts with the terms and provisions of this Agreement. Any such agreement shall be null and void.

     (b) Consistent with past interpretations made by the National Grievance Committee, wage reduction-job security plans or other programs which comply with guidelines established by the Teamsters National Freight Industry Negotiating Committee are not violative of this Section.

Current wage reduction-job security plans established prior to April 11 1994, shall be subject to a revote of the unit employees as provided in this Section within thirty (30) days of notice of ratification of the NMFA or as soon as is legally permissible after having been approved by TNFINC to conform with the guidelines established under this Section. Such current plans shall remain in effect until the later of expiration of the plan or until a replacement plan is approved by a unit employee vote as provided in this Section. Failure to obtain the required unit employee vote under this Section will result in restoration of full NMFA wages and wage related fringes effective April 6, 1994, or when legally permissible.

Wage deduction under any Plan hereinafter adopted shall not exceed fifteen percent (15%) of the applicable wage rates, and such Plan

Article 6, Section 2

shall be adopted only if approved by seventy-five percent (75%) of the employees voting by secret ballot (in which case all unit employees shall be covered by such Plan).

See Wage Reduction-Job Security Plan Guidelines - Appendix A

     (c) Every profit-sharing plan, whether or not it alters or amends the economic conditions contained in this Agreement, must be agreed to by TNFINC.

Section 3. Workweek Reduction

If either the Fair Labor Standards Act or the Hours of Service Regulations are subsequently amended so as to result in substantial penalties to either the employees or the Employer, a written notice shall be sent by either party requesting negotiations to amend those provisions which are affected.

Thereafter, the parties shall enter into immediate negotiations for the purpose of arriving at a mutually satisfactory solution. In the event the parties cannot agree on a solution within sixty (60) days, or mutually agreed extensions thereof, after receipt of the stated written notice, either party shall be allowed economic recourse.

Section 4. New Equipment

Where new types of equipment and/or operations for which rates of pay are not established by this Agreement are put into use after April 1, 1994, within operations covered by this Agreement, rates governing such operations shall be subject to negotiations between the parties.

In the event agreement cannot be reached within sixty (60) days after date such equipment is put into use, the matter may be submitted to the National Grievance Committee for final disposition. Rates agreed upon or awarded shall be effective as of the date equipment is put into use.

The above provisions shall also apply in the event the law (state or federal) is changed to permit longer combination vehicles or aggregate weight increases of 8,000 pounds or more in the weight limits that are currently provided in the Surface Transportation Assistance Act of 1982.

Article 6, Section 4

Employees expected to use computers will be trained to use them and will be paid for all training time. Employees expected to use computers will be given sufficient time to learn to use them.



                                 ARTICLE 7.
                     LOCAL AND AREA GRIEVANCE MACHINERY

Section 1.

Provisions relating to local, state and area grievance machinery are set forth in the applicable Supplements to this Agreement.

It is mutually agreed that the procedures for processing complaints concerning matters of highway and equipment safety shall be incorporated in the applicable Supplemental Agreement, in accordance with the guidelines established by the National Master Freight Safety and Health Committee provided for in Article 16.

Special Joint Area Committees shall also be created in compliance with the provisions of Article 35, Section 3 - Alcohol and Drug Use.

The procedure set forth in the local, state and area grievance machinery and in the national grievance procedure may be invoked only by the authorized Union representative or the Employer representative. Authorized representatives of the Union and/or Employer may file grievances alleging violation of this Agreement, under local grievance procedure, or as provided herein. Time limitations regarding the filing of grievances, if not set forth in the respective Supplemental Agreements, must appear in the Rules of Procedure of the various grievance committees and shall apply equally to Employers and employees.

The Rules of Procedure of the various committees established under the Agreement shall be subject to the review and approval of the National Grievance Committee.

Section 2. Grievant's Bill of Rights

All employees who file grievances under this Agreement and its Supplemental Agreements are entitled to have their cases decided fairly and promptly. In order to satisfy these objectives and pro-

Article 7, Section 2

mote confidence in the integrity of the grievance procedures, all employees who file grievances are entitled to the following Rights:

     1. Grievants and stewards shall be informed by their Local Union of the time and place of the hearing.

     2. Grievants and stewards are permitted to attend, at their own expense, the hearing in cases in which they are involved.

     3. The Employer shall provide any information relevant to a grievance within fifteen (15) days of receipt of a written request by the Local Union, steward or grievant.

     4. All cases involving a discharge or suspension shall be recorded, except for executive sessions. Transcriptions of these proceedings shall be prepared in response to written requests by the Local Union at the reasonable cost of transcription. No recording devices shall be used in any grievance committee proceeding except as specifically authorized under the Rules of Procedure or by mutual consent of the co-chairpersons.

     5. All Employer and Union panel members for each case shall be identified prior to the hearing. No Employer or Union representative who is directly involved in a case may serve as a panel member except at a local level committee where there is only one Local Union subject to the jurisdiction of the committee.

     6. A grievant or steward may request Permission to present evidence or argument in support of the case in addition to the evidence or argument presented by the Local Union.

     7. All grievance committees shall, upon request, issue a copy of the grievance decision or transcript pages containing the hearing proceedings and the decision to the grievant and/or a Local Union.

     8. The Local Union and the Employer may postpone a case once each, and any further postponements must be approved by the co-chairpersons of the grievance committee. In those areas where there are presently local grievance committees, each party shall be entitled to one additional postponement at the local grievance committee level only.

     9. Unless mutually agreed by the Local Union and the Company, Local Unions shall file all approved grievances with the appropriate grievance committee or association for decision no later than

Article 7, Section 2

thirty (30) days after the date the Local Union receives the grievance.

     10. A copy of the grievance committee Rules of Procedure, including the Grievant's Bill of Rights, must be provided, upon request, to the grievant prior to the commencement of the grievance hearing.

Section 3.

All Local, State and Area Grievance Committees established under Supplemental Agreements shall revise their Rules of Procedure to include the "Grievant's Bill of Rights" set forth in Section 2 above and shall submit their revised Rules of Procedure to the National Grievance Committee for approval no more than ninety (90) days after the effective date of this Agreement. The National Grievance Committee may revise, delete or add to the Rules of Procedure for a Supplemental Grievance Committee in any manner necessary to ensure conformity with the purposes and objectives of the Grievant's Bill of Rights. The decisions of the National Grievance Committee in this regard shall be final and binding.

Section 4.

Except in cases involving "cardinal" infractions under the applicable Supplemental Agreement, an employee to be discharged or suspended shall be allowed to remain on the job until the discharge or suspension is sustained under the grievance procedure.

                                 ARTICLE 8.
                        NATIONAL GRIEVANCE PROCEDURE

Section 1.

All grievances or questions of interpretations arising under this National Master Freight Agreement or Supplemental Agreements thereto shall be processed as set forth below. If such Supplemental Agreements provide for arbitration of discharges, such procedure shall be continued.

     (a) All factual grievances or questions of interpretation arising under the provisions of the Supplemental Agreement (or factual

Article 8, Section 1

grievances arising under the National Master Freight Agreement), shall be processed in accordance with the grievance procedure of the applicable Supplemental Agreement.

If upon the completion of the grievance procedure of the Supplemental Agreement the matter is deadlocked, the case shall be immediately forwarded to both the Employer and Union secretaries of the National Grievance Committee, together with all pertinent files, evidence, records and committee transcripts.

Any request for interpretation of the National Master Freight Agreement shall be submitted directly to the Conference Joint Area Committee for the making of a record on the matter, after which it shall be immediately referred to the National Grievance Committee. Such request shall be filed with both the Union and Employer secretaries of the National Grievance Committee with a complete statement of the matter.

All grievances arising under the provisions of the Master Agreement (Articles 1-39) shall be filed directly with the appropriate Conference Joint Area Committee. The Conference Joint Area Committee shall have the authority to render a final and binding decision or direct the grievance to the appropriate lower level committee for hearing if the grievance is not properly claimed under the provisions of the Master Agreement. The Conference Joint Area Committee must hear and decide such cases within ninety
(90) days of the filing of the grievance. In the event of a deadlock, the case shall be referred to and heard by the National Grievance Committee. Grievances arising under Article 9-Protection of Rights, Article 29-Substitute Service and Article 32-Subcontracting shall be expeditiously processed and maybe heard at either regularly scheduled or specially called hearings. A grievance may be filed by any Area Conference whose members are adversely affected by an alleged violation of Article 32, Section 4 (b) occurring within its jurisdiction.

     (b) Any matter which has been referred pursuant to Section 1 (a) above, or any question concerning the interpretation of the provisions contained in the National Master Freight Agreement, shall be submitted to a permanent National Grievance Committee which shall be composed of an equal number of employer and union representatives. The National Grievance Committee shall meet on a regular basis, for the disposition of grievances referred to it, or may

Article 8, Section 1

meet at more frequent internals, upon call of the chairman of either the Employer or Union representatives on the National Grievance Committee. The National Grievance Committee shall adopt rules of procedure which may include the reference of disputed matters to subcommittees for investigation and report, with the final decision or approval, however, to be made by the National Grievance Committee. If the National Grievance Committee resolves the dispute by a majority vote of those present and voting, such decisions shall be final and binding upon all parties.

Cases deadlocked by the National Grievance Committee shall be referred to an arbitration panel, as provided in Section 2(b) below. Procedures relating to such referrals shall be included in the Rules of Procedure of the National Grievance Committee.

The Employer may request the co-chairmen of the National Grievance Committee to appoint and convene a joint Employer and Union Committee which shall have the authority to approve uniform dispatch procedures and rules which shall apply to the individual company's over-the-road operations.

No Employer signatory to this Agreement shall be permitted to have its own grievance procedure.

Section 2.

     (a) The National Grievance Committee by majority vote may consider and review all questions of interpretation which may arise under the provisions contained in the National Master Freight Agreement which are submitted by either the National Freight Director or the designated employer representative; and shall have the authority to reverse and set aside the majority interpretation of any area, regional, or local grievance committee or arbitration panel established within the Supplemental Agreements if, in its opinion, such interpretation is contrary to the provisions set forth in the National Master Freight Agreement, in which case the decision of the National Grievance Committee shall be final and binding. A failure by the National Grievance Committee to reach a majority decision on a question concerning interpretation or on a review of a decision by a lower level grievance committee or arbitration panel shall not be considered a deadlock and will not be referred to arbitration. In case of a failure to reach a majority decision in review-

Article 8, Section 2

ing the decision of a lower level grievance committee or arbitration panel, the decision of the lower level grievance committee or arbitration panel shall stand as final and binding.

     (b) All grievances deadlocked at the Conference Joint Area Committee and the National Grievance Committee shall be subject to arbitration and processed as set forth below.

     1. All grievances involving the provisions of the Supplemental Agreements, including discharges or suspensions, which have been deadlocked by the Conference Joint Area Committee, shall be automatically referred to a Conference Arbitration Panel, whose decision shall be final and binding on all parties.

     2. The Conference Arbitration Panel shall consist of the Union and Employer co-chairmen of the Conference Joint Area Committee, or their designees, and an impartial arbitrator selected by the cochairmen. The procedures for the selection of the arbitrator for the Conference Arbitration Panel and the cost of arbitration shall be determined by the Rules of Procedure of the Conference Joint Area Committee.

     3. At the arbitration hearing before the Conference Arbitration Panel, the Employer's case will be presented by a full-time employee of the Employer and the Union's case by a full-time employee of the Local Union, and the Rules of Procedure of the Conference Joint Area Committee shall apply.

     4. The Conference Arbitration Panel shall issue a "bench decision" at the conclusion of the grievance hearing, unless the Committee's Rules of Procedure provides otherwise in discharge cases. Either party, however, may request a clarification or further explanation of a previous decision rendered by the Conference Arbitration Panel.

     5. All grievances involving the Master Agreement (Articles 1-39), which have been deadlocked by the National Grievance Committee, shall be automatically referred to the National Arbitration Panel, whose decision shall be final and binding on all parties.

     6. The National Arbitration Panel shall consist of the Union and Employer co-chairmen of the National Grievance Committee, or their designees, and an impartial arbitrator selected by the co-chairmen. The procedures for the selection of the arbitrator for the

Article 8, Section 2

National Arbitration Panel and the cost of arbitration shall be determined by the Rules of Procedure of the National Grievance Committee.

     7. At the arbitration hearing before the National Arbitration Panel, the Employer's case will be presented by a full-time employee of the Employer and/or Employer representative on the National Grievance Committee and the Union's case by a designee of the National Freight Director and the Rules of Procedure of the National Grievance Committee shall apply.

     8. The National Arbitration Panel shall issue a "bench decision" at the conclusion of the grievance hearing. Either party, however, may request a clarification or further explanation of a previous decision rendered by the National Arbitration Panel.

     9. No lawyers will be permitted to present cases at any step of the grievance procedure.

     10. The decision of any arbitration panel shall be specifically limited to the matters submitted to it and the panel shall have no authority in any manner to amend, alter or change any provision of the Agreement.

     11. If the Employer or Union challenges in court a decision issued by any arbitration panel provided for in this Section, the cost of the challenge, including the court costs and attorneys' fees, shall be paid by the losing party.

     12. Where Supplements under the 1991-94 NMFA provided for arbitration in discharge cases, the procedures for such arbitration shall be maintained under the 1994-98 Agreement.

Section 3. Work Stoppages

     (a) The parties agree that all grievances and questions of interpretation arising from the provisions of this Agreement shall be submitted to the grievance procedure for determination. Accordingly, no work stoppage, slowdown, walkout or lockout shall be deemed to be permitted or authorized by this Agreement except as provided in Section 3(b) below.

A "representation dispute" in circumstances under which the Employer is not required to recognize the Union under this Agreement

Article 8, Section 3

is not subject to the grievance procedure herein and the provisions of this Article do not apply to such dispute.

     (b) In the event an Employer is delinquent in its health & welfare or pension payments in the manner required by the applicable Supplemental Agreement, the Local Union shall have the right to take whatever action it deems necessary until such delinquent payments are made. The Local Union shall give the Employer a seventy-two (72)-hour, (excluding Saturdays, Sundays, and holidays), prior written notice of the Local Union's authorization of strike action which notice shall specify the failure to make health & welfare or pension payments providing the basis for such strike authorization. In no event shall the Union have the right to strike over a dispute concerning the eligibility and/or payment of health & welfare or pension contributions by an Employer on behalf of specific individuals, and such disputes shall be subject to the grievance procedure.

Section 4.

     (a) It is mutually agreed that the Local Union will, within two (2) weeks of the date of the signing of this Agreement, serve upon the Employer a written notice listing the Union's authorized representatives who will deal with the Employer, make commitments for the Local Union generally and, in particular, those individuals having the sole authority to act for the Local Union in calling or instituting strikes or any stoppages of work which are not in violation of this Agreement. The Local Union may from time to time amend its listing of authorized representatives by certified mail. The Local Union shall not authorize any work stoppages, slowdown, walkout, or cessation of work in violation of this Agreement. It is further agreed that in all cases of an unauthorized strike, slowdown, walkout, or any unauthorized cessation of work which is in violation of this Agreement the Union shall not be liable for damages resulting from such unauthorized acts of its members.

In the event of a work stoppage, slowdown, walkout or cessation of work, not permitted by the provisions of Article 8, Section 3(a), alleged to be in violation of this Agreement, the Employer shall immediately send a wire to the appropriate Area Conference to determine if such strike, etc., is authorized.

Article 8, Section 4

No strike, slowdown, walkout or cessation of work alleged to be in violation of this Agreement shall be deemed to be authorized unless notification thereof by telegram has been received by the Employer and the Local Union from such Area Conference. If no response is received by the Employer within twenty-four (24) hours after request, excluding Saturdays, Sundays, and holidays, such strike, etc., shall be deemed to be unauthorized by the Area Conference for the purpose of this Agreement.

In the event of such unauthorized work stoppage or picket line, etc., in violation of this Agreement, the Local Union shall immediately make every effort to persuade the employees to commence the full performance of their duties and shall immediately inform the employees that the work stoppage and/or picket line is unauthorized and in violation of this Agreement. The question of whether employees who refuse to work during such unauthorized work stoppages, in violation of this Agreement, or who fail to cross unauthorized picket lines at their Employer's premises, shall be considered as participating in an unauthorized work stoppage in violation of this Agreement may be submitted to the grievance procedure, but not the amount of suspension herein referred to.

It is specifically understood and agreed that the Employer during the first twenty-four (24)-hour period of such unauthorized work stoppage in violation of this Agreement, shall have the sole and complete right of reasonable discipline, including suspension from employment, up to and including thirty
(30) days, but short of discharge, and such employees shall not be entitled to or have any recourse to the grievance procedure. In addition, it is agreed between the parties that if any employee repeats any such unauthorized strike, etc., in violation of this Agreement, during the term of this Agreement, the Employer shall have the right to further discipline or discharge such employee without recourse for such repetition. After the first twenty-four (24)-hour period of an unauthorized stoppage in violation of this Agreement, and if such stoppage continues, the Employer shall have the sole and complete right to immediately further discipline or discharge any employee participating in any unauthorized strike, slowdown, walkout, or any other cessation of work in violation of this Agreement, and such employees shall not be entitled to or have any recourse to the grievance procedure. The suspension or discharge herein referred to shall be uniformly applied

Article 8, Section 4

to all employees participating in such unauthorized activity. The Employer shall have the sole right to schedule the employee's period of suspension.

The International Brotherhood of Teamsters, the Teamsters National Freight Industry Negotiating Committee, Area Conferences, Joint Councils and Local Unions shall make immediate efforts to terminate any strike or stoppage of work as aforesaid which is not authorized by such organizations, without assuming liability therefor. For and in consideration of the agreement of the International Brotherhood of Teamsters, Teamsters National Freight Industry Negotiating Committee, Area Conferences, Joint Councils and Local Unions affiliated with the International Brotherhood of Teamsters to make the aforesaid efforts to require Local Unions and their members to comply with the law or the provisions of this Agreement, including the provisions limiting strikes or work stoppages, as aforesaid, the Associations and Employers who are parties hereto agree that they will not hold the International Brotherhood of Teamsters, the Teamsters National Freight Industry Negotiating Committee, Area Conferences, Joint Councils and Local Unions liable or sue them in any court or before any administrative tribunal for undertaking such efforts to terminate unauthorized strikes or stoppages of work as aforesaid or for undertaking such efforts to require Local Unions and their members to comply with the law or the provisions of this Agreement, or for taking no further steps to require them to do so. It is further agreed that signator Associations and Employers will not hold the International Brotherhood of Teamsters, Teamsters National Freight Industry Negotiating Committee, Area Conferences, Joint Councils or Local Unions liable or sue them in any court or before any administrative tribunal for such unauthorized work stoppages alleging condonation, ratification or assumption of liability for undertaking such efforts to terminate strikes or stoppages of work, or requiring Local Unions and their members to comply with the law or the provisions of this Agreement.

The provisions of this Article shall continue to apply during that period of time between the expiration of this Agreement and the conclusion of the negotiations or the effective date of the successor Agreement, whichever occurs later, except as provided in Article 39. It is understood and agreed that failure by the International Brotherhood of Teamsters, Teamsters National Freight Industry

Article 8, Section 4

Negotiating Committee, Area Conferences and/or Joint Councils to authorize a strike by a Local Union shall not relieve such Local Union of liability for a strike authorized by it and which is in violation of this Agreement.

     (b) The question of whether the International Union, Teamsters National Freight Industry Negotiating Committee, an Area Conference, Joint Council or Local Union have met its obligation set forth in the immediately preceding paragraphs, or the question of whether the International Union, Teamsters National Freight Industry Negotiating Committee, an Area Conference, Joint Council or the Local Union, separately or jointly, participated in an unauthorized work stoppage, slowdown, walkout or cessation of work in violation of this Agreement by calling, encouraging, assisting or aiding such work stoppage, etc., in violation of this Agreement, or the question of whether an authorized strike provided by Article 8, Section 3(b) is in violation of this Agreement, or whether an Employer engaged in a lockout in violation of this Agreement, shall be submitted to the grievance procedure at the national level, prior to the institution of any damage suit action. When requested, the co-chairmen of the National Grievance Committee shall immediately appoint a subcommittee to develop a record by collecting evidence and hearing testimony, if any, on the questions of whether the International Union, Teamsters National Freight Industry Negotiating Committee, an Area Conference, Joint Council or Local Union have met its obligations as aforesaid, or of Union participation or Employer lockout in violation of this Agreement. The record shall be immediately forwarded to the National Grievance Committee for decision. If a decision is not rendered within thirty (30) days after the co-chairmen have convened the National Grievance Committee, the matter shall be considered deadlocked.

A majority decision of the National Grievance Committee on the questions presented as aforesaid shall be final and binding on all parties. If such majority decision is rendered in favor of one (1) or more of the Union entities, or the Employer, in the case of lockout, no damage suit proceedings on the issues set forth in this Article shall be instituted against such Union entity or such Employer. If, however, the National Grievance Committee is deadlocked on the issues referred to in this subsection 4(b), the issues must be referred to the National Arbitration Panel for resolution prior to either party

Article 8, Section 4

instituting damage suit proceedings. If the National Arbitration Panel decides that a strike was unlawful, it shall not have the authority to assess damages. Except as provided in this subsection 4(b), agreement to utilize this procedure shall not thereafter in any way limit or constitute a waiver of the right of the Employer or Union to commence damage suit action. However, the use of evidence in this procedure shall not waive the right of the Employer or Union to use such evidence in any litigation relating to the strike or lockout, etc., in violation of this Agreement. There shall not be any strike, slowdown, walkout, cessation of work or lockout as a result of a deadlock of the National Grievance Committee on the questions referred to under this subsection 4(b) and any such activity shall be considered a violation of this Agreement.

     (c) In the event that an Employer, party to this Agreement, commences legal proceedings against the Union after the Union's compliance with the provisions of Article 8, Section 3(b), the Employer Associations will cooperate in the presentation to the court of the applicable majority grievance committee decision.

     (d) Nothing herein shall prevent the Employer or Union from securing remedies granted by law except as specifically set forth in subsection 4(b).

Section 5.

     (a) In the event of strikes, work stoppages, or other activities authorized by Article 8, Section 3(b) of this Agreement, no interpretation of this Agreement or any Supplement thereto relating to the Employer's obligation to make health & welfare and/or pension contributions by any tribunal shall be binding upon the Union or affect the legality or lawfulness of the strikes unless the Union stipulates to be bound by such interpretation, it being the intention of the parties to resolve all questions of interpretation by mutual agreement.

     (b) It is the intention of the parties to resolve all grievances and requests for interpretation arising under this Agreement through the grievance procedure. However, it is understood and agreed that nothing herein shall prevent the Employer or Union from securing remedies in those circumstances where the application of this Agreement is contrary to law.

Article 8, Section 6

Section 6. Change of Operations

Change of Operations Committee

     (a) Present terminals, breaking points or domiciles shall not be transferred, changed or modified without the approval of an appropriate Change of Operations Committee. Such Committee shall be appointed in each of the Conference Areas, equally composed of Employer and Union representatives. The Change of Operations Committee shall have the authority to determine the seniority of the employees affected and such determination shall be final and binding.

In the event a proposed change of operations includes the establishment of either a new or satellite terminal as a "combination" facility with a common city driver and dock seniority roster, when such change of operations results in the relocation or movement of city drivers and dock employees from an existing terminal recognizing separate (split) seniority rosters for city drivers and dock employees, the Change of Operations Committee shall have the authority to determine the conditions under which such a combination facility may be established, including but not limited to, the number of city drivers and dock employees who qualify, be allowed to follow the work to the new or satellite combination terminal, the implementation of training programs to qualify dock employees as city drivers and the seniority right of affected employees to either return to the "mother" terminal and/or claim additional driving positions at the satellite terminal within reasonable time periods following the establishment of such combination terminal, as determined by the Committee. Existing terminals that recognize separate city driver and dock seniority rosters (split terminals) shall not be converted to "combination" terminals unless and until such time as a majority of those affected employees agree to such conversion, in which case the Change of Operations Committee shall have the authority to determine the conditions under which such conversion shall be implemented.

Such Committee, however, shall observe the Employer's right to designate domiciles and the operational requirements of the business. Where the Union raises the question as to whether or not certain proposed runs of excessive length can be made, the Employer must be prepared to submit objective evidence including DOT certifica-

Article 8, Section 6

tion or logs and tapes that such runs have been tested and were made within the DOT hours of service regulations. Individual employees shall not be redomiciled more than once during the term of this Agreement as the result of an approved change of operations unless a merger, purchase, sale, acquisition or consolidation of employers is involved, or unless there is proven economic need as determined by the Change of Operations Committee based on factual evidence presented.

Pension and health & welfare contributions paid on behalf of a redomiciled employee shall be paid to the Funds to which the contributions were made prior to the employee's change of domicile, and the decisions of the Change of Operations Committee shall so specify. This Section does not apply to employees who voluntarily transfer to new domiciles, unless such transfer is a result of a Change of Operations Committee decision. Any dispute concerning the appropriate fund for an Employer's contribution on behalf of a redomiciled employee, pursuant to a Change of Operations Committee decision, shall be referred to the National Grievance Committee. The decision of the National Grievance Committee shall to the extent permitted by law, be final and binding on all affected parties, including the Trust Funds.

The Change of Operations Committee shall also have jurisdiction for a period of twelve (12) months following the opening of a new terminal to consider the redomicile of employees who are laid off as a direct result of such opening of a terminal. The Committee shall also have jurisdiction over the closing of a terminal in regard to seniority, as well as to determine the conditions under which freight may or may not be interlined into the area of a vacated operations when necessary to retain major customers, including mandating the use of union carriers where available. In no event will the Employer be granted the authority to vacate a facility and interline the freight on a non-union subsidiary of the parent company.

The above shall not apply within a twenty-five (25)-mile radius.

Change of Operations Committee Procedure

     (b) The National Grievance Committee shall adopt Rules of Procedure concerning the application and administration of this Article.

Article 8, Section 6

The Employer shall notify all affected Local Unions of the proposed change of operations at least twenty (20) calendar days prior to the hearing at the Conference Joint Area Committee, and the Employer and the Local Unions involved shall have a mutual responsibility to inform the employees subject to redomicile prior to such hearing in accordance with the practice and procedures agreed to in the respective Area Committee. Any exception or waiver of the aforesaid twenty (20) day period shall be mutually agreed to between the Employer and the Local Unions involved and approved by the Conference Area Change of Operations Committee.

Moving Expenses

     (c) Where an employee is required to transfer to another domicile in order to follow employment as a result of a change of operations, the Employer shall move the employee and assume the responsibility for proven loss or damage to household goods due to such move, including insurance against loss or damage. Should any employee possess household items of unusual or extraordinary value which will be included in the move, such items shall be declared and an appraised value determined prior to the move. The Employer shall provide packing materials for the employee's household goods when requested or at the employee's request pay all costs and expenses of moving such household goods, including packing.

The Employer shall pay reasonable expenses to demount and remount an employee's mobile home, if used as his/her residence and in such instance shall pay normal expenses to move such mobile home, including the use of other modes of transportation where required by law.

An employee shall have a maximum of one (1) year to move in accordance with the provisions of an approved change of operations unless, prior to the expiration of such year, he/she requests, in writing, an extension for a reasonable period of time due to an unusual or special problem. The Employer shall provide lodging for the employee at the point of redomicile, not to exceed ninety (90) calendar days, and in addition, shall reimburse the employee twenty-nine cents ($.29) per mile to transport one (1) personal automobile to the new location.

Article 8, Section 6

The Employer shall not be responsible for moving expenses if the employee changes his/her residence as a result of voluntary transfer.

None of the Employer obligations set forth in this Subsection (c)Moving Expenses shall apply to transfers of domiciles within a fifty (50)-mile radius.

Change of Operations Seniority

     (d) The Change of Operations Committee established herein shall have the sole authority to determine questions of the application of seniority in those situations presented to it and in connection therewith the following general rules shall apply, subject, however, to modification as provided by
Section 6(g) below:

Closing, Partial Closing of Terminals-Transfer of Work

     (1)a. When branches, terminals, divisions or operations (hereinafter "terminal(s)") are closed or partially closed and the work of such terminal(s) is transferred, in whole or in part, to another terminal (s) , the active employees (excluding those employees on letter of layoff) at the closed or partially closed terminal(s) shall have the right to bid into a master seniority roster (road or city) comprised of bidders from the active seniority rosters of closed or partially closed terminal(s) in the order of their continuous classification (road or city) seniority. Continuous classification seniority shall be defined as that seniority which the employee is currently exercising and has not been broken in the manner provided by Article 5, Section 1, or by voluntary changes in domicile not directed, approved or ordered by a Change of Operations Committee. Employees shall bid from the combined master seniority roster into openings at the terminal (s) into which work is being transferred. Employees so transferring shall be "dovetailed" into the appropriate active seniority roster at the new terminal(s) in the order of their continuous classification seniority. Such transfers shall be permitted prior to the recall of laid-off employees at such gaining terminal(s). If and when additional employees are required in excess of those who formed the combined active roster at the point of redomicile, employees on letter of layoff at that location shall be

Article 8, Section 6

recalled. If recalled, such employees shall be "dovetailed" with their continuous classification seniority.

In addition, the inactive seniority rosters (employees who are on letter of layoff) at the terminal (s) from which employees are being redomiciled shall be "dovetailed" into a master "laid off" seniority roster and such employees shall have the same opportunities to transfer to terminal(s) within the area of the Supplemental Agreement which are afforded to employees covered by the provisions of subparagraph 2(b) below.

     b. The following seniority bidding procedures are to be applied in all change of operations cases that involve master pool bidding:

     1. The Change of Operations Committee shall have the authority to establish a date for purposes of determining active and inactive (on letter of layoff or the equivalent thereof) employees at both gaining and losing locations.

     2. Affected employees at losing locations shall be allowed to bid onto an active master pool seniority list on a dovetailed seniority basis.

     3. At the time of the original bid, an employee on the active master pool seniority list shall be afforded the opportunity to bid any available position for which he/she is qualified at a gaining location in accordance with his/her seniority on the master pool seniority list. In the event the active employees at any given location elect not to bid the number of positions being lost at that particular location, inactive employees at that location, in accordance with their seniority, shall then be afforded the opportunity to bid as an active employee until the number of positions being lost at that particular location are filled. An employee who elects to "hold" as set forth in paragraph 4 below shall not be considered as filling a losing position. A successful bidder shall be dovetailed on the seniority list at the location he/she bids into. The number of successful bidders from any losing location shall not exceed, at the time of the original bid, the number of positions lost at that location as approved by the Change of Operations Committee.

     4. An employee on the active master pool seniority list who does not have seniority to bid the location he/she desires in the initial bid may remain at his/her present domicile in such status as his/her

Article. 8, Section 6

bidding seniority will allow. Should an opening occur during the window period at the location to which he/she desired to transfer, he/she shall be afforded transfer opportunity in line with his/her bidding seniority. A successful bidder under this provision shall be dovetailed on the applicable seniority list at the location into which he/she bids and his/her moving expenses shall be paid in accordance with other transferring employees. The transfer provisions of this Section shall apply only during the window period.

     5. An employee who elects to hold as set forth in Paragraph 4 above may hold for only one (1) location and must designate that location at the time of the original bid and may hold only for a position within the classification the employee has seniority to bid. If an employee refuses to accept an opportunity to claim a position he/she is holding for, the employee shall have no further claim to a position that may become available during the window period.

     6. An employee who elects to hold, shall also be entitled to exercise seniority to claim a voluntary move under the provisions of Article 5,
Section 5 herein, and in the event the employee accepts such a voluntary move, he/she shall retain his/her hold position at his/her home domicile during the remainder of the window period but shall forfeit any other seniority rights at his/her home domicile. Should a position become available at the location such employee is holding for and which the employee has seniority to successfully claim, moving expenses set forth in Article 8,
Section 6(c) shall be computed from the employees original home domicile.

     7. There shall not be less than a one hundred and twenty (120) day window period in all change of operations involving master pool bidding; provided, however, the Change of Operations Committee may extend the window period beyond one hundred and twenty (120) days when the circumstances involved justify a longer period of time.

Closing of Terminals-Elimination of Work

     (2) a. When a terminal(s) is closed and the work of such terminal(s) is eliminated, an employee who was formerly employed at another terminal shall have the right to return to such former terminal and exercise his/her continuous classification (road or city)

Article 8, Section 6

seniority, provided he/she has not been away from such former terminal for more than a five (5)-year period.

Layoff

     b. When a terminal(s) is closed and the work of such terminal(s) is eliminated, employees who are laid-off thereby shall be given first (1st) opportunity for available regular employment at any other terminal(s) of the Employer within the area of the Supplemental Agreement where such employee was employed. The obligation to offer such employment shall continue for a period of five (5) years from the date of closing. However, the Employer shall not be required to make more than one (1) offer during this period.
Any employee accepting such offer shall pay his/her own moving expenses. If hired, he/she shall go to the bottom of the seniority board for bidding and layoff purposes, but shall retain company seniority for fringe benefits only.

Opening of Terminals

     (3) When a new terminal(s) is opened (except as a replacement for existing operations or a new division in a locality where there are existing operations), the Employer shall offer to those employees, if any, affected thereby the opportunity to transfer to regular positions in the new terminal(s) in the order of such employee's continuous classification (road or city) seniority date as defined herein. Upon arrival at such new location, such employees shall be "dovetailed" with their continuous classification (road or city) seniority date together with other employees so transferring.

This provision is not intended to cover situations where there is replacement of an existing operation or where a new division is opened in a locality where there is an existing terminal. In these latter situations, those employees laid off at the existing facilities shall have first (lst) opportunity for employment at the new operation in accordance with their continuous classification (road or city) seniority date, and upon arrival shall be similarly "dovetailed" If all regular full-time positions are not filled in this manner, then the provisions of the preceding paragraph shall apply.

     (4) When a Company which has an established Local Cartage Operation, which has been cleared by system OTR drivers, seeks to

Article 8, Section 6

establish a new OTR domicile there , the Company shall first file for a Change of Operations giving transfer opportunity, with regard to the initial complement, to OTR drivers from those system OTR domiciles that previously serviced such Local Cartage Operation with reasonable regularity. Such transfer opportunity shall remain in effect for any additions to the initial complement for a period of not less than 120 calendar days, after which further additions to such complement shall be hired at the locality where such new OTR domicile was established.

     (5) Any employee redomiciled by an approved change of operations or voluntary transfer to another domicile shall upon reporting to such new domicile be deemed to have relinquished his/her right to return, with seniority, to the domicile from which he/she was transferred, except under another approved change of operations. Employees who avail themselves of the transfer privileges because they are on layoff at their original terminal may exercise their seniority rights if work becomes available at their original terminal during the five (5)-year layoff period allowed them at their original terminal.

Definition of Terms

     (e) The term "continuous classification seniority" as used in this Agreement is defined as that seniority which the employee is currently exercising and has not been broken in the manner provided in Article 5,
Section 1, or by voluntary changes in domicile not directed, approved or ordered by a Change of Operations Committee.

Qualifications

     (f) In all transfers referred to in this Section, the employee must be qualified to perform the job by experience in the classification. If a driver test is required, such test shall be given by a qualified driver-supervisor or driver.

Intent of Parties

     (g) The parties acknowledge that the above rules are intended solely as general standards and further that many factual situations will be presented which necessitate different application, modification or amendment. Accordingly, the parties acknowledge that

Article 8, Section 6

questions of the application of seniority rights may arise which require different treatment and it is anticipated and understood that the Employers and Unions jointly involved and/or the respective grievance committees may mutually agree to such disposition of questions of seniority which in their judgment is appropriate under the circumstances.

The Change of Operations Committees, as provided herein or in the Supplemental Agreements, shall have the authority to determine the application of seniority in those situations presented to them. In all cases, the seniority decisions of the Joint Committees, including the Change of Operations Committees and subcommittees established by the National Master Freight Agreement and the respective Supplemental Agreements, shall be final and binding.

Section 7.

All local, area and national grievance committees as constituted under this Agreement shall have the jurisdiction and power to decide grievances which arose under the preceding agreements and supplements thereto, applying, however, the contract under the grievance arose.



                                 ARTICLE 9.
                            PROTECTION OF RIGHTS


Section 1. Picket Lines: Sympathetic Action

It shall not be a violation of this Agreement, and it shall not be cause for discharge, disciplinary action or permanent replacement in the event an employee refuses to enter upon any property involved in a primary labor dispute, or refuses to go through or work behind any primary picket line, including the primary picket line of Unions party to this Agreement, and including primary picket lines at the Employer's places of business.

Section 2. Struck Goods

It shall not be a violation of this Agreement and it shall not be cause for discharge, disciplinary action or permanent replacement if any employee refuses to perform any service which his/her Employer

Article 9, Section 2

undertakes to perform as an ally of an Employer or person whose employees are on strike and which service, but for such strikes, would be performed by the employees of the Employer or person on strike.

Section 3.

Subject to Article 32 - Subcontracting, hereof, the Employer agrees that it will not cease or refrain from handling, using, transporting, or otherwise dealing in any of the products of any other Employer or cease doing business with any other person, or fail in any obligation imposed by the Motor Carriers Act or other applicable law, as a result of individual employees exercising their rights under this Agreement or under law, but the Employer shall, notwithstanding any other provision in this Agreement, when necessary, continue doing such business, including pickup or delivery to or from the Employer's terminal and to or from the premises of a shipper or consignee.

Section 4.

The layover provision of the applicable Supplemental Agreement shall apply when the Employer knowingly dispatches a road driver to a terminal at which a primary picket line has been posted as a result of the exhaustion of the grievance procedure, or after proper notification of a picket line permitted by the collective bargaining agreement, or economic strikes occurring after the expiration of collective bargaining agreements, or to achieve a collective bargaining agreement. In such event and upon his/her request, a driver shall be provided first class public transportation to his/her home terminal, plus be paid a minimum of eight (8) hours or actual time spent while returning, whichever is greater. The Employer shall determine the mode of transportation to be utilized.

                                 ARTICLE 10.
                               LOSS OR DAMAGE

Section 1.

In the event loss, damage or theft of freight, equipment, materials, or supplies is incurred as a direct result of a willful gross negligent act by an employee in the performance of assigned work, when such act knowingly may result in such loss, damage or theft, the employee may be held responsible for such acts and may be required to assume liability for any such loss, damage or theft, in whole or in part. The term "willful, gross negligent acts" is intended to describe independent actions of any employee who knowingly violates established rules or policies that, when adhered to, clearly prevent loss, damage or theft described herein. Employees shall not be held responsible or required to assume liability for loss or damage or theft unless clear proof of willful, gross negligence is shown. In no event will an employee be held responsible for, or required to assume any liability for any loss, damage or theft when performing assigned work in a manner as specifically instructed by a supervisor. This Article shall not be utilized in any manner to hold an employee liable for any loss or damage of equipment under any conditions or for any damage to cargo as a result of a vehicular accident.

Section 2.

Prior to an employee being charged with the responsibility and liability for any loss, damage or theft because of willful gross negligent acts on the part of the employee, a hearing shall be held with the Local Union, the employee and the Employer. Employees who are found to be liable and required to make restitution for such liability, shall not then be subject to any further disciplinary action. Any disputes between the parties may be referred to the grievance procedure of the applicable Area Supplemental Agreement and the National Master Freight Agreement.

                                 ARTICLE 11.
                             BONDS AND INSURANCE

Should the Employer require any employee to give bond, cash bond shall not be compulsory, and any premium involved shall be paid by the Employer. The primary obligation to procure the bonds shall be on the Employer. If the Employer cannot arrange for a bond within ninety (90) days, it must so notify the employee in writing. Failure to so notify shall relieve the employee of the bonding requirement. If proper notice is given, the employee shall be allowed thirty (30) days from the date of such notice to make his/her own bonding requirements, standard premiums only on said bond to be paid by the Employer. A standard premium shall be that premium paid by the Employer for bonds applicable to all other of its employees in similar classifications. Any excess premium is to be paid by the employee. Cancellation of a bond after once issued shall not be cause for discharge unless the bond is cancelled for cause which occurs during working hours, or due to the employee having given a fraudulent statement in obtaining said bond.

Every driver must maintain a valid chauffeur's license and be covered by insurance. If an Employer cannot cover a driver under an existing fleet policy, the Employer will promptly apply to the state assigned risk-pool to provide any comparable coverage. During the pendency of the application and until insurance is obtained, the driver will not be terminated, but will be taken out of driving service. When any comparable insurance is obtained, the employee will be responsible for paying any excess over the standard charges.

                                 ARTICLE 12.
                                  UNIFORMS

The Employer agrees that if any employee is required to wear any kind of uniform as a condition of his/her continued employment, such uniform shall be furnished and maintained by the Employer, free of charge, at the standard required by the Employer. Said uniforms shall be made in the United States by union vendors, if possible.

The Employer shall replace all clothing, glasses, hearing aids and/or dentures not covered by company insurance or worker's compen-

Article 12

sation which are destroyed or damaged in a wreck or fire with company equipment.

The Employer has the right to establish and maintain reasonable standards for wearing apparel and personal grooming.

                                 ARTICLE 13.
                                 PASSENGERS

No driver shall allow anyone, other than employees of the Employer who are on duty, to ride on his truck except by written authorization of the Employer, or except in cases of emergency arising out of disabled commercial equipment or an Act of God. No more than two (2) people shall ride in the cab of a tractor unless required by government agencies or the necessity of checking of equipment. This shall not prohibit drivers from picking up other drivers, helpers or others in wrecked or broken down motor equipment and transporting them to the first (1st) available point of communication, repair, lodging or available medical attention. Nor shall this prohibit the transportation of other drivers from the driver's own company at a delivery point or terminal to a restaurant for meals.

                                 ARTICLE 14.
                             COMPENSATION CLAIMS

Section 1. Compensation Claims

     (a) The Employer agrees to cooperate toward the prompt disposition of employee on-the-job injury claims. The Employer shall provide worker's compensation protection for all employees even though not required by state law, or the equivalent thereof, if the injury arose out of or in the course of employment.

     (b) At the time an injury report is turned in, the Employer shall provide the injured employee with an information sheet briefly outlining the procedure for submitting a worker's compensation claim to include the name, address and phone number of the company's worker's compensation representative and other pertinent information relative to claim payment.

Article 14, Section 1

     (c) An employee who is injured on the job, and is sent home, or to a hospital, or who must obtain medical attention, shall receive pay at the applicable hourly rate for the balance of his/her regular shift on that day. An employee who has returned to his/her regular duties after sustaining a compensable injury who is required by the worker's compensation doctor to receive additional medical treatment during his/her regularly scheduled working hours shall receive his/her regular hourly rate of pay for such time.

     (d) Road drivers sustaining an injury while being transported in company-provided transportation for Company purposes at a layover terminal shall be considered as having been injured on the job.

     (e) In the event that an employee sustains an occupational illness or injury while on a run away from his/her home terminal, the Employer shall provide transportation by bus, train, plane, or automobile to his/her home terminal if and when directed by a doctor.

     (f) The Employer agrees to provide any employee injured locally transportation at the time of injury, from the job to the medical facility and return to the job, or to his/her home if required.

     (g) In the event of a fatality arising in the course of employment, while away from the home terminal, the Employer shall return the deceased to his/her home at the point of domicile.

     (h) The Employer may publish reasonable safety rules and procedures and provide the Local Union with a copy Failure to observe such reasonable rules and/or procedures shall subject the employee to disciplinary action in accordance with the disciplinary procedures in the applicable Supplemental Agreement. However, the time limitation relative to prior offenses shall be waived to permit consideration of the employee's entire record of failure to observe reasonable safety rules and/or procedures resulting in lost time personal injuries. This provision does not apply to vehicular accidents.

Section 2. Modified Work

     (a) The Employer may establish a modified work program designed to provide temporary opportunity to those employees who are unable to perform their normal work assignments due to a disabling on-the-job injury. Recognizing that a transitional return-to-work program offering both physical and mental therapeutic benefits will

Article 14, Section 2

accelerate the rehabilitative process of an injured employee, modified work programs are intended to enhance worker's compensation benefits and are not to be utilized as a method to take advantage of an employee who has sustained an industrial injury.

     (b) Implementation of a modified work program shall be at the Employer's option and shall be in strict compliance with applicable federal and state worker's compensation statutes. Acceptance of modified work shall be on a voluntary basis at the option of the injured employee. However, refusal to accept modified work by an employee, otherwise entitled to worker's compensation benefits, may result in a loss or reduction of such benefits as specifically provided by the provisions of applicable federal or state worker's compensation statutes. Employees who accept modified work shall continue to be eligible to receive "temporary partial" worker's compensation benefits as well as all other entitlements as provided by applicable federal or state worker's compensation statutes.

     c) At facilities where the Employer has a modified work program in place, temporary modified assignments shall be offered in seniority order to those regular full time employees who are temporarily disabled due to a compensable worker's compensation injury and who have received a detailed medical release from the attending physician clearly setting forth the limitations under which the employee may perform such modified assignments. Once a modified work assignment is made and another person is injured, the second person must wait until a modified work opening occurs, regardless of seniority. All modified work assignments must be made in strict compliance with the physical restrictions as outlined by the attending physician. All modified work program candidates must be released for eight (8) hours per day, five (5) days per week. The Employer at its option, may make a modified work offer of less than eight (8) hours per day where such work is expected to accelerate the rehabilitative process and the attending physician recommends that the employee works back to regular status or up to eight (8) hours per day by progressively increasing daily hours. A copy of any release for modified work must be given to the employee before the modified work assignment begins.

It is understood and agreed that those employees who, consistent with professional medical evaluations and opinion, may never be

Article 14, Section 2

expected to receive an unrestricted medical release, shall not be eligible to participate in a modified work program.

In the event of a dispute related to conflicting medical opinion, such dispute shall be resolved pursuant to established worker's compensation law and/or the method of resolving such matters as outlined in the applicable Supplemental Agreement. In the absence of a provision in the Supplemental Agreement, the following shall apply:

When there is a dispute between two (2) physicians concerning the release of an employee for modified work, such two (2) physicians shall immediately select a third (3rd) neutral physician within seven (7) days, whose opinion shall be final and binding on the Employer, the Union and the employee. The expense of the third (3rd) physician shall be equally divided between the Employer and the Union. Disputes concerning the selection of the neutral physician or back wages shall be subject to the grievance procedure.

For locations where the Employer intends to implement a modified work program or has a modified work program in place, the Local Union shall be provided with a copy of the current form(s) being used for employee evaluation for release and general job descriptions. This information shall be general in nature, not employee specific.

When a modified work assignment is made, the employee shall be provided with the hours and days he/she is scheduled to work as well as the nature of the work to be performed in writing. A copy of this notice shall also be submitted to the Local Union.

     (d) Modified work shall be restricted to the type of work that is not expected to result in a re-injury and which can be performed within the medical limitations set forth by the attending physician. In the event the employee, in his/her judgment, is physically unable to perform the modified work assigned, he/she shall be either reassigned modified work within his/her physical capabilities or returned to full "temporary total" worker's compensation benefits. In the event a third (3rd) party insurance carrier refuses to reinstate such employee to full temporary total disability benefits, the Employer shall be required to pay the difference between the amount of the benefit paid by such third (3rd) party insurer and full total temporary disability benefits. Determination of physical capabilities shall be based on the attend-

Article 14, Section 2

ing physician's medical evaluation. Under no conditions will the injured employee be required to perform work at that location subject to the terms and conditions of the National Master Freight Agreement or its Area Supplemental Agreements. Prior to acceptance of modified work, the affected employee shall be furnished a written job description of the type of work to be performed.

     (e) The modified workday and workweek shall be established by the Employer within the limitations set forth by the attending physician. However, the workday shall not exceed eight (8) hours, inclusive of coffee breaks where applicable and exclusive of a one-half (1/2) hour meal period and the workweek shall not exceed forty (40) hours, Monday through Friday, or Tuesday through Saturday, unless the nature of the modified work assignment requires a scheduled workweek to include Sunday. Whenever possible, the Employer will schedule modified work during daylight hours, Monday through Friday, or during the same general working hours and on the same workweek that the employee enjoyed before he/she became injured. In the case of an employee whose workdays and/or hours routinely varied, the Employer will schedule the employee based on the availability of the modified assignment being offered. Any alleged abuse of the assignment of workdays and workhours shall be subject to the grievance procedure.

     (f) Modified work time shall be considered as time worked when necessary to satisfy vacation and sick leave eligibility requirements as set forth in the National Master Freight Agreement and/or its applicable Area Supplemental Agreements. In addition to earned vacation pay as set forth in. the applicable Area Supplemental Agreements, employees accepting modified work shall receive prorated vacation pay for modified work performed based on the weekly average modified work pay. The only time modified work is used in prorating vacation is when the employee did not qualify under the applicable Supplemental Agreement.

Holiday pay shall first be paid in accordance with the provisions of the applicable Supplemental Agreement as it relates to on-the-job injuries. Once such contractual provisions have been satisfied, holidays will be paid at the modified work fate which is the modified work wage plus the temporary partial disability benefit.

Sick leave and funeral leave taken while an employee is performing modified work will be paid at the modified work rate, which is

Article 14, Section 2

the modified work wage plus the temporary partial disability benefit. Unused sick leave will be paid at the applicable contract rate where the employee performed modified work and qualified for the sick leave during the contract year.

     (g) The Employer shall continue to remit contributions to the appropriate health & welfare and pension trusts during the entire time period employees are performing modified work. Continuation of such contributions beyond the period of time specified in the Supplemental Agreement for on-the-job injury shall be required. Provisions of this Section shall not be utilized as a reason to disqualify or remove an employee from the modified work program.

     (h) Employees accepting modified work shall receive temporary partial benefits as determined by each respective state workers' compensation law, plus a modified work wage when added to such temporary partial benefit, shall equal not less than eighty-five percent (85%) of forty (40) hours' pay he/she would otherwise be entitled to under the provisions of the applicable Area Supplemental Agreement for the first six (6) months from the date the modified work assignment commences. After this initial six (6)-month period, the percentage shall increase to ninety percent (90%) for the duration of each individual modified work assignment. The Employer shall not refuse to assign modified work to employees based solely on such employees reaching the ninety percent (90%) wage level. Such refusal shall be considered an abuse of the program and shall be subject to the grievance procedure. Modified work assignments beginning or ending within a workweek shall be paid on a prorated basis; one (1) day equals one-fifth (1/5th).

Where an employee participates in a wage reduction-job security plan as provided in Article 6, Section 2, the eighty-five percent (85%) and ninety percent (90%) as specified herein shall be based on the wage provisions of the applicable Supplemental Agreement and not the wage reduction-job security plan; provided, however, no such employee shall receive a modified work wage in excess of that provided in the applicable wage reduction-job security plan.

     (i) Employees accepting modified work shall not be subject to disciplinary action provisions of the Supplemental Agreements unless such violation involves an offense for which no prior warning notice is required under the applicable Supplemental Agreement

Article 14, Section 2

(Cardinal Sins). Additionally, the provisions of Article 35, Section 3(a), shall apply.

     (j) Alleged abuses of the modified work program by the Employer and any factual grievance or request for interpretation concerning this Article shall be submitted directly to the Conference Joint Area Committee for the making of a record only, after which it shall be immediately referred to the National Grievance Committee. Proven abuses may result in a determination by the National Grievance Committee that would withdraw the benefits of this Article from that Employer, in whole or in part, in which case affected employees shall immediately revert to full worker's compensation benefits.

Section 3.

The Union and the Employer agree to abide by the provisions of the Americans with Disabilities Act. The Employer shall negotiate with the Local Union before providing a reasonable accommodation to a qualified bargaining unit employee.

                                 ARTICLE 15.
                               MILITARY CLAUSE

Employees enlisting or entering the military or naval service of the United States shall be granted all rights and privileges provided by applicable law.

The Employer shall pay the health & welfare and pension fund contributions on employees on leave of absence for training in the military reserves or National Guard, but not to exceed fourteen (14) days, providing such absence affects his/her credits or coverage for health & welfare and/or pensions.

Effective the date of ratification, the Employer shall continue to pay health & welfare contributions for regular active employees involuntarily called to active duty status from the military reserves or the National Guard during periods of war or military conflict. Such contributions shall only be paid for a maximum period of twelve (12) months.

                                 ARTICLE 16.
                            EQUIPMENT AND SAFETY

Preamble

It is agreed that all parties covered by this Agreement shall comply with all applicable federal, state and local regulations pertaining to subjects covered by Article 16. Failure to do so shall be subject to the grievance procedure, in accordance with Articles 7 and 8 of the NMFA, and any other remedies prescribed by law after the procedures contained in this Agreement are exhausted.

Section 1. Safe Equipment

The Employer shall not require employees to take out on the streets of highways any vehicle that is not in a safe operating condition, including, but not limited to, equipment which is acknowledged as overweight or not equipped with the safety appliances prescribed by law. It shall not be a violation of this Agreement or basis for discipline where employees refuse to operate such equipment unless such refusal is unjustified.

It shall also not be a violation of this Agreement or considered an unjustified refusal where employees refuse to operate a vehicle when such operation constitutes a violation of any federal rules, regulations, standards, or orders applicable to commercial motor vehicle safety or health, or because of the employee's reasonable apprehension of serious injury to himself/herself or the public due to the unsafe condition of such equipment. The unsafe conditions causing the employee's apprehension of injury must be of such nature that a reasonable person, under the circumstances then confronting the employee, would conclude that there is a bona fide danger of an accident, injury, or serious impairment of health, resulting from the unsafe condition. In order to qualify for protection under this provision, the employee must have sought from the Employer, and have been unable to obtain, correction of the unsafe condition.

All equipment which is refused because it is not mechanically sound or properly equipped shall be appropriately tagged so that it cannot be used by other employees until the maintenance department has adjusted the complaint. After such equipment is repaired, the

Article 16, Section 1

Employer shall place on such equipment an `OK' in a conspicuous place so the employee can see the same.

Section 2. Dangerous Conditions

Under no circumstances will an employee be required or assigned to engage in any activity involving dangerous conditions of work, or danger to person or property or in violation of any applicable statute or court order, or in violation of a government regulation relating to safety of person or equipment.

The term "dangerous conditions of work" does not relate to the type of cargo which is hauled or handled.

Section 3. Accident Reports

Any employee involved in any accident or cargo spill incident, involving any hazardous or potentially polluting product, shall immediately report said accident or spill incident and any physical injury sustained. When required by his/her Employer, the employee, before starting his/her next shift, shall make out an accident or incident report in writing on forms furnished by the Employer and shall turn in all available names and addresses of witnesses to the accident or incident. The employee shall receive a copy of the accident or incident report that he/she submits to his/her Employer. Failure to comply with this provision shall subject such employee to disciplinary action by the Employer.

Section 4. Equipment Reports

Employees shall immediately, or at the end of their shift, report all defects of equipment.

     (a) Such reports shall be made on a suitable form furnished by the Employer and shall be made in multiple copies, one (1) copy to be retained by the employee and one (1) copy to be made available for inspection by the next driver operating the unit. Such copy will remain in the truck. Any alleged violation of the above shall not be cause for refusal of the equipment, but shall be subject to the grievance procedure. The Employer shall not ask or require any employee to take out equipment that has been reported by any other employee as being in an unsafe operating condition until the same

Article 16, Section 4

has been repaired or is certified by a mechanical department that no repairs are needed and the unit is safe to drive.

     (b) When the occasion arises where an employee gives written report on forms in use by the Employer of a vehicle being in an unsafe working or operating condition and receives no consideration from the Employer, he/she shall take the matter up with the officers of the Union who will take the matter up with the Employer. However, in no event shall an employee be required to take out on the streets or highways a vehicle that is not in a safe operating condition or in violation of any federal rules, regulations, standards, or orders applicable to commercial motor vehicle safety as provided in Section I of this Article.

Section 5. Qualifications on Equipment

If the Employer or government agency requests a regular employee to qualify on equipment requiring a classified or special license, or in the event an employee is required to qualify (recognizing seniority) on such equipment in order to obtain a better job opportunity with his/her Employer, the Employer shall allow such regular employee the use of the equipment so required in order to take the examination on the employee's own time.

Costs of such license required by a government agency will be paid for by the employee.

An employee unable to successfully pass the new DOT Commercial Driver's License (CDL) examination will be allowed to take a leave of absence for a period not to exceed one (1) year provided the employee makes a bona fide effort to pass the test each time the opportunity presents itself.

Section 6. Equipment Requirements

     (a) All tractors must be equipped as necessary to allow the driver to safely enter and exit the cab, and hook and unhook the air hoses. All equipment used as city peddle trucks, and equipment regularly assigned to peddle runs, must have steps or other similar device to enable drivers to get in and out of the body. All twin trailers used in LTL pick-up and delivery operation with roll up doors purchased after April 1, 1985 shall be equipped with a hand hold and a DOT bumper which may serve as a step.

Article 16, Section 6

     (b) The Employer shall install heaters and defrosters on all trucks and tractors.

     (c) There shall be first-line tires on the steering axle of all road and local pick-up and delivery power units.

     (d) All road equipment regularly assigned to the fleet shall be equipped with an air-ride seat on the driver's side. Such equipment shall be maintained in reasonable operating condition. All new air-ride seats shall oscillate and have an adjustable lumbar support, height, backrest and seat tilt.

     (e) Tractors added to the road fleet and assigned to road operations on a regular basis, whether newly manufactured or not newly manufactured, shall be air conditioned. Tractors now in service which are not air conditioned shall be retrofitted by July 1, 1985.

The Conference Joint Area Committee may, upon application of either the Employer or the Local Union, waive the installation of such air conditioning equipment as a result of climatic conditions or other standards established by the Committee.

     (f) When the Employer weighs a trailer, the over-the-road driver shall be furnished the resulting weight information along with his/her driver's orders.

     (g)  All company trailers shall be marked for height.

     (h) No driver shall be required to drive a tractor designed with the cab under the trailer.

     (i) All road and city equipment shall have a speedometer operating with reasonable accuracy.

     (j) The following minimum measurements for fuel tank placement shall apply to tractors added to the fleet after March 1, 1981, with the understanding that there shall be no retrofit of equipment currently in use:
(1) front of fuel tank to rear of front tire-not less than 4 inches; (2) rear of fuel tank to front of duals-not less than 4 inches; (3) bottom of fuel tank to ground-provide clearance not less than 7.5 inches, measured on a flat surface; and (4) all fuel tank measurements as stated herein include brackets, return lines, etc. in determining clearance.

Article 16, Section 6

Any alleged violation of the above requirements shall not be cause for refusal of the equipment, but shall be subject to the grievance procedure as a safety and health issue.

     (k) The following shall apply to shock absorbers on tractor front axles with the purchase of newly manufactured tractors which are placed in service after March 1, 1981, and with the understanding that there shall be no retrofit of equipment currently in use:

Where the manufacturer recommends and provides shock absorbers as standard equipment with the tractor front suspension assembly, properly maintained shocks on such new equipment shall be considered as a necessary and integral part of that assembly. Where the manufacturer does not recommend and provide shock absorbers as standard equipment with the tractor front suspension assembly, shocks shall not be considered as a necessary or integral part of that suspension system.

Any alleged violation of the above, including maintenance of existing equipment, shall not be cause for refusal of equipment but shall be subject to the grievance procedure as a safety and health issue.

     (l)(1) The following shall apply for the minimum interior dimensions of the sleeper berths on newly manufactured over-the-road tractors purchased and placed in service after January 1, 1987.

a.   Length - 80 inches; b. Width - 34 inches; and, c. Height - 24 inches.

It is understood that a "manufacturing tolerance of error" of one inch (1') is permissible, provided the original specifications were in conformity with the above recommended dimensions. It is understood that there shall be no retrofit of equipment currently in service.

     (2) Interior cab dimensions. Effective January 1, 1988, the Employer, in placing orders for newly manufactured over-the-road tractors, shall request of the manufacturer in writing that there will be compliance with as many of the following October, 1985 SAE recommended practices as possible:
J941-E, J1052, Jl521, Jl522, J1517, J1516, and J1100.  The carrier, upon request, will furnish proof to the National Safety and Health Committee that a request was made to the manufacturer for compliance with the aforementioned SAE recommended practices.

Article 16, Section 6

     (m) The Employer and the Union recognize the need for safe and efficient twin-trailer operations. Accordingly, the parties agree to the following:

     (1) The Employer shall make available to all drivers involved in the twin-trailer operations training in the proper procedures for the safe hooking and unhooking of dollies and jiff-lox. Upon request, the Company will furnish to the Union a copy of their training program.

     (2) Dollies and jiff-lox shall be counter-balanced or equipped with a crank-down wheel to support the weight of the dolly tongue or jiff-lox. A handle will also be provided on the tongue of the dolly or jiff-lox and shall be maintained.

     (3) A tractor equipped with a pintle hook will be made available to drivers required to drop and hook twin trailers or triples at closed terminals.

The Employer shall make a bona fide attempt to make a telephone available for the driver at closed terminals during the trailer switch.

     (4) Whenever possible, the Company will hook up the heaviest trailer in front in twin-trailer operations. In those instances where it is not possible because of an intermediate drop of less than one hundred and fifty
(150) miles or scaling of the drive axle, the driver after driving the unit at any point on the trip, determines, at his/her sole discretion, the unit does not handle properly, may have the Company switch the unit or authorize the driver to switch the unit and be paid for such time.

     (n) (1) There will be a moratorium on the purchase of diesel powered forklifts.

     a. On the effective date of this Agreement, there shall be no diesel forklifts in breakbulk terminals and/or consolidation centers that employ fifty (50) or more regular dock employees. Commencing .April 1, 1992, all diesel forklifts shall be phased out at the rate of twenty percent (20%) per year, systemwide, to be completed by April 17 1997.

     b. Should the National Institute for Occupational Safety and Health (NIOSH) conclude that diesel is or can be made as safe and healthy as alternative combustible fuels, the Employers reserve the right to resume purchasing diesel powered forklifts.

Article 16, Section 6

     (2) It shall be standard work practice that every diesel-powered forklift shall be shut off whenever the operator leaves the seat. Under no circumstances shall diesel-powered forklifts be allowed to idle when not attended.

     (3) Diesel-powered forklifts shall be tuned and maintained in accordance with schedules recommended by their manufacturers. The Employer shall provide copies of such recommendations to the Union upon request.

     (4) Improperly maintained diesel-powered forklifts may produce visible emissions after start-up. Therefore, any such diesel-powered forklift that is found to be smoking shall be taken out of service as soon as possible until repairs are trade and that condition corrected.

     (5) The Employer agrees to cooperate with those government and/or mutually agreed private agencies in such surveys or studies designed to analyze the use and operation of diesel-powered forklifts and diesel-powered forklift emissions.

     (o) As of July 1, 1988, as new equipment is ordered or existing equipment requires brake lining replacement, all brake linings shall be of nonasbestos material where available and certifiable.

     (p) Slack adjuster equipment (snubbers) used in multiple trailer operations, whether on the trailers or on the converters, shall be maintained in proper working order. However, it shall not be a violation of this provision for the unit to be pulled to the next point of repair if the snubber is inoperative.

     (q) Converter dollies may be pulled on public roads by bobtail tractors if all of the following conditions are met:

     (1) Tractors used in this type of operation shall have a pintle hook installed which has the proper weight capacity and is designed for highway use;

     (2) Neither supply nor control air lines are to be connected to the converter dolly when being pulled by a bobtail tractor, and the tractor protection valve shall be set in the normal bobtail position;

     (3) After October 1, 1991, tractors used to pull converter dollies bobtail must be equipped with a type of bobtail proportioning valve (BPV) in the tractor braking system;

Article 16, Section 6

     (4) It is further agreed such configuration must comply with state and federal law.

     (r) All newly manufactured road tractors regularly assigned to the fleet after July 1, 1991, shall be equipped with heated mirrors. However, it shall not be a violation of this provision for the tractor to be dispatched to the next Company point of repair if the heated mirror is inoperative.

     (1) All new diesel tractors and new yard equipment shall be equipped with vertical exhaust stacks.

     (2) All road and city tractors shall be equipped with large spot mirrors (6' minimum) on both sides of the tractor by January 1, 1995.

     (3) All road tractors and switching equipment shall be equipped with an operable light of sufficient wattage on the back of the cab.

     (4) All new road and city equipment shall have operable sun visors.

     (5) Seats on forklifts and sweepers shall be maintained in good repair.

     (s) All newly manufactured city tractors regularly assigned to the city pickup and delivery operation after July 1, 1991, shall be equipped with power steering and an air-ride seat on the driver's side.

     (1)  All new road and yard equipment shall have power steering.

     (2) All new forklifts and sweepers shall be equipped with power steering.

     (t) All hand trucks and pallet jacks shall be maintained in good repair.

     (u) All portable and mechanical dock plates shall be maintained in good working condition.

     (v) The parties will maintain a safe and healthy working environment in sleeper operations. The parties agree to establish a committee composed of four (4) members each to review the comfort and/or safety aspects of sleeper berths pertaining to ride. Such committee shall meet by mutual agreement of the Co-chairmen as to time and place. The committee shall confer with appropriate

Article 16, Section 6

representatives of equipment manufacturers and/or other experts on this subject as maybe available. The intent of the committee is to identify any problems with the comfort and/or safety aspects of sleeper berths pertaining to ride that may exist, and through its deliberations with the manufacturers and/or other experts, develop ways and means to correct such situations. The committee shall report its findings and make recommendations to the National Grievance Committee by April 1, 1995. If the parties cannot agree on possible recommendations by April 1, 1995, the matter shall be subject to
Article 8 - National Grievance Procedure.

     (1) Sleeper berths shall be equipped with individual heat and air-conditioning controls.

     (2) Bunk restraint strap/net buckles on sleeper equipment shall be mounted on the entrance side of the sleeper berth by April 1, 1995.

     (3) New sleeper equipment purchased on or after April 1, 1995, shall be equipped with a power window on the passenger's side of the cab that is operable from the driver's side of the cab.

Section 7. National Safety and Health Committee

The Employer and the Union shall continue the National Master Freight Safety and Health Committee. Such Committee shall be comprised of qualified representatives to consider safety, health and equipment issues. The Committee shall consult among themselves and/or with appropriate government agencies, state and federal, on matters involving all aspects of trucking operations safety and health and issues related to equipment safety. Such Committee shall convene on a regular basis, with an agenda to be agreed to by the respective chairmen.

Any grievance arising under this Article shall be processed through the Conference Joint Area level in accordance with rules and procedures agreed to by the National Master Freight Safety and Health Committee and approved by the National Grievance Committee.

Section 8. Hazardous Materials Program

The parties have rewritten the "Hazardous Materials' Employee
Protection/Training Program'" to be effective April 1, 1994, and is hereby incorporated by reference in this Agreement. The Program

Article 16, Section 8

will be printed and distributed to all members/employees in line with regulatory guidelines. The parties further agree that as new federally mandated changes occur, they too will become part of this Agreement. The Guidelines contained in the printed Program are minimums, and are not intended to prevent the Employer from providing additional training or protection which would enhance safety and health to the employees. All regular employees shall be paid for such training at their regular straight time hourly rate.

Section 9. Union Liability

Nothing in this Agreement or its Supplements relating to health, safety or training rules or standards shall create any liability or responsibility on behalf of the Union for any job-related injury or accident to any employee or any other person. Further, the Employer will not commence legal action against the Union as a result of the Union's negotiation of safety standards contained in this Agreement or failure to properly investigate or follow-up Employer compliance with those safety standards.

Section 10. Government Required Safety & Health Reports

The Employer shall provide, upon written request by the Local Union, a copy of any occupational incident report that is required to be filed with a federal government agency on safety and health subjects addressed by Article 16 only. Such reports shall be free of charge for one (1) copy.

                                 ARTICLE 17.
                                 PAY PERIOD

The Joint Area Committee or the National Grievance Committee and the Employer may, by mutual agreement, waive the provisions of Local Supplements dealing with pay periods upon a satisfactory showing of necessity by the Employer.

                                 ARTICLE 18.
                               OTHER SERVICES

In the event an Employer, party to this Agreement, may require the services of employees coming under the jurisdiction of this Agreement in a manner and under conditions not provided for in this Agreement, then and in such instances the Local Union and the Employer concerned may negotiate such matters for such specific purposes, subject to the approval of the Joint Area Committee and then ratified by the affected members.

                                 ARTICLE 19.
                                   POSTING

Section 1. Posting of Agreement

A copy of this Agreement shall be posted in a conspicuous place in each garage and terminal.

Section 2. Union Bulletin Boards

The Employer agrees to provide suitable space for the union bulletin board in each garage, terminal or place of work. Postings by the Union on such boards are to be confined to official business of the Union.

                                 ARTICLE 20.
                       UNION AND EMPLOYER COOPERATION

Section 1. Fair Day's Work for Fair Day's Pay

The parties agree at all times as fully as it may be within their power to cooperate so as to protect the long-range interests of the employees, the Employers signatory to this Agreement, the Union and the general public served by the members of the trucking industry party to this Agreement.

The Union and the Employer recognize the principle of a fair day's work for a fair day's pay; that jobs and job security of employees

Article 20, Section I

working under this Agreement are best protected through efficient and productive operations of the Employer and the trucking industry; and that this principle shall be recognized in the administration of this Agreement and its Supplements and the resolution of all grievances thereunder.

Section 2. Joint Industry Development
Committee

The parties recognize that the unionized LTL industry is losing market share and jobs to competitors. The parties recognize that it is in the interest of the Union and the Employers to return the LTL industry to health and to foster its growth. Only if the industry prospers and grows will the industry's employees, whom the Union represents, achieve true job and economic security. Only if the industry prospers and grows will the industry have access to the resources it needs to capitalize and be competitive.

Recognizing that returning the industry to health should be a cooperative, long-term effort, the Teamsters National Freight Industry Negotiating Committee ("TNFINC") and the Employer Association agree to establish a Joint Industry Development Committee to serve as a vehicle for this effort. The purpose of the Committee will be to perform the following tasks: address the principles of an intermodal truckload agreement as a means of capturing new market and creating additional city/P&D jobs; develop data to evaluate and monitor industry and competitor productivity, costs and operations; catalogue, compare and evaluate workrules, practices and procedures among the various NMFA supplements and the Employer Association's companies; make joint recommendations to the parties about any changes in the NMFA and its supplements that the Committee believes should be considered in the next round of negotiations for the new NMFA; solicit grants for joint activities that benefit the industry and its bargaining unit employees, such as driver training schools; and monitor pending legislation and executive action on the national, state and local level that may affect the welfare of the industry and, where appropriate, jointly recommend actions that further the interests of the industry and its bargaining unit employees and jointly present the views of the Joint Committee to legislative and executive bodies.

Article 20, Section 2

The Committee shall operate as a labor-management committee within the meaning of Section 302(c) (9) of the LMRA, as amended, established and functioning so as to fulfill one or more of the purposes set forth in Section 6 (c) (2) of the Labor Management Cooperation Act of 1978. The Committee shall have the full support of both the International Brotherhood of Teamsters and the Employer Association in the Committee's efforts to identify problems, formulate plans to solve those problems and, where appropriate, conduct joint activities designed to implement the plans.

The Chairman of TNFINC will appoint five (5) Union representatives to the Joint Committee. The Employer Association will appoint five (5) Employer representatives to the Joint Committee. Appointments to the Joint Committee will be made in a manner to assure that there are persons serving who are familiar with the full range of operations undertaken by Employer Association's carriers under all supplemental agreements. The Joint Committee shall meet at least quarterly and may appoint continuing subcommittees to carry out specific tasks. The Union and Employer representatives to the Joint Committee will establish procedures for the operation of this Committee.

Section 3.

The Union and the Employers will establish a Health Benefits Joint Committee to review the provision of health benefits to employees covered by this Agreement. This Committee is charged with the critical responsibility of ensuring that employee health benefits are made available to employees covered by the terms of the NMFA in a secure and cost-efficient manner.

It is anticipated that this Committee shall serve as a source of continuing study regarding the most efficient manner of providing health benefits to covered employees and as a source of continuing guidance, particularly in those instances where an existing Health & Welfare Fund is not capable of maintaining benefits within the contribution level provided under the terms of this Agreement. To the extent covered employees might suffer a reduction in benefits due to the inability of a Health & Welfare Fund to continue to provide existing benefits within the contribution amount provided hereunder, the Joint Committee shall have the responsibility of making recommendations to the affected employees and their Local Unions

Article 20, Section 3

concerning alternative methods, if possible, of securing comparable health benefits.

The Union and the Employers will establish procedures for the operation of this Committee. The Committee will make periodic reports and recommendations to TNFINC and Employers concerning the payment for health services by the jointly administered Health & Welfare Funds receiving contributions under the terms of this Agreement.

                                 ARTICLE 21.
                              UNION ACTIVITIES

Any employee, member of the Union, acting in any official capacity whatsoever shall not be discriminated against for his/her acts as such officer of the Union so long as such acts do not interfere with the conduct of the Employer's business, nor shall there be any discrimination against any employee because of Union membership or activities.

A Union member elected or appointed to serve as a Union official shall be granted a leave of absence during the period of such employment, without discrimination or loss of seniority rights, and without pay.

                                 ARTICLE 22.
                               OWNER-OPERATORS

Section 1.

This Agreement governs the use of "owner-operators" (as defined below) by all Employers signatory to this Agreement. The parties recognize that there are two (2) distinct types of C4 owner-operators" covered by this Agreement: employee owner-operators and nonemployee owner-operators. Generally, employee owner-operators are drivers who work exclusively for a single Employer on a regular basis and who perform the same type of work as the Employer's regular employee drivers, and it is only that kind of owner-operator that is covered by this Article. Conversely, there are owner-operators who do hauling work on an intermittent basis (e.g., trip leas-

Article 22, Section 1

es) for several different Employers. As such, the latter may be utilized only to perform work which may be properly subcontracted under Article 32 (e.g., overflow loads).

Section 2.

For purposes of this Article, the term "owner-operators" means any employee driver who performs unit work and who operates trucking equipment which he/she owns and leases to an Employer signatory to this Agreement. The certificate and title to the leased equipment of an owner-operator must be in the name of the owner-operator (or the owner-operatives secured creditor) not the Employer Further, it is understood and agreed that whenever the term "owner-operator" is used in this Article, it means employee owner-driver only, and nothing in this Article shall apply to any equipment leased except when the owner is also employed as a driver. However, it is expressly understood that in the case of equipment under permanent lease (with a minimum thirty (30)-day cancellation clause) from a fleet owner, individuals operating such equipment shall operate it as employees of the Employer.

Section 3.

For purposes of this Article, hired or leased equipment shall be operated by an employee of the Employer. The performance of unit work by owner-operators shall be governed by the provisions of this Agreement and Supplements relating to owner-operators. The Employer expressly reserves the right to control the manner, means and details of, and by which, the owner-operator performs his/her services, as well as the ends to be accomplished, and shall not permit others or delegate to others the authority to do so. All employee owner-operators shall be treated under the provisions of this Agreement and any applicable Supplements to this Agreement, in the same manner as other employee drivers. Accordingly, the wages and working conditions of an employee owner-operator (including pension and health & welfare contributions) shall be in full accordance with those provided to other employee drivers under this Agreement. Employee owner-operators, however, shall have seniority under Article 5 of this Agreement only as drivers. Consistent with their "employee" status, employee owner-operators shall be affiliated by permanent lease with their Employer and shall operate exclusively for that Employer and no other interest.

Article 22, Section 4

Section 4.

Employers must use their own available equipment, together with all leased equipment under a permanent lease (with a minimum thirty (30) days' cancellation clause) before hiring any extra equipment. The hiring of such extra equipment shall be subject to the provisions of Article 32
Subcontracting.

Section 5.

Separate checks shall be issued by the Employer for driver's wage and equipment rental, except as provided in Section 6. At no time shall the equipment check be for less than actual miles operated. Separate checks for drivers shall not be deducted from the minimum truck rental revenue. The driver shall turn in time directly to the Employer. All monies due the owner-operator may be held not longer than two (2) weeks, except where the lease of equipment agreement is terminated, and in such case, all monies due the operator may be held no longer than forty-five (45) days from the date of termination of the operation of the equipment.

Section 6.

Payment for equipment service shall be handled by the issuance of a check for the full mileage operated, tonnage or percentage, less any agreed advances.
A statement of any charges by the Employer shall be issued at the same time, but shall not be deducted in advance.

Section 7.

The owner-operator shall have complete freedom to purchase gasoline, oil, grease, tires, tubes, etc., including repair work, at any place where efficient service and satisfactory products can be obtained at the most favorable prices.

Section 8.

There shall be no deduction pertaining to equipment operation for any reason whatsoever.

Section 9.

The Employer hereby agrees to pay road or mile tax, public liabili-

Article 22, Section 9

ty and property damage insurance, cargo insurance, bridge tolls, fees for certificates, permits and travel orders, fines and penalties for inadequate certificates, license fees, weight tax and wheel tax, and for loss of driving time due to waiting at state lines. The Employer shall also pay social security tax, unemployment insurance tax and worker's compensation insurance, and any other federal or state (or local) payroll tax regularly paid by Employers for and on behalf of employees in the jurisdiction where operations are conducted, and any additional cost for international registration plan plate (IRP) over the base plate cost. It is expressly understood that the owner-driver shall pay the license fees in the state in which title is registered. All tolls, no matter how computed, must be paid by the Employer, regardless of any agreement to the contrary.

All taxes or additional charges imposed by law relating to actual truck operation and use of highways, no matter how computed or named, shall be paid by the Employer, excepting only vehicle licensing, as such, in the state where title is registered.

Section 10.

There shall be no interest or handling charge on earned money advanced prior to the regular payday.

Section 11.

     (a) All Employers hiring or leasing equipment owned and driven by the owner-operator shall file a true copy of the lease agreement covering the owner-driven equipment with the Conference Joint Area Committees. The terms of the lease shall cover only the equipment owned and driven by the owner-operator and shall be in complete accord with the minimum rates and conditions provided herein, plus the full wage rate and supplementary allowances for drivers as embodied elsewhere in this Agreement.

     (b) (1) It is recognized by the parties to this Agreement that inordinately low equipment rental fees threaten the wage rates of employee drivers covered by this Agreement. Accordingly, the parties have established and set out below the appropriate minimum rental fees for equipment leased by either employee or non-employee owner-operators, excluding owner-operators covered by the Iron and Steel Supplements.

Article 22, Section 11

      a.  Single Axle Tractor Only-Effective April 1, 1994

0 to 20,000 lbs.                                  36.2 cents per mile
20,001 to 25,000 lbs.                             38.3 cents per mile
25,001 to 30,000 lbs.                             40.5 cents per mile
30,001 lbs. and over                              43.7 cents per -mile

Single axle tractors when utilized to pull double bottoms will be paid under the tandem axle tractor rate schedule.

       b. Tandem Axle tractor Only-Effective April 1, 1994

0 to 25,000 lbs.                                  39.7 cents per mile
25,001 to 30,000 lbs.                             41.7 cents per mile
30,001 to 35,000 lbs.                             44.3 cents per mile
35,001 to 40,000 lbs.                             47.3 cents per mile
40,001 to 45,000 lbs.                             50.5 cents per mile
45,001 lbs. and over                              52.7 cents per mile

     c.   Single Axle Trailers and 40 to 53 Foot Tandem trailer Only.

Effective April 1, 1994: 6.25 cents per mile (with $8.00 minimum daily guarantee).

     d.   Tandem Axle, 40 Foot or Over, Trailer Only

Effective April 1, 1994: 7.25 cents per mile (With $10.00 minimum daily guarantee).

Minimum daily guarantee for trailers does not apply to Saturday, Sunday or holidays. It applies to either the first (lst) day or last day of use, but not both.

The above rates also apply to deadheading.

     (2) Future adjustments in the compensation for owner-operator equipment shall be based on the latest available published ICC rates for diesel fuel prices and shall be adjusted beginning the first (1st) of the month following notice of ratification and the first (lst) of every month thereafter in accordance with the schedule in paragraph 4 of this Section.

Article 22, Section 11

In the event the ICC publishes a correction in any diesel fuel price, any changes will be made on a prospective basis only.

It is understood that where the Employer provides subsidized fuel purchase plans to owner-operators the minimum lease rates, as determined under paragraph 4 of this Section, will reflect the actual fuel price paid by the owner-operator rather than the ICC diesel fuel price.

If the ICC discontinues publishing the diesel fuel price series, the parties will meet and agree upon an alternate index. If the parties cannot agree on a suitable replacement diesel fuel price series, the matter shall go immediately to the National Grievance Committee for the establishment of such a diesel fuel price series.

     (3) This Article excludes owner-operators covered by the Iron and Steel Supplemental Agreements.

The terms and conditions of Article 22, Section 9 shall apply to this Article.

Nothing herein this Article shall apply to leased equipment not owned by the driver. The minimum rates set forth above result from the joint determination of the parties that such rates represent only the actual cost of operating such equipment. The parties have not attempted to negotiate a profit for the owner-operator. The determination of an appropriate minimum equipment rental rate is intended only to prevent owner-operators from leasing their equipment at a loss and thus forcing owner-operators to undercut the wage rates in this Agreement.

The parties agree that the above rates are established for the use of normal freight industry equipment. In the event specialized equipment is required, the rates will be established by the Committee referred to in Article 22, or by other procedures mutually agreeable to the parties.

     (4) Following are the minimum lease rates to be paid to owner-operators for various levels of diesel fuel prices.

Article 22, Section 11

                                 SCHEDULE A
                             Single Axle Tractor
                                 cents/mile
Diesel Fuel          0-            20,001-      25,001-      30,001-
Price per gallon     20,000 lbs.   25,000 lbs.  30,000 lbs.  lbs. and over
$1.56-$1.609         37.6          39.8         42.2         45.5
$1.51-$1.559         36.9          39.0         41.4         44.6
$1.46-$1.509         36.2          38.3         40.5         43.7
$1.41-$1.459         35.4          37.5         39.7         42.8
$1.36-$1.409         34.7          36.7         38.9         41.9
$1.31-$1.359         34.0          36.0         38.0         41.0
$1.26-$1.309         33.3          35.2         37.2         40.1
$1.21-$1.259         32.6          34.4         36.4         39.2
$1.16-$1.209         31.9          33.7         35.5         38.3
$1.11-$I.159         31.2          32.9         34.7         37.4
$1.06-$1.109         30.4          32.1         33.9         36.5
$1.01-$I.059         29.7          31.4         33.0         35.6
$0.96-$1.009         29.0          30.6         32.2         34.6
$0.91-$O.959         28.3          29.8         31.4         33.7
$0.86-$O.909         27.6          29.0         30.5         32.8
$0.81-$O.859         26.9          28.3         29.7         31.9
$0.76-$O.809         26.2          27.5         28.9         31.0
$0.71-$O.759         25.4          26.7         28.0         30.1
$0.66-$O.709         24.7          26.0         27.2         29.2
$0.61-$O.659         24.0          25.2         26.4         28.3
$0.56-$O.609         23.3          24.4         25.5         27.4
for any fuel price   (+ or -       (+ or -      (+ or -      (+ or -
                     0.71429)      0.76923)     0.83333)     0.90909)

<FN1>
# as reported by the ICC

Article 22, Section 11

                                   SCHEDULE B
                               Tandem Axle Tractor

                                   cents/mile
Diesel Fuel          0-            25,001-      30,001-      35,001-       40,000-    45,001
Price per gallon     25,000 lbs.   30,000 lbs.  35,000 lbs.  40,000 lbs.   45,000
lbs.                 lbs. and over
$1.56-$1.609         41.1          43.1         45.8         48.8          52.2       54.56
$1.51-$1.559         40.4          42.4         45.0         48.0          51.4       53.6
$1.46-$1.509         39.7          41.7         44.3         47.3          50.5       52.7
$1.41-$1.459         38.9          40.9         43.5         46.5          49.7       51.8
$1.36-$1.409         38.2          40.2         42.8         45.7          48.9       50.9
$1.31-$1.359         37.5          39.5         42.0         45.0          48.0       50.0
$1.26-$1.309         36.8          38.8         41.2         44.2          47.2       49.1
$1.21-$1.259         36.1          38.1         40.4         43.4          46.4       48.2
$1.16-$1.209         35.4          37.4         39.7         42.7          45.5       47.3
$1.11-$1.159         34.7          36.7         38.9         41.9          44.7       46.4
$1.06-$1.109         33.9          35.9         38.1         41.1          43.9       45.5
$1.01-$1.059         33.2          35.2         37.4         40.4          43.0       44.6
$0.96-$1.009         32.5          34.5         36.6         39.6          42.2       43.6
$0.91-$O.959         31.8          33.8         35.8         38.8          41.4       42.7
$0.86-$O.909         31.1          33.1         35.0         38.0          40.5       41.8
$0.81-$O.859         30.4          32.4         34.3         37.3          39.7       40.9
$0.76-$O.809         29.7          31.7         33.5         36.5          38.9       40.0
$0.71-$O.759         28.9          30.9         32.7         35.7          38.0       39.1
$0.66-$O.709         28.2          30.2         32.0         35.0          37.2       38.2
$0.61-$O.659         27.5          29.5         31.2         34.2          36.4       37.3
$0.56-$O.609         26.8          28.8         30.4         33.4          35.5       36.4
for any fuel price   (+ or -                    (+ or -                    (+ or -    (+ or -
                     0.71429)                   0.76923)                   0.83333)   0.90909)

<FN1>
# as reported by the ICC

Article 22, Section 11

     (c) The Employer shall not, as a condition of continued employment, require an owner-operator who is hired with tractor and trailer to separate his/her equipment and pull Employer owned or other leased trailers. The Employer will not reduce the equipment rental below the contract percentage to accomplish the above purpose.

Section 12.

Driver-owner mileage scale does not include use of equipment for pick-up or delivery at point of origin terminal or point of destination terminal, but shall be subject to negotiations between the Local Union and the Employer. Such negotiations shall be only for the purpose of protecting the wage rate of the driver only as an employee. Failure to agree shall be submitted to the grievance procedure. Owner-operator operations are to be terminal-to-terminal, except where there are no local employees to make such deliveries or as otherwise agreed to in this Agreement.

Section 13.

There shall be no reductions where the present basis of payment is higher than the minimums established herein for this type of operation. Where an owner-operator is paid on a percentage or tonnage basis and the operating company reduces its tariff, the percentage or tonnage basis of payment shall be automatically adjusted so that the owner-operator suffers no reduction in equipment rental or wages, or both.

Section 14.

It is further agreed that the intent of this clause and this entire Agreement is to assure the payment of the scale of wages as provided in this Agreement and to prohibit the making and carrying out of any plan, scheme or device to circumvent or defeat the payment of wage scales provided in this Agreement. This clause is intended to prevent the continuation of or formation of combinations or corporations or so-called lease of fleet arrangements whereby the driver is required to and does periodically pay losses sustained by the corporation or fleet arrangement, or is required to accept less than the actual cost of the running of his/her equipment, thus, in fact, reducing his scale of pay.

Article 22, Section 15

Section 15.

It is further agreed that if the Employer requires that the owner-operator sell his/her equipment to the Employer, directly or indirectly, the owner-operator shall be paid the fair true value of such equipment. Copies of the instruments of sale shall be filed with the Union and, unless objected to within ten (10) days, shall be deemed satisfactory. If any question is raised by the Union as to such value, the same shall be submitted to grievance, as above set forth, for determination.

Section 16.

If an employee voluntarily agrees to purchase equipment from the Employer, and if there is a dispute over the value of such equipment, the fair true value of such equipment shall be determined as provided herein. However, no employee may be required to purchase or sell equipment as a condition of employment, nor shall the nature of any operation or business be changed to require such result, unless such change is approved by the Teamsters National Master Committee. No owner-operator lease shall be cancelled for the purpose of depriving employees of employment.

Section 17.

It shall be considered a violation of this Agreement should any Employer deduct from rental of equipment the increases provided for by the 1994 Amendments, or put into effect any means of evasion to circumvent actual payment of increases agreed upon effective for the period starting April 1, 1994 and ending March 31, 1998.

Section 18.

All leases, agreements or arrangements between Employers and owner-operators shall contain the following statement:

The equipment which is the subject of this lease shall be driven by an employee of the lessee at all times that it is in the service of the lessee. If the lessor is hired as an employee to drive such equipment, he/she shall receive as rental compensation for the use of such equipment no less than the minimum rental rates, allowances and conditions (or the equivalent thereof as approved by the National

Article 22, Section 18

Committee referred to in Section 11) established by the then current appropriate Area Supplemental Agreement for this type of equipment and, in addition thereto, the full wage rate and supplementary allowances for drivers (or the equivalent thereof as approved by the National Committee referred to in Section 11).

The lessee expressly reserves the right to control the manner, means and details of and by which the driver of such leased equipment performs his/her services, as well as the ends to be accomplished, and shall not permit or delegate to others the authority to do so.

The lessor (owner-operator) shall not be required to buy or sell any equipment (or separate his/her trailer if covered by this lease) as a condition of employment.

To the extent that any provision of this lease may conflict with the provisions of such appropriate Area Supplemental Agreement as it applies to equipment driven by the owner, such provision of this lease shall be null and void and the provisions of such Agreement shall prevail.

The Employer shall make available to the Union, upon request, all documents and reports relating to service by owner-operators which are required to be maintained by law.

                                 ARTICLE 23.
                          SEPARATION OF EMPLOYMENT

Upon discharge, the Employer shall pay earned wages due to the employee during the first (lst) payroll department working day following the date of discharge. Vacation pay for which the discharged employee is qualified shall be paid no later than the first (lst) day following final determination of the discharge.

Upon a permanent terminal closing and/or cessation of operations, the Employer shall pay all money due to the employee during the first (lst) payroll department working day following the date of the terminal closing and/or cessation of operations.

Failure to comply shall subject the Employer to pay liquidated damages in the amount of eight (8) hours I pay for each day of delay. Upon quitting, the Employer shall pay all money due to the employee on the next regular payday for the week in which the resignation occurs.

                                 ARTICLE 24.
                     INSPECTION PRIVILEGES AND EMPLOYER
                               IDENTIFICATION

Authorized agents of the Union shall have access to the Employer's establishment during working hours for the purpose of adjusting disputes, investigating working conditions, collection of dues, and ascertaining that the Agreement is being adhered to; provided, however, there is no interruption of the firm's working schedule.

Company representatives, if not known to the employee, shall identify themselves to employees prior to taking disciplinary action.

Safety or other company vehicles shall be identified when stopping company equipment.

                                 ARTICLE 25.
                       SEPARABILITY AND SAVINGS CLAUSE

If any article or section of this Agreement or of any Supplements thereto should be held invalid by operation of law or by any tribunal of competent jurisdiction, or if compliance with or enforcement of any article or section should be restrained by such tribunal pending a final determination as to its validity, the remainder of this Agreement and of any Supplements thereto, or the application of such article or section to persons or circumstances other than those as to which it has been held invalid or as to which compliance with or enforcement of has been restrained, shall not be affected thereby.

In the event that any article or section is held invalid or enforcement of or compliance with which has been restrained, as above set forth, the parties affected thereby shall enter into immediate collective bargaining negotiations after receipt of written notice of the desired amendments by either Employer or Union for the purpose of arriving at a mutually satisfactory replacement for such article or section during the period of invalidity or restraint. There shall be no limitation of time for such written notice. If the parties do not agree on a mutually satisfactory replacement within-sixty (60) days after receipt of the stated written notice, either party shall be permitted all legal or economic recourse in support of its demands notwithstanding any provisions of this Agreement to the contrary.

                                 ARTICLE 26.
                        TIME SHEET, TIME CLOCKS, AND
                                VIDEO CAMERAS

Section 1. Time Sheets and Time Clocks

In over-the-road or line operations, the Employer shall provide and require the employee to keep a time sheet or trip card showing the arrival and departure at terminal and intermediate stops and cause and duration of all delays, time spent loading and unloading, and same shall be turned in at the end of each trip. In local cartage operations, a daily time record shall be maintained by the Employer at its place of business. All Employers who employ five (5) or more people at any terminal shall have time clocks at such terminals.

Employees shall punch their own time cards.

The Employer shall maintain sign-in and sign-out records at terminals. All road drivers must record their arrival, departure, origin and destination.

The Employer may substitute updated time recording equipment for time cards and time sheets. However, a paper trail shall be maintained.

The Employer may computerize the sign-in and sign-out records. However, at all times, the Union shall have reasonable access to a paper record of the sign-in and sign-out records.

Section 2. Use of Video Cameras for Discipline and Discharge

The Employer may not use video cameras to discipline or discharge an employee for reasons other than theft of property or dishonesty. If the information on the video tape is to be used to discipline or discharge an employee, the Employer must provide the Local Union, prior to the hearing, an opportunity to review the video tape used by the Employer to support the discipline or discharge. Where a Supplement imposes more restrictive conditions upon use of video cameras for discipline or discharge, such restrictions shall prevail.

                                 ARTICLE 27.
                             EMERGENCY REOPENING

In the event of war, declaration of emergency, imposition of mandatory economic controls, the adoption of national health care or any congressional or federal agency action which has a significantly adverse effect on the financial structure of the trucking industry or adverse impact on the wages, benefits or job security of the employees, during the life of this Agreement, either party may reopen the same upon sixty (60) days' prior written notice and request renegotiation of the provisions of this Agreement directly affected by such action.

Upon the failure of the parties to agree in such negotiations within the subsequent sixty (60)-day period, thereafter, either party shall be permitted all lawful economic recourse to support its request for revisions. If governmental approval of revisions should become necessary, all parties will cooperate to the utmost to attain such approval. The parties agree that the notice provided herein shall be accepted by all parties as compliance with the notice requirements of applicable law, so as to permit economic action at the expiration thereof.

                                 ARTICLE 28.
                             SYMPATHETIC ACTION

In the event of a labor dispute between any Employer, party to this Agreement, and any International Brotherhood of Teamsters' Union, parties to this or any other International Brotherhood of Teamsters' Agreement, during the course of which dispute such Union engages in lawful economic activities which are not in violation of this or such other Agreement, then any other affiliate of the International Brotherhood of Teamsters, having an agreement with such Employer shall have the right to engage in lawful economic activity against such Employer in support of the above first-mentioned Union notwithstanding anything to the contrary in this Agreement or the International Brotherhood of Teamsters' Agreement between such Employer and such other affiliate, with all of the protection provided in Article 9.

                                 ARTICLE 29.
                             SUBSTITUTE SERVICE

Section 1. Piggyback Operations

     (a) An Employer shall not use piggyback over the same route where the Employer has established relay runs or through runs except to move overflow freight or as otherwise provided in Section 3 herein.

     (b) It is recognized and agreed that there were two distinct and separate types of rail operations in effect on April 1, 1994: (1) the use of rail to move overflow freight; and (2) approved and/or agreed to rail operations. Accordingly, the provisions of this Section 1 shall apply in its entirety to the overflow rail operations. This Section 1 shall only apply to the approved and/or agreed to rail operations to the extent it has been historically applied prior to April 1, 1994.

If a driver is available (which includes the two (2) -hour period of time prior to end of his/her rest period) at point of origin when a trailer leaves the yard for the piggyback ramp, such driver's runaround compensation shall start from the time the trailer leaves the yard. Available regular drivers at relay points shall be protected against runarounds if a violation occurred at the point of origin.

If the Employer does not have an over-the-road domicile at the point of origin, the Employer shall protect against runaround the available drivers at the first relay point over which the freight would normally move had it not been placed on the rail. Available regular drivers at relay points shall be protected against runaround if a violation occurred at the first relay point.

The Employer shall not reduce or fail to increase the road driver complement, including the addition of equipment, at the point of origin for the purpose of creating an overflow of freight to avoid the application of this Section.

     (c) When an Employer utilizes piggyback operations as a substitute service to deliver overflow loads and such substitute service is matched in both directions (East to West and West to East or North to South and South to North), it is understood and agreed by the parties that the Employer will be required to add a sufficient number of employees and the necessary amount of equipment to

Article 29, Section 1

move trailers over the road when the volume of matched loads reaches a level to insure efficient utilization of equipment and regular work opportunity for the added employees.

It is the intent of the parties in this Section 1 to maximize the movement of freight over the Employer's established relay runs, thereby minimizing the use of substitute service.

The record keeping requirement set out in Section 2 below will provide the Union with the basis of monitoring the use of such piggyback operation.

     (d) The Employer agrees the non-employee owner-operators, birdy-back, fishy-back and barge operations will not be used over the same routes where the Employer has established relay runs during the term of this Agreement.

Section 2. Maintenance of Records

     (a) Trailers piggybacked as a substitute service as provided in Section 1 are to be signed in and signed out on the regular dispatch sheet in road operations, and where there are no road operations sign-in and sign-out sheets shall be maintained at an appropriate location, including trailers taken to and from the rail yard by city employees. These sheets will be made available, upon request, to the drivers for a period of thirty (30) days.
The Employer shall report in writing on a monthly basis to the Local Union at the rail origin point, or in cases where there are no drivers domiciled at the rail origin point to the Local Union at the first driver relay point affected, the number of trailers put on the rail at the rail origin point. The Employer shall also report the origin, destination, trailer/load number, trailer weight and the time the trailer/load leaves the Employer's yard for the rail yard. The time limits set forth in the Supplemental Agreement for filing claims based upon the monthly report shall commence to run upon the receipt of the report by the Local Union.

     (b) With regard to use of substitute service as provided in Section 1, full and complete records of handling, dispatch and movement of such units system-wide shall be kept by the Employer and a report, which will include the date of all outbound rail movement, all points of origin and destination, all trailer numbers and the name of each railroad/routing, shall be sent on a quarterly basis to the office of the National Freight Director and the affected Area Conference Freight Director.

Article 29, Section 2

Where inspection of the records indicates that piggyback is being used as a substitute for road operations, as defined in Section 1 of this Article, over an established relay, rather than handling overflow traffic, the grievance procedure may be invoked at the appropriate Conference Joint Area Committee by the Area Conference Freight Director or the office of the National Freight Director to provide a reasonable remedy for the improper usage of piggyback, including the revocation of the use of substitute service, for repeated violations over such relay.

     (c) With regard to trailers moved on rail as an approved intermodal operations set forth in Section 3, the Employer shall report in writing on a monthly basis to each Local Union affected, the number of trailers put on the rail at the rail origin points of the approved intermodal operations. The Employer shall also report the origin, destination, trailer/load number, trailer weight and the time the trailer/load leaves the Employer's yard for the rail yard.

In addition, the Employer shall, on a quarterly basis, send to the office of the National Freight Director a report containing the total intermodal rail miles as reported on line 6 of the ICC Schedule 600 annual report and the total miles as reported on line 7 of the ICC Schedule 600 annual report.

Section 3. Intermodal Service

     (a) The parties recognize that in 199 1, Congress passed the Intermodal Surface Transportation Efficiency Act of 1991 and declared the policy of the United States to be one of promoting the development of a national intermodal transportation system consisting of all forms of transportation in a unified, interconnected manner. The parties have, therefore, entered into this Agreement to enhance the Employer's opportunities to secure the benefits which flow from this national policy of encouraging intermodal transportation, including long-term stable and secure employment. At the same time, the parties recognize the need to minimize and provide for the impact which intermodal operations may have on certain employees covered by this Agreement.

     (b)  Use of Intermodal Service

     1. Subject to the conditions set forth hereinafter, an Employer may establish a new intermodal service over the same route where the Employer has established relay runs or through runs.

Article 29, Section 3

Present relay or through operations may not be reduced, modified or changed in any other manner as the result of the implementation of a new intermodal service until such time as the proposed intermodal operation has been approved by the National Intermodal Committee. The Employer shall submit to the National Intermodal Committee an application for approval which shall identify the road operation(s) the intended intermodal service will reduce and/or eliminate; a list identifying the name and seniority date of each driver affected by the intended intermodal service(s); and a list by domicile of each of the road drivers' openings available.

In the event the National Intermodal Committee is unable to agree on whether or not the Employer's proposed intermodal operations meet the criteria set forth below, the proposed operation shall not be approved until such time as those issues are resolved. This provision shall not be utilized as a method to delay and/or deny a proposed intermodal operation when the criteria set forth below have been clearly satisfied.

     (a) There shall be no more than two (2) intermodal changes approved during the term of this Agreement; and

     (b) No more than ten (10) percent of the Employer's total active road driver seniority list as of April 1, 1994 shall be affected by the intermodal changes approved during the term of this Agreement.

In the event a proposed intermodal operation also includes the transfer of work that is subject to the provisions of Article 8, Section 6, the National Intermodal Committee, after approving the intermodal operation, shall refer the transfer of work portion to the appropriate Change of Operations Committee in accordance with the provisions of Article 8, Section 6.

     2. An approved intermodal operation that provides service over established relay and/or through operations shall include protection for all bid drivers during each dispatch day and all extra board drivers during each dispatch week at each of the affected domiciles.

For purposes of determining the weekly protection for extra board drivers, the affected driver's average weekly earnings during the previous four (4) week period in which the driver had normal earnings shall be considered the weekly protection when violations occur.

Article 29, Section 3

     3. When transporting any shipment by intermodal service within the Employer's terminal network, the Employer shall utilize its drivers subject to the applicable respective area supplemental agreements to pickup such shipments from the shipper at point of origin and/or the Employer's terminal and deliver them to the applicable intermodal exchange point. The Employer also shall use its drivers to deliver intermodal shipments to the consignee or the Employer's terminal. A driver maybe required to drive through other terminal service areas to the intermodal exchange point to pickup and deliver intermodal shipments without penalty.

     4. Total intermodal rail miles included on line 6 of the ICC Schedule 600 annual report shall not exceed 28 percent of the Employer's total miles as reported on line 7 of the ICC Schedule 600 annual report during any calendar year. In the event intermodal rail miles exceed this 28 percent maximum, the Employer shall be required to remove an appropriate amount of freight from the rail and add a corresponding number of drivers at each affected domicile.

The National Intermodal Committee shall establish rules and guidelines that will allow the Union the opportunity to verify and audit the Employer's ICC rail reports. In the event the Union establishes through the grievance procedure that an Employer has falsified the ICC reports in order to increase the maximum amount of intermodal rail miles permitted under this Article, the remedy for such a violation shall include a cessation of the Employer's affected intermodal service until such time as the issue has been resolved to the satisfaction of the Union.

In the event the ICC rail and/or line haul miles reporting requirements are modified and/or eliminated, the parties will meet to develop a substitute reporting procedure consistent with those of the ICC.

     (c)  Job Protections for Current Road Drivers

     1. Rail operations that are subject to the provisions of Section 1 (b) above shall not result in the layoff or involuntary transfer of any driver at any affected road driver domicile.

     2. During the term of this Agreement, an Employer shall be permitted no more than two (2) Intermodal Changes whereby the Employer may reduce and/or eliminate existing road operation(s)

Article 29, Section 3

through the use of intermodal service. It is specifically agreed that a total of no more than ten (10) percent of the Employer's total active road driver seniority list as of April 1, 1994, shall be affected by the Intermodal Changes during the term of this Agreement.

Any road driver who is adversely affected by an approved Intermodal Operation and would thereby be subject to layoff, or who is on layoff at an affected domicile at the time an Intermodal Operation is approved, shall be offered work opportunity at other road driver domiciles within the Employer's system. In the event there is more than one (1) domicile involved, the drivers adversely affected shall be dovetailed on a master seniority list and an opportunity to relocate shall be offered on a seniority basis. The "hold" procedures set forth in Article 8, Section 6 of the NMFA shall be applicable.

Drivers who relocate under this provision shall be dovetailed on the applicable seniority list at the domicile they bid into. Health & welfare and pension contributions shall be remitted in accordance with the provisions of Article 8, Section 6(a) and moving and lodging shall be paid in accordance with Article 8, Section 6(c) of the NMFA.

It is understood and agreed that the intent of this provision is to provide the maximum job security possible to those drivers affected by the use of intermodal service. Therefore, the number of drivers on the affected seniority lists at rail origin points at the time an intermodal change becomes effective shall not be reduced during the term of this Agreement other than as may be provided in subsequent changes of operations. Drivers on the affected seniority lists at gaining domiciles at the time an intermodal change becomes effective, shall not be permanently laid off during the term of this Agreement.

Section 4. National Intermodal Committee

The parties shall establish a National Intermodal Committee composed of four
(4) Union representatives appointed by the Union Chairman of the National Grievance Committee and four (4) Employer representatives appointed by the Employer Chairman of the National Grievance Committee.

The National Intermodal Committee shall establish rules of procedure to govern the manner in which proposed intermodal operations are to be heard, procedures for resolving intermodal issues

Article 29, Section 4

and procedures for establishing pre-hearing guidelines. Any grievance concerning the application or interpretation of Article 29, Section 2 or concerning any issues that may arise from an approved intermodal operation provided for in this Section 3, shall be first referred to the National Intermodal Committee. If the National Intermodal Committee is unable to reach a decision on an interpretation or grievance, the issue will be referred to the National Grievance Committee.

                                 ARTICLE 30.
                           JURISDICTIONAL DISPUTES

In the event that any dispute should arise between any Local Unions, parties to this Agreement or Supplements thereto, or between any Local Union, party to this Agreement or Supplements thereto and any other Union, relating to jurisdiction over employees or operations covered by such Agreements, the Employer and the Local Unions agree to accept and comply with the decision or settlement of the Unions or Union bodies which have the authority to determine such dispute, and such disputes shall not be submitted to arbitration under this Agreement or Supplements thereto or to legal or administrative agency proceedings. Pending such determination, the Employer shall not be precluded from seeking appropriate legal or administrative relief against work stoppages or picketing in furtherance of such dispute.

                                 ARTICLE 31.
                      MULTI-EMPLOYER, MULTI-UNION UNIT

The parties agree to become a part of the multi-employer, multi-union bargaining unit established by this National Master Freight Agreement, and to be bound by the interpretations and enforcement of this National Master Freight Agreement and Supplements thereto.

                                 ARTICLE 32.
                               SUBCONTRACTING

Section 1. Work Preservation

For the purpose of preserving work and job opportunities for the employees covered by this Agreement, the signatory Employer agrees that no operation, work or services of the kind, nature or type covered by, or presently performed by, or hereafter assigned to, the collective bargaining unit by the signatory Employer will be subcontracted, transferred, leased, diverted, assigned or conveyed in full or in part (hereinafter referred to as `divert' or `subcontract'), by the Employer to any other plant, business, person, or non-unit employees, or to any other mode of operation, unless specifically provided and permitted in this Agreement.

In addition, the signatory Employer agrees that it will not, as hereinafter set forth, subcontract or divert the work presently performed by, or hereafter assigned to, its employees to non-employee owner-operators or other business entities owned and/or controlled )y the signatory Employer, or its parent, subsidiaries or affiliates.

Section 2. Diversion of Work - Parent or Subsidiary Companies

The parties agree that for purposes of this Article it shall be presumed that a diversion of work in violation of this Agreement occurs when work presently and regularly performed by, or hereafter assigned to, employees of the signatory Employer has been lost and the lost work is being performed in the same manner (including transportation by owner-operators and independent contractors) by an entity owned and/or controlled by the signatory Employer, its parent, or a subsidiary within sixty (60) days of the loss of the work. The burden of overcoming such presumption in the grievance procedure shall be upon the Employer.

Section 3. Subcontracting

The Employer may subcontract work when all of his/her regular employees are working, except that in no event shall road work presently performed or runs established during the life of this

Article 32, Section 3

Agreement be farmed out. No dock work shall be farmed out except for existing situations established by agreed-to past practices. Overflow loads may be delivered pursuant to the provisions of Article 29. Loads may also be delivered by other agreed-to methods or as presently agreed to. Other persons performing subcontracted work which is permitted herein shall receive no less than the equivalent of the economic terms and conditions of this Agreement and the applicable Supplement.

The signatory Employer shall maintain records identifying persons performing subcontracted work permitted by this Agreement. Said records shall be made available for inspection by the Local Union(s) in the locality affected by such subcontract work.

The normal, orderly interlining of freight for peddle on occasional basis, where there are parallel rights, and when not for the purpose of evading this Agreement, may be continued as has been permitted by past practice provided it is not being done to defeat the provisions of this Agreement.

Section 4. Expansion of Operations

     (a)  Adjoining Over-The-Road and Local Cartage

It is understood and agreed that the provisions of the National Master Freight Agreement shall be applied, without evidence of union representation of the employees involved, to all subsequent additions to, and extensions of, current over-the-road or local cartage operations which adjoin and are controlled and utilized as part of such current operations of the signatory Employer, or any other entity, not operated wholly independently of the signatory Employer within the meaning of Article 3, Section 1(a). In this regard, the parties agree that newly-established terminals and consolidations of terminals which are controlled and utilized as part of a current operation will be covered by the National Master Freight Agreement and applicable Over-the-Road and Local Cartage Supplemental Agreements.

Article 32, Section 4

     (b)  New Pick-Up and Delivery Adjoining

Current Operations

It shall not, however, be a violation of this Article if, during the term of this Agreement, an Employer commences pick-up and delivery operations which adjoin and are controlled and utilized as part of such current operations with other than its own employees when there is insufficient business to economically justify the establishment of its own employer-operated pick-up and delivery service. However, the above exception shall thereafter terminate when sufficient economic justification develops so as to warrant the establishment and maintenance of the terminal operation by such Employer, in which event, the Employer shall institute a pick-up and delivery operation or continue such operations with companies which maintain wage standards established by this Agreement in the area where the work is conducted. This exception shall not apply in any circumstance where an Employer is presently engaged in pick-up and delivery operations either through his/her own terminal or through companies which maintain such wage standards.

     (c)  Non-Adjoining Pick-Up and Delivery

Operations

The parties further agree that with respect to all subsequently established over-the-road and local cartage operations and terminals of the signatory Employer which do not adjoin, but are utilized and controlled as part of, current over-the-road and local cartage operations, the provisions of Article 2, Section 3(a) shall govern so that when a majority of the eligible employees of the signatory Employer performing work at that location execute a card authorizing a signatory Local Union to represent them as their collective bargaining agent at the terminal location, then, such employees shall automatically be covered by this Agreement and the applicable Supplemental Agreements.

     (d) Operations permitted by Article 29, and not in violation of any other provisions of this Agreement, are not to be considered as extensions of current operations within the meaning of Section 4.

Article 32, Section 5

Section 5.

For the purpose of preserving work and job opportunities, the National Grievance Committee may define the circumstances and adopt procedures by which an Employer and a Local Union, parties to this Agreement, may in compliance therewith enter into a Special Circumstance Agreement which does not meet the standards provided herein.

Section 6.

Grievances arising under this Article shall be processed on an expedited basis pursuant to the procedures contained in Article 8, Section 1(a).

                                 ARTICLE 33.
                            COST-OF-LIVING (COLA)

All regular employees, subject to this Agreement, shall be covered by the provisions of a cost-of-living allowance as set forth in this Article.

The amount of the cost-of-living allowance shall be determined as provided below on the basis of the "Consumer Price Index for Urban Wage Earners and Clerical Workers, CPI-W, (Revised Series Using 1982-84 Expenditure Patterns), All Items (1982-84=100), published by the Bureau of Labor Statistics, U.S. Department of Labor" and referred to herein as the "Index".

Cost-of-living allowances shall be effective on April 1, 1995, April 17 1996 and April 1, 1997.

The April 1, 1995, adjustment shall be calculated by the difference between the January, 1994, Index and the January, 1995, Index.

The April 1, 1996, adjustment shall be calculated by the difference between the January, 1995, Index and the January, 1996, Index.

The April 1, 1997, adjustment shall be calculated by the difference between the January, 1996, Index and the January, 1997, Index.

The cost-of-living increases shall be calculated as follows:

Article 33

For every .2 increase in the Index, there shall be a one cent ($.01) per hour or .25 mills per mile increase in the wage rates.

However, the parties agree, that in no event, will the hourly and mileage cost-of-living increases payable be lower than thirty cents ($.30) per hour or .75 cents per mile on April 1, 1995; thirty-five cents ($.35) per hour or
 .875 cents per mile on April 1, 1996; forty cents ($.40) per hour or 1.0 cent per mile on April 1, 1997; and the parties further agree that the maximum hourly and mileage cost-of-living increases payable on April 1, 1995, will be thirty cents ($.30) per hour or .75 cents per mile; on April 1, 1996, thirty-five cents ($.35) per hour or .875 cents per mile; and on April 1, 1997, forty cents ($.40) per hour or 1.0 cent per mile.

For the duration of this Agreement only, all cost-of-living allowances shall become a fixed part of the base rate for all classifications on the effective date of each cost-of-living allowance. A decline in the Index shall not result in a reduction of classification base rates.

In the event the appropriate Index figure is not issued before the effective date of the cost-of-living adjustment, the cost-of-living adjustment that is required will be made at the beginning of the first (lst) pay period after receipt of the Index and will be made retroactive to the effective date.

In the event the Bureau of Labor Statistics should revise or correct an applicable Index figure, any adjustment that may be required in the cost-of-living adjustment shall be effective at the beginning of the first (lst) pay period after receipt of the revised or corrected Index figure and no retroactive adjustments will be made.

In the event that the Index shall be revised or discontinued and in the event the Bureau of Labor Statistics, U.S. Department of Labor, does not issue information which would enable the Employer and the Union to know what the Index would have been had it not been revised or discontinued, then the Employer and the Union will meet, negotiate, and agree upon an appropriate substitute for the Index. Upon the failure of the parties to agree in such negotiations within sixty (60) days, thereafter, each party shall be permitted all lawful economic recourse to support its request. The parties agree that the notice provision provided herein shall be accepted by all parties as compliance with the notice requirements of applicable law, so as to permit economic action at the expiration thereof.

                                 ARTICLE 34.
                                GARNISHMENTS

In the event of notice to an Employer of a garnishment or impending garnishment, the Employer may take disciplinary action if the employee fails to satisfy such garnishment within a seventy-two (72)-hour period (limited to working days) after notice to the employee. However, the Employer may not discharge any employee by reason of the fact that his earnings have been subject to garnishment for any one (1) indebtedness. If the Employer is notified of three (3) garnishments irrespective of whether satisfied by the employee within the seventy-two (72)-hour period, the employee maybe subject to discipline, including discharge in extreme cases. However, if the Employer has an established practice of discipline or discharge with a fewer number of garnishments or impending garnishments, if the employee fails to adjust the matter within the seventy-two (72)-hour period, such past practice shall be applicable in those cases.

                                 ARTICLE 35.

Section 1. Employee's Bail

Employees will be bailed out of jail if accused of any offense in connection with the faithful discharge of their duties, and any employee forced to spend time in jail or in courts shall be compensated at his/her regular rate of pay. In addition, he/she shall be entitled to reimbursement for his/her meals, transportation, court costs, etc.; provided, however, that faithful discharge of duties shall in no case include compliance with any order involving commission of a felony. In case an employee shall be subpoenaed as a company witness, he/she shall be reimbursed for all time lost and expenses incurred.

Section 2. Suspension or Revocation of License

In the event an employee receives a traffic citation for a moving violation which would contribute to a suspension or revocation or suffers a suspension or revocation of his/her right to drive the company's equipment for any reason, he/she must promptly notify his/her Employer in writing. Failure to comply will subject the employee to

Article 35, Section 2

disciplinary action up to and including discharge. If such suspension or revocation comes as a result of his/her complying with the Employees instruction, which results in a succession of size and weight penalties or because he/she complied with his/her Employer's instruction to drive company equipment which is in violation of DOT regulations relating to equipment or because the company equipment did not have either a speedometer or a tachometer in proper working order and if the employee has notified the Employer of the citation for such violation as above mentioned, the Employer shall provide employment to such employee at not less than his/her regular earnings at the time of such suspension for the entire period thereof.

When an employee in any job classification requiring driving has his/her operating privilege or license suspended or revoked for reasons other than those for which the employee can be discharged by the Employer, a leave of absence, not to exceed three (3) years, shall be granted for such time as the employee's operating privilege or license has been suspended or revoked.

Section 3. Alcohol and Drug Use

PREAMBLE

While abuse of alcohol and drugs among our members/employees is the exception rather than the rule, the Teamsters National Freight Industry Negotiating Committee and the Employers signatory to this Agreement share the concern expressed by many over the growth of substance abuse in American society.

The parties have agreed that the Drug and Alcohol Abuse Program will be modified in the event that further federal legislation or Department of Transportation regulations provide for revised testing methodologies or requirements. The parties have incorporated the appropriate changes required by the applicable DOT drug testing rules under 49 CFR Part 40, and agree that if new federally mandated changes are brought about, they too will become part of this Agreement. The drug testing procedure, agreed to by labor and management, incorporates state-of-the-art employee protections during specimen collection and laboratory testing to protect the innocent.

In order to eliminate the safety risks which result from alcohol or drugs, the parties have agreed to the following procedures:

Article 35, Section 3

NMFA UNIFORM TESTING PROCEDURE

     (a)  Probable Suspicion Testing

In cases in which an employee is acting in an abnormal manner and at least one (1) supervisor, two (2) if available, have probable suspicion to believe that the employee is under the influence of controlled substances, the Employer may require the employee (in the presence of a union shop steward, if possible) to go to a medical clinic to provide both urine and blood specimens for laboratory testing. The supervisor(s) must have received training in the signs of drug intoxication in a prescribed training program which is endorsed by the Employer. Probable suspicion means suspicion based on specific personal observations that the Employer representative (s) can describe concerning the appearance, behavior, speech or breath odor of the employee. The supervisor(s) must make a written statement of these observations within twenty-four (24) hours. A copy must be provided to the shop steward or other union official after the employee is discharged. Suspicion is not probable and thus not a basis for testing if it is based solely on third (3rd) party observation and reports. If requested, the employee will sign a consent form authorizing the clinic to withdraw specimens of blood and urine and release the results of the urine laboratory testing to his/her Employer's Medical Review Officer, in the case of DOT covered employees, and the blood testing results to the Employer, but shall not be required to waive any claim or cause of action under the law. For all purposes herein, the parties agree that the terms "probable suspicion" and "reasonable cause" shall be synonymous.

An employee may raise an affirmative defense that the positive blood test result was attributable to the proper use of a prescription medication. If the employee raises such a defense to the Company, at the employee's request, the Company shall refer the employee to a qualified physician to discuss the employee's explanation for the positive blood test result. The qualified physician may decide that there is a legitimate explanation and declare the blood drug test to be negative. The employee may be required to provide evidence that a prescription has been lawfully prescribed by a physician.

A refusal to provide either specimen will constitute a presumption of intoxication and the employee will be subject to discharge without the receipt of a prior warning letter. In the case of a non-DOT

Article 35, Section 3

covered employee who is unable to provide a urine specimen after a reasonable waiting period [not to exceed one (1) hour], the Employer may terminate the procedure and proceed with laboratory testing based upon blood specimens alone. In DOT-covered cases, if the employee is unable to produce 3OmL of urine, he/she shall be given fluids to drink and shall remain at the collection site under observation until able to produce a 3OmL specimen, for up to eight (8) hours at the Employer's option. If still unable to produce a 3OmL specimen, the blood specimen will be forwarded to the lab for analysis, and the employee shall be referred for medical evaluation. Contractual time limits for disciplinary action, as set forth in the appropriate Supplemental Agreement, shall begin on the day on which specimens are drawn. In the event the Employer alleges only that the employee is intoxicated on alcohol and not drugs, previously agreed-to procedures under the appropriate Supplemental Agreement for determining alcohol intoxication shall apply.

In the event the Employer is unable to determine whether the abnormal behavior is due to drugs or alcohol, the drug testing procedure contained herein shall be used. If the laboratory results are not known prior to the expiration of the contractual time period for disciplinary action, the cause for disciplinary action shall specify that the basis for such disciplinary action is for "alcohol and/or drug intoxication."

     (b)  DOT Random Testing

It is agreed by the parties that random urine drug testing will be implemented only in accordance with the DOT rules under 49 CFR Part 391, Subpart H.

It is agreed that the Employer shall discontinue urine drug testing in conjunction with the DOT physical after the Employer has implemented its random urine drug testing program and is testing at the fifty percent (50%) rate.

The method of selection for random urine drug testing will be neutral so that all employees subject to testing will have an equal chance to be randomly selected.

The term "employees subject to testing" under this agreement is meant to include any employee required to have a DOT physical examination under the Department of Transportation regulations.

Article 35, Section 3

Employees out on long term injury or disability for any reason shall be removed from the random pool.

The provisions of Article 35, Section 3(f)(3) (Split Sample Procedures), and
Article 35, Section 3(j)(1) (One-Time Rehabilitation), shall apply to random urine drug testing.

     (c)  Non-Suspicion-Based Post-Accident Testing

Non-suspicion-based post-accident testing is defined as urine drug testing as a result of an accident when the driver is issued a citation for a moving traffic violation arising from an accident. Urine drug testing will be required after accidents meeting the following conditions and drivers are required to present themselves for such testing within thirty-two (32) hours after such accident:

"Accident" means an occurrence involving a commercial motor vehicle operating on a public road which results in: (i) A fatality; (ii) bodily injury to a person who, as a result of the injury, immediately receives medical treatment away from the scene of the accident; or (iii) one or more motor vehicles incurring disabling damage as a result of the accident, requiring the vehicle(s) to be transported away from the scene by tow truck or other vehicle.

The driver has the responsibility to make himself/herself available for urine drug testing within the thirty-two (32) hour period in accordance with the procedures outlined in this Subsection. The driver is responsible to notify the Employer upon receipt of a citation and to note receipt thereof on the accident report. Failure to so notify the Employer shall subject the driver to disciplinary action.

If a driver receives a citation for a moving violation more than thirty-two
(32) hours after a reportable accident, he/she shall not be required to submit to post-accident urine drug testing.

The Employer shall make available a urine drug testing kit and an appropriate collection site for the driver to provide specimens.

The provisions of Article 35, Section 3(f)(3) (Split Sample Procedures), and
Article 35, Section 3(j)(1) (One-Time Rehabilitation), shall apply to non-suspicion-based post-accident urine drug testing.

Article 35, Section 3

     (d)  Chain of Custody Procedures

Any specimens collected for drug testing shall follow the DHHS/DOT (Department of Health and Human Services/Department of Transportation) specimen collection procedures. At the time specimens are collected for any drug testing, the employee shall be given a copy of the specimen collection procedures. In the presence of the employee, the specimens are to be sealed and labeled. As per DOT regulations, it is the employee's responsibility to initial the specimens, additionally ensuring that the specimens tested by the laboratory are those of the employee. The required procedure follows:

     (1) For probable suspicion testing, blood shall be drawn first. The blood specimen shall be taken promptly with as little delay as possible. Immediately after the specimens are drawn, the individual test tubes shall, in the presence of the employee, be sealed and labeled and the employee has the responsibility to identify each specimen and initial same. Urine is similarly collected, sealed, labeled and initialed. Following collection, the specimens shall be placed in the transportation container together with the appropriate copies of the chain of custody form. The transportation container shall then be sealed in the employee's presence. The employee has the responsibility to initial the outside of the container. The container shall be sent to the designated testing laboratory on the same day or on the next normal business day, by air courier or other fastest available means.

     (2) Where urine specimens are to be provided, at least 3OmL of specimen shall be collected and placed in one (1) self-sealing, screw-capped container. Urine specimen in excess of the first (lst) 3OmL shall be placed in a second (2nd) such container. They shall be sealed, labeled and initialed by the employee without the containers leaving the employee's presence. The employee has the responsibility to identify each specimen and initial same. Following collection, the specimens shall be placed in the transportation container together with the appropriate copies of the chain of custody form. The transportation container shall then be sealed in the employee's presence. The employee has the responsibility to initial the outside of the container. The container shall be sent to the designated testing laboratory at the earliest possible time by the fastest available means.

Article 35, Section 3

In this urine collection procedure, urine shall be obtained directly in a wide-mouthed single-use specimen container, which shall remain in full view of the employee until transferred to tamper-resistant urine bottles, and sealed and labeled, and the employee has initialed the bottles. At the employee's request, he/she may void directly into the two (2) self-sealing tamper-resistant urine bottles in the kit.

It is recognized that the Employer has the right to request the clinic personnel administering a urine drug test to take such steps as checking the color and temperature of the urine specimen(s) to detect tampering or substitution, provided that the employee's right to privacy is guaranteed and in no circumstances may observation take place while the employee is producing the urine specimens, unless required by DOT regulations. If it is established that the employee's specimen has been intentionally tampered with or substituted by the employee, the employee is subject to discipline as if the specimen tested positive. In order to deter adulteration of the urine specimen during the collection process, physiologic determinations such as creatinine, specific gravity and/or chloride measurements may be performed by the laboratory.

Any findings by the laboratory outside the "normal" ranges for creatinine, specific gravity and/or chloride shall be immediately reported to the Company's MRO for determination as to whether another specimen should be drawn.

The parties recognize that the key to chain of custody integrity is the immediate sealing and labeling of the specimen in the presence of the tested employee. If each container is received undamaged at the laboratory properly sealed, labeled and initialed, consistent with DOT regulations as certified by the laboratory, the Employer may take disciplinary action based upon properly obtained laboratory results.

     (e)  Drug Testing Kits

     (1) Blood and Urine Sample Kits (Probable Suspicion Kits)

The contents of the blood and urine sample kits shall be as follows:

Article 35, Section 3

     a. Security seals for sealing, initialing and labeling each blood vial.

     b.   Non-alcohol antiseptic swab (providone-iodine 10%).

     c.   Holder for evacuated tube and needle.

     d.   20 gauge x 1.5" multiple sterile pyrogen-free needle.

     e. One (1) sterile evacuated GRAY top blood collection tube con-taining 100 mg sodium fluoride and 20 mg potassium oxalate (or in the same proportion), and one (1) sterile evacuated blood collection tube without anticoagulant, preservative - e.g., RED top tube.

     f. Two (2) screw-capped self-sealing tamper-resistant urine collection bottles of appropriate capacities (for kits manufactured after April, 1994).

     g.   Instructions for specimen collection.

The chain of custody form shall be completed by the hospital/clinic personnel during specimen collection and the appropriate copies for the laboratory placed with the blood and urine specimens into the transportation container. The exterior of the container must then be secured (e.g., by placing the tamper-proof Box Seal over the outlined area). If physically capable, the employee has the responsibility to initial the sealed transportation container.

     (2) Urine Collection Kits

The contents of the urine collection kit shall be as follows:

     a. Two (2) screw-capped self-sealing tamper-resistant urine collection bottles of appropriate capacities, one of which contains a temperature reading device affixed to the outside of the container capable of registering the urine temperature specified in the DOT regulations.

     b. A uniquely numbered (i.e. Specimen Identification Number) DOT approved chain of custody form with similarly numbered Bottle Custody Seals, and a transportation kit seal (e.g., Box Seal) shall be utilized during the urine collection process and completed by the collection site person. The appropriate laboratory copies are to be placed into the transportation container with the urine specimens. The exterior of the transportation kit shall then be secured, e.g., by placing the tamper-proof Box Seal over the outlined area.

Article 35, Section 3

The employee has the responsibility to initial the sealed transportation container.

     c. Shrink-wrapped or similarly protected kits shall be used in all instances pertaining to (1) and (2) above.

     (f)  Laboratory Requirements

     (1)  Urine Testing

In testing urine samples, the testing laboratory shall test specifically for those drugs and classes of drugs and employing the test methodologies and cutoff levels covered in the DOT Regulations 49 CFR, Part 40.

     (2)  Specimen Retention

All specimens deemed "positive" by the laboratory, according to the prescribed guidelines, must be retained at the laboratory for a period of one
(1) year.

     (3)  Split Sample Procedure

There will be an optional split sample procedure available to all employees selected for urine drug testing. When any test kit is received by the laboratory, the "primary" sealed urine specimen bottle shall be immediately removed for testing, and the remaining "split" sealed bottle shall be placed in secured storage. Such specimen shall be placed in refrigerated storage if it is to be tested outside of the DOT mandated period of time.

The employee will be given a shrink-wrapped or similarly protected urine collection kit containing two (2) containers for the urine specimen. One (1) container must contain at least 3OmL of urine, and urine in excess of the first (lst) 3OmL shall be placed in the second (2nd) container. Both shall be sealed in the employee's presence, initialed by the employee, then forwarded to an approved laboratory for testing. If the employee is advised by the MRO that the first (1st) urine sample tested positive, in a random or post accident urine drug test, or if the urine portion of a probable suspicion test is positive after the blood tests negative, the employee may, within seventy-two (72) hours of receipt of actual notice, request that the second (2nd) urine specimen be forwarded by the first laboratory to another independent and unrelated approved laborato-

Article 35, Section 3

ry of the parties' choice for GC/MS confirmatory testing of the presence of the drug. If the employee chooses to have the second (2nd) sample analyzed, he/she shall at that time execute a special checkoff authorization form to ensure payment by the employee. If the employee chooses the optional split sample procedure, disciplinary action can only take place after the first
(lst) laboratory reports a positive finding and the second (2nd) laboratory confirms the presence of the drug. However, the employee may be taken out of service once the first (lst) laboratory reports a positive finding while the second (2nd) test is being performed. If the second (2nd) test is positive, and the employee wishes to use the rehabilitation options of this Section, the employee shall reimburse the Employer for the cost of the second (2nd) sample's analysis before entering the rehabilitation program. If the second
(2nd) laboratory report is negative, the employee will be reimbursed for the cost of the second (2nd) test and for all lost time. It is also understood that if an employee opts for the split sample procedure, contractual time limits on disciplinary action in the Supplements are waived.

     (4)  Laboratory Accreditation

All laboratories used to perform urine drug testing pursuant to this Agreement must be accredited by the Substance Abuse & Mental Health Services Administration (SAMHSA).

Laboratories that have not previously been approved for blood drug testing but which desire to begin such testing, pursuant to this Agreement, must apply to the parties for approval and be added to the approved list before testing.

     (g)  Laboratory Testing Methodology

The initial testing shall be by immunoassay which meets the requirements of the Food and Drug Administration for commercial distribution. The initial cutoff levels used when screening urine specimens to determine whether they are negative or positive for various classes of drugs shall be those contained in the Scientific and Technical Guidelines for Federal Drug Testing Programs (subject to revision in accordance with subsequent amendments to the HHS Guidelines) -

All specimens identified as positive on the initial test shall be confirmed using gas chromatography/mass spectrometry (GC/MS) tech-

Article 35, Section 3

niques. Quantitative GC/MS confirmation procedures to determine whether the test is negative or positive for various classes of drugs shall be those contained in the Scientific and Technical Guidelines for Federal Drug Testing Programs (subject to revision in accordance with subsequent amendments to the HHS Guidelines).

All specimens which test negative on either the initial test or the GC/MS confirmation test shall be reported only as negative. Only specimens which test positive on both the initial test and the GC/MS confirmation test shall be reported as positive.

When a grievance is filed as a result of a positive drug test, the Employer shall obtain the test results from the laboratory relating to the drug test, and shall provide a copy to the Union.

     (2)  Blood Testing

In testing blood specimens, the testing laboratory will analyze blood/serum by using gas chromatography/mass spectrometry as appropriate.

In probable suspicion testing, a "positive" finding for cannabinoids will be forensically reported under any of the following results obtained after testing blood specimens by gas chromatography/mass spectrometry:

     a. The blood/serum contains at least two (2) and up to five (5) nanograms THC/mL and at least ten (10) nanograms THC metabolites/mL.

     b. The blood/serum contains at least five (5) or more nanograms THC/mL, regardless of the THC metabolite concentration.

     c. The blood/serum contains twenty (20) or more nanograms THC metabolites/mL, regardless of THC concentration.

If none of the above blood marijuana findings results are obtained, a "negative" finding shall be reported.

Where other Schedule I and II drugs in blood are detected, the laboratory is to report a positive test based on a forensically acceptable positive quantum of proof. All positive test results must be reviewed by the certifying scientist and certified as accurate.

All positive test results must be reviewed by the certifying scientist and certified as accurate.

Article 35, Section 3

     (3)  Prescription and Non-prescription Medications

If an employee is taking a prescription or non-prescription medication in the appropriate described manner he/she will not be disciplined. Medications prescribed for another individual, not the employee, shall be considered to be illegally used and subject the employee to discipline.

     (4)  Medical Review Officer (MRO)

The Medical Review Officer (MRO) shall be a licensed physician with the knowledge of substance abuse disorders. The MRO shall review and interpret all urine drug test results, as required by the DOT for all employees tested for drugs under this Agreement, from the laboratory and shall examine alternate medical explanations for such positive tests. Prior to the final decision to verify a positive urine drug test result, all employees shall have the opportunity to discuss the results with the MRO. If the employee has not discussed the results of the positive urine drug test with the MRO within five (5) days after being contacted, or refuses the opportunity to do so, the MRO shall proceed with the positive verification.

     (h)  Leave of Absence Prior to Testing

     (1) An employee shall be permitted to take leave of absence for the purpose of undergoing treatment pursuant to an approved program of alcoholism or drug use. The leave of absence must be requested prior to the commission of any act subject to disciplinary action.

     (2) Such leave of absence shall be granted on a one (1)-time basis and shall be for a maximum of sixty (60) days unless extended by mutual agreement. While on such leave, the employee shall not receive any of the benefits provided by this Agreement or Supplements thereto except continued accrual of seniority, nor does this provision amend or alter the disciplinary provision.

     (3) Employees requesting to return to work from a leave of absence for drug use or alcoholism shall be required to submit to testing as provided for in Part (j) of this Section. Failure to do so will subject the employee to discipline including discharge without the receipt of a prior warning letter.

Article 35, Section 3

     (4) The provisions of this Section shall not apply to probationary employees.

     (i)  Disciplinary Action Based on Positive Test Results

Consistent with past practice under this Agreement, and notwithstanding any other language in any Supplement, the Employer may take disciplinary action based on the test results as follows:

     (1) If a laboratory, following the procedures described in Parts (f) and (g), reports that a urine test is positive, the employee shall be subject to discharge (except as provided in Part (j))

     (2) The following actions shall apply in probable suspicion testing based on DOT and contractual mandates.

     a. If the blood test is positive according to the procedures described in Parts (f) and (g), the employee shall be subject to discharge.

     b. If the blood test is negative and the urine test is positive, the employee shall be medically unqualified as prescribed by the DOT regulations.

     c. If the blood test is negative and the urine test is negative, the employee shall be immediately returned to work and made whole for all lost earnings.

     (3) If test results show a blood alcohol concentration equal to or above the level previously determined by the appropriate Supplemental Agreement for alcohol intoxication, the employee shall be subject to discharge pursuant to the Supplemental Agreement.

     (j)  Return to Employment After a Positive Urine Drug Test

     (1) Any employee testing positive for drugs in a urine drug test, thereby subjecting the employee to discipline, shall be granted reinstatement on a one (1)-time lifetime basis if the employee successfully completes a program of evaluation and/or rehabilitation which has been approved by the applicable Health & Welfare Fund where such is the practice. Any cost of evaluation and/or rehabilitation, over and above that paid for by the applicable Health & Welfare Fund, must be borne by the employee.

Article 35, Section 3

     (2) Employees electing the one-time lifetime evaluation and/or rehabilitation must notify the Company within ten (10) days of being notified by the Company of a positive urine drug test. The evaluation process and/or rehabilitation program must take a minimum of ten (10) days. The employee must begin the evaluation process and/or rehabilitation program within fifteen (15) days after notifying the Company. The employee must request reinstatement promptly after successful completion of the evaluation process and/or rehabilitation program. After the minimum ten (10) day period, the employee may request reinstatement, but must first provide a negative urine drug test, to be conducted by a clinic and laboratory of the Employer's choice, before the employee can be reinstated. Any employee choosing to protest the discharge must file a protest under the applicable Supplement. After the discharge is sustained, the employee must notify the Company within ten (10) days of the date of the decision, of the desire to enter the evaluation process and/or rehabilitation program.

     (3) While undergoing treatment, the employee shall not receive any of the benefits provided by this Agreement or Supplements thereto except continued accrual of seniority.

     (4) Upon being reinstated, and after providing the negative drug test provided in Subpart (2) of this Subsection, the employee will be subject to three (3) additional tests for drugs without prior notice. Two (2) of these tests will occur within the six (6) months of the employee's reinstatement and the third (3rd) test to occur within the six (6) to twelve (12) month period after the employee's return to employment. A positive test result as set forth in Part (g) of this Section or a refusal to submit to testing shall result in discharge without the receipt of a prior warning letter.

     (k)  Special Grievance Procedure

     (1) The parties shall together create a Special Conference Joint Area Committee consisting of an equal number of employer and union representatives to hear drug-related discipline disputes. All such disputes arising after the establishment of the Special Conference Joint Area Committee shall be taken up between the Employer and Local Union involved. Failing adjustment by these parties, the dispute shall be heard by the Special Conference Joint Area Committee within ninety (90) days of the Committee's receipt

Article 35, Section 3

of the dispute. Where the Special Conference Joint Area Committee, by majority vote, settles a dispute, such decision shall be final and binding on both parties with no further appeal. Where the Special Conference Joint Area Committee is unable to agree on or come to a decision on a dispute, the dispute will be referred to the National Grievance Committee.

     (2) The procedures set forth herein may be invoked only by the authorized Union Representative or the Employer.

     (l)  Paid-for Time

     (1)  Training

Employees undergoing substance abuse training as required by the DOT will be paid for such time and the training will be scheduled in connection with the employee's normal work shift, where possible.

     (2)  Testing

Employees subject to testing and selected by the random selection process for urine drug testing shall be compensated at the regular straight time hourly rate of pay in the following manner provided that the test is negative:

     A.   Random Drug Tests

     1.   for all time at the collection site.

     2. (a) for travel time one way if the collection site is reasonably en route between the employee's home and the terminal, and the employee is going to or from work; or

     (b) for travel time both ways between the terminal and the collection site, only if the collection site is not reasonably en route between the employee's home and the terminal.

     3. When an employee is on the clock and a random drug test is taken any time during the employee's shift, and the shift ends after eight (8) hours, the employee is paid time and one-half for all time past the eight (8) hours.

     4. The Employer will not require the city employee to go for urine drug testing before the city employee's shift, provided the collec-

Article 35, Section 3

tion site is open during or immediately following the employee's shift.

  5. During an employee's shift, an employee will not be required to use his/her personal vehicle from the terminal to and from the collection site to take a random drug test.

  6. If a road driver is called at home to take a random drug test at a time when the road driver is not en route to or from work, the driver shall be paid, in addition to all time at the collection site, travel time both ways between the driver's home and the collection site with no minimum guarantee.

  B.   Non-Suspicion-Based Post-Accident Testing

  1. In the event of a non-suspicion-based post-accident testing situation, where the employee has advised the Employer of the issuance of a citation for a moving violation, but the Employer does not direct the employee to be tested immediately, but sends the employee for testing at some later time [during the thirty-two (32) hour period], the employee shall be paid for all time involved in testing, from the time the employee leaves home until the employee returns home after the test.

  2. When the Employer takes a road driver out of service and directs the employee to be tested immediately, the Employer will make arrangements for the road driver to return to his/her home terminal in accordance with the Supplemental Agreement.

Section 4.

The parties agree that they will negotiate language to be incorporated in this Agreement consistent with the drug and alcohol testing regulations published by the U.S. Department of Transportation and the Federal Highway Administration in the Federal Register of February 15, 1994, to become effective January 1, 1995. These rules amend 49 CFR Parts 40, 391, 392 and 395, and create Part 382 Controlled Substance and Alcohol Use Testing. The parties also agree that such language shall be agreed upon no later than November 1, 1994.

                                 ARTICLE 36.
                         NEW ENTRY (NEW HIRE) RATES

Section 1.  New Entry Rates

Effective April 1, 1991, all regular employees hired on or after that date shall receive the following hourly and/or mileage rates of pay:

     (a)  Effective first (1st) day of employment - 85% of the current rate.
     (b) Effective first (1st) anniversary date of employment - 90% of the current rate.
     (c) Effective eighteen (18) months from the first (1st) date of employment - 100% of the current rate.

The above rates of pay shall not apply to casual employees.

The term" current rate" is the applicable hourly and/or mileage rte of pay for the job classification including all wage and guaranteed cost-of-living adjustments payable under this Agreement.

Section 2.  New Entry Rates (Effective October 1, 1994)

Effective October 1, 1994, all regular employees hired on or after that date shall receive the following hourly and/or mileage rates of pay:

     (a) Effective first (1st) day of employment 75% of the April 6, 1994 rate.
     (b) Effective first (1st) day of employment plus one year - 80% of the April 6, 1994 rate.
     (c) Effective first (1st) day of employment plus eighteen (18) months - 90% of the April 6, 1994 rate.
     (d) Effective first (1st) day of employment plus two (2) years - 100% of the current rate.

The above rates of pay shall not apply to casual employees.

Article 36, Section 2

The term "current rate" is the applicable hourly and/or mileage rate of pay for the job classification including all cost-of-living adjustments, under this Agreement.

                                 ARTICLE 37.
                             NON-DISCRIMINATION

The employer and the Union agree not to discriminate against any individual with respect to hiring, compensation, terms or conditions of employment because of such individual's race, color, religion, sex, age, or national origin nor will they limit, segregate or classify employees in any way to deprive any individual employee of employment opportunities because of race, color, religion, sex, age, or national origin or engage in any other discriminatory acts prohibited by law. This Article also covers employees with a qualified disability under the Americans with Disabilities Act.

                                 ARTICLE 38

Section 1.  Sick Leave

Effective April 1, 1980 and thereafter, all Supplemental Agreements shall provide for five (5) days of sick leave per contract year.

Sick leave not used by March 31, of any contract year will be paid on March 31 at the applicable hourly rate in existence on that date. Each day of sick leave will be paid for on the basis of eight (8) hours' straight-time pay at the applicable hourly rate.

Sick leave will be paid to eligible employees beginning on the third (3rd) working day of absence due to sickness or accident except where the employee is hospitalized prior to that date when it will be paid beginning on the date of hospitalization.

The additional sick leave days referred to above shall also be included in those Supplements containing sick leave provisions prior to April 1, 1976. The National Negotiating Committees may develop rules and regulations to apply to sick leave provisions negotiated in the 1976 Agreement and amended in this Agreement uniformly to

ARTICLE 38, Section
1
the Supplements. The Committee shall not establish rules and regulations for sick leave programs in existence on March 31, 1976.

Section 2.  Jury Duty

Effective April 1, 1979, al regular employees called for jury duty will receive the difference between eight (8) hours pay at the applicable hourly wage and actual payment received for jury service for each day jury duty to a maximum of ten (10) days pay for each contract year.

When such employees report for jury service on a scheduled workday, they will not unreasonably be required to report for work that particular day.

Time spent on jury service will be considered time worked for purposes of Employer contributions to health & welfare and pension plans, vacation eligibility and payment, holidays and seniority, in accordance with the applicable provisions of the Supplemental Agreements to a maximum of ten (10) days for each contract year.

Section 3.  Family and Medical Leave Act

All employees who worked for the Employer for a minimum of twelve (12) months and worked at least 1250 hours during the past twelve (12) months are eligible for unpaid leave as set forth in the Family and Medical Leave Act of 1993.

Eligible employees are entitled to up to a total of 12 weeks of unpaid leave during any twelve (12) month period for the following reasons:

     1. Birth or adoption of a child or the placement of a child for foster care;
     2. To care for a spouse, child or parent of the employee due to a serious health condition;
     3.   A serious health condition of the employee.

The employee's seniority rights shall continue as if the employee had not taken leave under this Section, and the Employer will maintain health insurance coverage during the period of the leave.

Article 38, Section 3

The Employer may require the employee to substitute accrued paid vacation or other paid leave for part of the twelve (12) week leave period.

The employee is required to provide the Employer with at least thirty (30) days advance notice before FMLA leave begins if the need for leave is foreseeable. If the leave is not foreseeable, the employee is required to give notice as soon as practicable. The Employer has the right to require medical certification of a need for leave under this Act. In addition, the Employer has the right to require a second (2nd) opinion at the Employer's expense. If the second opinion conflicts with the initial certification, a third opinion from a health care provider selected by the first and second opinion health care providers, at the Employer's expense may be sought, which shall be final and binding. Failure to provide certification shall cause any leave taken to be treated as an unexcused absence.

As a condition of returning to work, an employee who has taken leave due to his/her own serious health condition must be medically qualified to perform the functions of his/her job. In cases where employees fail to return to work the provisions of the applicable Supplemental Agreement will apply.

It is specifically understood that an employee will not be required to repay any of the contributions for his/her health insurance during FMLA leave. No employee will be disciplined for requesting or taking FMLA leave under the contract absent fraud, misrepresentation, or dishonesty.

Disputes arising under this provision shall be subject to the grievance procedure.

The provisions of this Section are in response to the federal FMLA and shall not supersede any state or local law which provides for greater employee rights.

                                 ARTICLE 39.
                                  DURATION

Section 1.

This Agreement shall be in full force and effect from April, 1994, to and including March 31, 1998, and shall continue from year to year thereafter unless written notice of desire to cancel or terminate this Agreement is served by either party upon the other at least sixty (60) days prior to date of expiration.

When notice of cancellation or termination is given under this Section, the Employer and the union shall continue to observe all terms of this Agreement until impasse is reached in negotiations, or until either the Employer or the Union exercise their rights under Section 3 of this Article.

Section 2.

Where no such cancellation or termination notice is served and the parties desire to continue said Agreement but also desire to negotiate changes or revisions in this Agreement, either party may serve upon the other a notice at least sixty (60) days prior to March 31, 1998 or March 31st of any subsequent contract year, advising that such party desires to revise or change terms or conditions of such Agreement.

Section 3.

The Teamsters National Freight Industry Negotiating Committee, as representative of the Local Unions or the signator Employer or the authorizing Employer Associations, shall each have the right to unilaterally determine when to engage in economic recourse (strike or lockout) on or after April 1, 1998, unless agreed to the contrary.

Section 4.

Revisions agreed upon or ordered shall be effective as of April 1, 1998 or April 1st of any subsequent contract year.

Article 39, Section 5

Section 5.

In the event of an inadvertent failure by either party to give the notice set forth in Sections 1 and 2 of this Article, such party may give such notice at any time prior to the termination or automatic renewal date of this Agreement. If a notice is given in accordance with the provisions of this Section, the expiration date of this Agreement shall be the sixty-first
(61st) day following such notice.

Section 6.

In those circumstances where the Teamsters National Freight Industry Negotiating Committee, as representative of the Local Union, or the signatory Employer or the authorizing Employer Associations, shall have served a notice of reopening pursuant to this Article and have not been able to arrive at an agreement within six (6) months, then either side shall have the right to sixty (60) days' written notice to terminate this Agreement.

IN WITNESS WHEREOF the parties hereto have set their hands and seals this___ day of ____, 1994, to be effective April 1, 1994, except as to those areas where it has been otherwise agreed between the parties.

                           NEGOTIATING COMMITTEES
                            FOR THE LOCAL UNIONS:
                     TEAMSTER NATIONAL FREIGHT INDUSTRY
                            NEGOTIATING COMMITTEE

                             Ron Carey, Chairman
                         Dennis Skelton, Co-Chairman

                      Roland Bell             Doug Mims
                      Ray Burkhart            Ed Mireles
                      Frank Busalacchi        John Neal
                      Jimmy Carrington        Richard Nelson
                      Sam Carter              Jim Roberts
                      Ray Cash                W. C. Smith
                      George Cashman          C. Sam Theodus
                      Thomas Griffith         Lee Via
                      Harrison Lushbaugh      Harold Yates

                             FOR THE EMPLOYERS:
                          TRUCKING MANAGEMENT, INC.

                       Arthur H. Bunte, Jr., Chairman

                      Jack G. Ferrone         R. V. Pullima, Sr.
                      Donald E. Hargett       C. Kermit Scarborough
                      Gordon L. Kraemer       Fred J. Schrank
                      Kenneth F. Leedy

                           REGIONAL CARRIES, INC.

                             Tom Jones, Chairman
                          Woody Young, Co-Chairman

                      Glen Carrol             Gene Pikovsky
                      Lee Kundtz              Scott Pikovsky
                      Gregg Lundner           Skiy Rajnowski
                      Abe Marcus              Howard Reinhart
                      Peter Martin

                           REGIONAL CARRIERS, INC.

Addendum

The Agreement with Regional Carriers, Inc. contains the same wages, benefits and non-monetary provisions as contained herein, with the following exception:

Add new

Article 2, Section 5(b)

to read as follows:

The parties have agreed to consider the negotiation of Riders and Addenda to cover certain types of operations, including unionized regional operations. Such Riders and Addenda shall always be subject to approval by the Union designated committee, the Local Unions involved and, thereafter, must be ratified in a secret ballot by a majority of all of the Employer's Teamster represented employers in its nationwide bargaining unit.

                                 APPENDIX A

                      WAGE REDUCTION-JOB SECURITY PLAN
                                 GUIDELINES

Note: Each Plan Must be Approved by TNFINC.

_____a _____Corporation, (hereinafter called the "Company:") hereby establishes The ___Wage Reduction - Job Security Plan, (hereinafter the "Plan") for the benefit of all of its employees. These guidelines for establishing this Plan were created for the express purpose of allowing freight companies the ability to compete and provide job security for Teamster bargaining unit employees. This plan has been approved per Article 6, Section 2, of the National Master Freight Agreement.

     1. Employee Eligibility. During the period in which the Plan is effective, each full time employee of the Company (Bargaining Unit and/or Non-Bargaining Unit) shall participate in the Plan. For purposes of the Plan, the term "full time employee" means an employee who is on the seniority list and is scheduled to perform work for the Company when called, including probationary employees and regular employees on lay off status but, excluding casual employees.

     2. Equal Sacrifice of Non-Bargaining Unit Employees and their Participation. All non-bargaining unit employees will participate equally in the Plan in accordance with its terms. The Company will continue the past and present practice of sharing the burden of sacrifices among all employees. The Company agrees not to increase wages (including bonuses) and benefits of current non-bargaining unit employees as an overall percentage beyond the effective overall percentage increases to be received by the bargaining unit employees. (This would exclude promotions, new hires, and, for example, data processing employees, who may be otherwise impossible to hire or retain). In the event it becomes necessary to exceed this overall percentage increase limit in order to retain employees for the efficient continued operation of the business, the Company would request approval from the TNFINC to do so.

     3. Relation to Collective Bargaining Agreement. This Plan will be mandatory for all employees, both bargaining unit and non-bar-gaining unit, since job security is the number one asset we all hope to share equally. This Plan will be effective on the agreed-to date for all those employees in the entire unit. The Plan will be submitted for secret ballot vote of all bargaining unit employees, and shall be put into effect if seventy-five percent (75%) of the bargaining unit employees voting, vote to adopt the plan.

     4. Health, Welfare and Pension Contributions. The Company agrees to continue to pay the full Health, Welfare and Pension contributions and other increases set forth in the National Master Freight Agreement and its Supplements and will continue to be signator to the National Master Freight Agreements for the life of the Plan.

     5. Dispute Settlement. As part of the Collective Bargaining Agreement, disputes pertaining to the Plan are subject to the grievance procedure contained in the National Master Freight Agreement. However, any grievance filed hereunder, by either party, shall be referred directly to the appropriate Are Conference Grievance Committee for initial hearing and disposition.

     6. Participation. An employee begins or continues participation in the Plan, on the date of Plan implementation, or, the first day of the pay period following his/her first day of regular and/or probationary employment subject to the eligibility rules above.

     7. New Hire. Newly hired employees subject to New Hire under the National Master Freight Agreement beginning after 10/1/94 will begin participation in the Plan first day of the pay period as a minimum as follows for a 15% Wage Reduction-Job Security Plan:

                                              Maximum Wage Reduction
      Time of Service                         from New Hire Rate

      Effective First Day of Employment       Receive 70% of NMFA Wages (%)

      Effective First plus One (1) Year       Receive 75% of NMFA Wages (%)

      Effective First plus 18 Months          Receive 80% of NMFA Wages (%)

      Effective First Day plus Two (2) Years  Receive 85% of NMFA Wages (%)

Any present employee still subject to New Hire Rates under the National Master Freight Agreement who began prior to 10/1/94 will participate according to his seniority date and subject to the above schedule, except that no one will move backwards in progression.

     8. Term of Plan. The term of the Plan or continued Plan shall begin on or after April 1, 1994 and shall continue in effect through March 31, 1998 or until a replacement Collective Bargaining Agreement is reached between the parties, whichever is the later.

All Plan years will commence on January 1, and end on December 31. Distribution of net operating profits will be prorated as appropriate for calendar years 1994 and 1998 and correspond with Plan implementation date and Plan termination date as herein provided.

     9. Determination and Sharing of Net Operating Profit. For the period from date of Plan implementation through date of Plan termination as herein provided for a 15% (maximum) plan:

                                                     % of Net Operating
                              % of Net Operating     Profit Distributed
Overall Expense               Profit Retained        to Plan Participating
Ratio Levels                  by Company             Employees (Profit Pool)

97.0 or Above                 100%                   0%
96.9 and Below                50%                    50%

(Note: The percentage of profit retention below 97.0 set forth above may vary in Plans for less than maximum allowable reduction provided in Item #11, pursuant to TNFINC approval.)

     (a) As set forth above, the Company will retain all Net Operating Profit amounts on the first three points of the Overall Expense Ratio, i.e., from 97.0 or above, irrespective of what the overall expense ratio is. A substantial portion of such net operating profit on the first three points of the Overall Expense Ratio will be reinvested back into the Company's freight operations for the purpose of continuing to provide job security for all Plan participants. The Company will distribute the requisite percentage of the Net Operating Profit in excess of the first three points of the Overall Expense Ratio, i.e., from 96.9 and below, to the participating employees.

     (b) Each participant's proportionate share of the Company's Net Operating Profit (Profit Pool) for each Plan year for which a deter-mination is being made shall equal the ratio of the individual participant's earnings for such plan year (after applicable wage reduction) divided by the total earnings by all eligible employees for such plan year, (after applicable wage reduction) multiplied by the amounts of the Company's Net Operating Profit (Profit Pool) which is available for distribution under the Plan.

For example, the distribution for an employee for the first full Plan year would be:

Individual Participant's Eligible             Profit Pool-Net Operating
Earnings for the period January 1,            Profits (for the period
through December 31.                          from January 1 through
_________________________ X                   December 31) available for
                                              distribution to
                                              Participating Employees

Overall Participating Employees'
Eligible Earnings (January 1
through December 31.)

     (c) The term "Earnings" means an employee's wage compensation only as reportable for W-2 purposes for any plan year for which a profit sharing determination is being made, less amounts otherwise includable in wage compensation which are attributable to profit sharing distributions received during such Plan year, but attributable to a preceding Plan year. Earnings attributable to wages shall include vacation, sick pay, holiday pay, funeral leave, jury duty and other paid-for-time not worked.

     (d) The term "Net Operating Profit" means all operating revenues attributable to the Company's LTL trucking operations minus all operating expenses, including other expenses and debt interest, and any other non-recurring expenses normally incurred by a regulated general freight carrier, excluding any provision for Plan distributions and income taxes, as defined under generally accepted accounting principles. This does not include extraordinary gains or losses as defined under generally accepted accounting principles.

     (e) The term "Overall Expense Ratio" means all expenses excluding any provision for Plan distributions, income taxes and extraordinary losses divided by total revenues excluding extraordinary gains, as defined under generally accepted accounting principles.

     (f) The company will provide each employee with an annual report including a basic profit and loss statement, indicating the overall results of the Plan and the individual distribution available to such employee.

     10. Distribution of Operating Profit. Distribution of the employees' share of Net Operating Profit as determined under the Plan for each calendar
(Plan) year shall be made by the Company within ninety (90) days after the close of the Company's books for such calendar (Plan) year.

     11. Wage Reduction. From and after the effective date on which an employee becomes a Participant, each employee will have or will have had
his/her gross wages or earnings reduced by    %, except for new hires. (See
Item 7.) Such wage reduction and/or reduced wages shall include vacation, sick pay, holiday pay, funeral leave, jury duty and other paid for time not worked. Wage or salary increases given during the term of the Plan will be subject to the applicable wage or salary reduction.

     12. Income and Employment Tax Withholding. The Company shall withhold all applicable federal, state and local income tax and social security or other tax from employees' wages after the reduction and subsequently from each employee's distribution under the Plan as required by applicable federal, state, or local laws and/or regulations of such greater amount as requested by the employee in writing.

     13. Access to Company Financial Records. The Company shall submit an annual operating statement in the format of the ICC report and independent audit to TNFINC, and TNFINC reserves the right on an annual basis to examine the books of the Company or utilize an independent auditor of its choice. In the event an independent auditing firm is utilized by TNFINC, the Company shall pay such independent auditor for such annual audit up to a maximum of five thousand dollars ($5,000). There shall be no inter-company charges initiated under the Plan for the purpose of defeating the Plan. The Company will not change accounting assumptions or practices, except as required to conform to governmental regulation, generally accepted accounting practices or for good business reasons; and in no event will such assumptions or practices be changed to evade or defeat the purposes of this Plan.

     14. Past Practices/Company Operations. The existence and maintenance of this Plan shall not limit or otherwise affect the Company's ability to continue to exercise its managerial discretion regarding the running of the Company's business, consistent with the provisions of the Collective Bargaining Agreement. A committee consisting of at least three (3), but not more than six (6) bargaining unit employees selected form among themselves shall have the right to meet and confer with top management on a semi-annual basis for purposes of being apprised and informed concerning the overall progress and results of the Company's continuing operations. TNFINC will appoint the Chairman of this committee and will have the right to send a representative to any meeting of the committee convened by the Company.

     15. Work Preservation. Where legally permissible, the Company agree not to establish any non-union regular route common carrier dry freight LTL entity. For purposes of this paragraph, the term "Company" includes the holding company. In the event the Company acquires a non-union regular route common carrier dry freight LTL entity whose operations are to be combined with those of the Company, it will negotiate with the Union concerning wages, hours and working conditions for the employees of the acquired entity. If the Company acquires a non-union regular route common carrier dry freight LTL entity which is to be operated separately from the Company, it agrees that it will recognize the Union as the representative of employees of that entity in those jobs comparable to those in the present bargaining unit based on, and after, a check by the Company of union recognition cards if signed by a majority of those employees, and the Company will not oppose or obstruct the Union in its efforts to obtain cards. The company will then negotiate with the Union concerning wages, hours and working conditions for those employees.

     16. Company Agrees Not to Terminate Plan before Termination Date Without Approval of the Union. However, if the Plan is terminated at any time, wage levels will revert or snap back to the full National Master Freight Agreement on a prospective basis and participating employees are fully vested in the pro-rated share of the profits for period of wage reduction.

     17. Bankruptcy Protection. If the Company files Chapter 7 or 11 petition or is placed in involuntary bankruptcy proceeding, this

Plan is automatically terminated and wages reverted to full National Master Freight Agreement on a prospective basis unless the Union agrees to continue the Plan.

     18. Voluntary Termination of Operation. If the company voluntarily terminates operations before the expiration of the current Collective Bargaining Agreement, the participating employees are fully vested in the prorated share of the profits for the period of wage reduction.

     19. Type of Agreement. NMFA with all applicable supplements and all IBT Agreements, whether or not supplemental to the NMFA.

     20. Transfer of Ownership. If for any reason the Company is sold, the participating employees are fully vested in the prorated share of the profits for the period of wage reduction.

     21. Resignation, Retirement or Other Termination of Employment. Any employee who resigns, retires or otherwise incurs a termination of employment, whether voluntary or involuntary, during the term of the Plan shall receive a pro rata distribution in accordance with paragraph 9 based upon his/her participation in the Plan through the date of his/her resignation, retirement or other termination of employment.

     22. Limitation to Current Ownership. Should the Company, at any time subsequent to approval of this Plan, enter into negotiations for the sale of the company the following is mutually understood:

     This Plan is limited to the current ownership, unless such current ownership and prospective purchaser obtain approval for continuance of the Plan from TNFINC after a meeting with TNFINC, such current owner and the prospective purchaser prior to the actual sale. During such meeting the feasibility of employee purchase of the Company will be discussed with the employee committee established in #14 above and with TNFINC.

(COMPANY NAME)


BY: _________________________________

                                    INDEX

                                      A

          Accident Reports                                      62
          Accretion Clause for Expanded Operations              96
          Additions to Operations, Coverage of                   6
          Agency Fees, Employment                               15
          Agency Shop                                         9-10
          Agreement, Cancellation of                           120
          Agreement, Posting of                                 71
          Agreement, Reopening of                               87
          Air-Ride Seats                                        64
          Alcohol and Drug Use                                 101
          Arbitration, Conference Panel                         35
          Arbitration, National Panel                        35-36

                                      B

          Bail, Employee's                                     100
          Bargaining Unit, Single                              6-7
          Bonds and Insurance                                   53
          Bulletin Boards, Union                                71
          Bunk Restraint Strap/Net Buckles (Sleeper Berths)     69

                                      C

          Cab Dimensions, Interior                              65
          Cancellation of Agreement                            120
          Card Check                                             5
          Cargo and Containers                                 4-5
          Casual Employees                                   12-15
          Chain of Custody Procedures                      105-106
          Change of Operations Committee                     42-43
          Change of Operations Committee Procedure           43-44
          Checkoff                                           15-17
          Closing of Terminals-Elimination of Work           47-48
          Closing, Partial Closing of Terminals
               -Transfer of Work                             45-47
          Commercial Driver's License (CDL)                     63
          Committee Authority (Mergers of Companies)            23
          Company, Transfer of Title or Interest               2-3
          Compensation Claims                                54-55

          Consumer Price Index (CP-W)                           98
          Cooperation, Union and Employer                       71
          Cost-of-Living (COLA)                              98-99

                                      D

          Damage or Loss                                        52
          Dangerous Conditions                                  62
          Discharge                                             84
          Disciplinary Action Based on Positive Test Results   112
          Diversion of Work - Parent or Subsidiary Companies    95
          Dock Operations                                    25-26
          DRIVE Contribution                                    16
          Drug and Alcohol Use                                 101
          Drug Testing, NMFA Standard Procedure            102-115
          Duration of Agreement                            120-121

                                      E

          Electronic Funds Transfer (EFT)                       17
          Elimination of Work                                47-48
          Emergency Reopening                                   87
          Employee's Bail                                      100
          Employees Bond                                        53
          Employer Recommendation                               10
          Employers Covered                                      2
          Employment, Separation of                             84
          Equipment and Safety (Preamble)                       61
          Equipment Purchases (Seniority)                       23
          Equipment, Qualifications on                          63
          Equipment, Rates for New                              29
          Equipment Reports                                  62-63
          Equipment, Requirements                            63-69
          Equipment, Safe                                    61-62
          ESOP's (see Wage Reduction-Job Security Plan
             Guidelines)                                   124-130
          Exclusive Cartage Operations                          22
          Expansion of Operations                            96-97
          Extension of Agreement to Additions to Operations      6
          Extension of Agreement to Adjoining Operations        96
          Extension of Agreement to Non-Adjoining Operations    97
          Extra Contract Agreements                          28-29

                                      F

          Fair Day's Work for Fair Day's Pay                 71-72
          Family and Medical Leave Act                     118-119
          Forklifts, Diesel Powered (Phase Out)              66-67
          Forty (40) and Out, Rule of                        25-26

                                      G

          Garnishments                                         100
          Grievance Machinery, Local and Area                30-32
          Grievance Procedure, "Innocent Until Proven Guilty"   32
          Grievance Procedure, National                      32-36
          Grievance Procedure, Special (Drug Testing)      113-114
          Grievant's Bill of rights                          30-32

                                      H

          Hazardous Materials Program                        69-70
          Hiring                                                 9
          Hot Cargo                                          50-51

                                      I

          ICC Schedule 600                                  90, 92
          Individual Employer Standards                         27
          "Innocent Until Proven Guilty"                        32
          Inspection Privileges and Employer Identification     85
          Intent of Parties                                 23, 49
          Intermodal, Job Protections
             for Current Road Drivers                           92
          Intermodal, National Committee                     93-94
          Intermodal Service                                 90-93
          Intermodal Surface Transportation
             Efficiency Act of 1991                             90

                                      J

          Joint Industry Development Committee               72-73
          Jurisdictional Disputes                               94
          Jury Duty                                            118

                                      K

          Kits, Drug Testing                               106-108
          Kits, Urine Collection                           107-108

                                      L
          Laboratory Accreditation (Drug Testing)              109
          Laboratory Requirements (Drug Testing)               108
          Law, No Violation of                                  11
          Layoff                                                48
          Leave of Absence Prior to Testing                111-112
          License Suspension or Revocation                     100
          Local Standards                                       27
          Loss or Damage                                        52

                                      M
          Maintenance of Records                             89-90
          Maintenance of Standards                           26-27
          Master Agreement                                       4
          Master Agreement, Supplements to                     4-5
          Medical Opinions, Conflicting (Modified Work)      56-57
          Medical Review Officer (MRO)                         111
          Medications, Prescription and Non-Prescription       111
          Mergers of Companies-General                       19-20
          Military Clause                                       60
          Modified Work                                      55-60
          Moving Expenses                                    44-45

                                      N
          National Institute for Occupational Safety
             and Health (NIOSH)                                 66
          National Intermodal Committee                      93-94
          National Safety and Health Committee                  69
          New Entry Rates                                      116
          New Entry Rates (Effective October 1, 1994)      116-117
          New Equipment, Rates for                              29
          Non-Covered Unites                                   5-6
          Non-Discrimination                                   117

                                      O
          Opening of Terminals                               48-49
          Other Services                                        71
          Owner-Operators                                    74-84

                                      P
          Paid-for Time (Drug Testing)                         114
          Parent or Subsidiary Companies                        95
          Parties to the Agreement                             2-3
          Passengers                                            54
          Pay Period                                            70
          Picket Lines: Sympathetic Action                      50
          Piggyback Operations                               88-89
          Posting of Agreement                               71-72
          Probable Suspicion Testing                       102-103
          Probationary Employees                             11-12
          Profit Sharing Plans (see Wage Reduction-Job
              Security Plan Guidelines)                    124-130
          Purchase of Equipment (Seniority)                     23
          Purchase of Rights (Seniority)                     21-22

                                      Q
          Qualifications (Transfers)                            49
          Qualifications on Equipment                           63

                                      R
          Rates, Highest Prevail                             23-24
          Recognition                                          7-8
          Records, Maintenance of                            89-90
          Reduction, Workweek                                   29
          Reopening of Agreement                                87
          Reports, Accident, Equipment                          62
          Revocation of License, Suspension                    100
          Riders                                                 7
          Rights, Protection of                              50-51
          Rights, Purchase of                                21-22

                                      S
          Safe Equipment                                     61-62
          Safety & Health Reports, Government Required          70
          Savings Clause                                        10
          Seniority, Change of Operations                       45
          Seniority, Cutting Board                              24
          Seniority, Continuous Classification                  49

          Seniority, Intent of Parties                          23
          Seniority, Intent of Parties
              (Change of Operations)                         49-50
          Seniority List, Active                                20
          Seniority List, Layoff                                20
          Seniority List, Posting                               24
          Seniority, Purchase of Rights                      21-22
          Seniority Rights                                      19
          Seniority, Temporary Authority                        21
          Separability and Savings Clause                       85
          Separation of Employment                              84
          Sick Leave                                           117
          Sleeper Berths                                        69
          Sleeper Operations, Safe and Healthy
              Working Environment in                            68
          Specimen Retention                                   108
          Split Sample Procedure                               108
          Standards, Individual Employer                        27
          Standards, Local                                      27
          Standards, Maintenance of                          26-27
          State Law                                              9
          Stewards                                              17
          Struck Goods                                          50
          Subcontracting                                        95
          Substitute Service                                    88
          Supplements to Master Agreement                        4
          Suspension or Revocation of License                  100
          Sympathetic Action                                50, 87

                                      T
          Temporary Authority                                   21
          Termination of Agreement                             121
          Test Results, Disciplinary Action Based on Positive  112
          Testing, Blood                                       110
          Testing, DOT Random                                  103
          Testing, Drug Kits                               106-108
          Testing, Employment Examinations (Hiring)              9
          Testing, Laboratory Methodology                      109
          Testing, Leave of Absence Prior to               111-112
          Testing, NMFA Uniform Procedure
             (Drug and Alcohol)                            102-115
          Testing, Non-Suspicion-Based Post-Accident           104

          Time Sheets and Time Clocks                           86
          Transfer of Company Title or Interest                2-3
          Transfer of Work                                   45-47

                                      U
          Uniforms                                           53-54
          Union Activities                                      74
          Union Bulletin Boards                                 71
          Unions Covered                                         2
          Union Liability (Equipment and Safety)                70
          Union Membership, Employer Recommendations to Retain  11
          Union Shop                                             8
          Unit, Multi-Employer, Multi-Union                     94
          Units, Non-Covered                                   5-6
          Unit, Single Bargaining                              6-7
          Urine Collection Kits                            107-108

                                      V
          Video Cameras for Discipline and Discharge, Use of 86-87

                                      W
          Wage Reduction-Job Security Plan Guidelines      124-130
          Work Assignments                                      17
          Work Opportunity                                   24-25
          Work Preservation (Subcontracting)                    95
          Work Stoppages                                     36-37
          Workweek Reduction                                    29